As filed with the Securities and
Exchange Commission on October 14, 2003.          Registration No.  333-108742
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                MAF BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                       6712                     36-3664868
  (State or Other              (Primary Standard            (I.R.S. Employer
  Jurisdiction of                  Industrial                Identification
  Incorporation or            Classification Code                Number)
   Organization)                     Number)

                          55th Street and Holmes Avenue
                         Clarendon Hills, Illinois 60514
                                 (630) 325-7300

               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                 Michael Janssen
                                MAF Bancorp, Inc.
                              55th & Holmes Avenue
                         Clarendon Hills, Illinois 60514
                                 (630) 986-7544

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
        Jennifer R. Evans, Esq.                    W. Charles Jackson, Esq.
        Robyn B. Goldman, Esq.                   Michael Best & Friedrich LLP
Vedder, Price, Kaufman & Kammholz, P.C.            100 East Wisconsin Avenue
        222 North LaSalle Street                          Suite 3300
               Suite 2600                         Milwaukee, Wisconsin 53202
        Chicago, Illinois 60601                         (414) 271-6560
             (312) 609-7500

                         ______________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                         ______________________________

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED OCTOBER 14, 2003



MAF BANCORP, INC.                                ST. FRANCIS CAPITAL CORPORATION
[LOGO]                                                                    [LOGO]

                                 _______________

                 PROXY STATEMENT OF MAF BANCORP AND ST. FRANCIS
                                 _______________

                            PROSPECTUS OF MAF BANCORP
                                 _______________

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         On May 20, 2003, the boards of directors of MAF Bancorp, Inc. and St. Francis Capital Corporation unanimously voted to approve a merger agreement that provides for MAF to acquire St. Francis, structured as a merger of St. Francis into MAF. If we complete the merger, each share of St. Francis common stock that is outstanding immediately before the merger occurs will be converted into the right to receive 0.79 shares of MAF common stock. Following the merger, MAF shareholders will continue to own the same number of shares of MAF common stock they currently hold.


         MAF's common stock is traded on the Nasdaq National Market under the symbol "MAFB." The closing price of MAF common stock on October 9, 2003 was $39.99.


         We cannot complete the merger unless we obtain the necessary regulatory approvals and unless the holders of MAF common stock and St. Francis common stock approve the merger agreement. This document is also soliciting proxies from MAF's shareholders for approval of an incentive compensation plan. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD.

         This document gives you additional information regarding the transaction, the merger agreement, MAF and St. Francis and also serves as the prospectus for the 8,515,000 shares of MAF common stock that MAF is registering for use in connection with the merger. WE URGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" BEGINNING ON PAGE 17.

         We appreciate your interest in and consideration of this matter.


/s/ Allen H. Koranda                      /s/ Thomas R. Perz
Allen H. Koranda                          Thomas R. Perz
Chairman of the Board and                 Chairman of the Board, President and
Chief Executive Officer                   Chief Executive Officer
MAF Bancorp, Inc.                         St. Francis Capital Corporation


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATION OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


THIS DOCUMENT IS DATED OCTOBER 14, 2003 AND IS FIRST BEING MAILED TO MAF SHAREHOLDERS AND ST. FRANCIS SHAREHOLDERS ON OR ABOUT OCTOBER 14, 2003.

                              AVAILABLE INFORMATION

         This document incorporates certain important business and financial information about both MAF and St. Francis from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

             MAF DOCUMENTS                       ST. FRANCIS DOCUMENTS
    ---------------------------------     -----------------------------------
           MAF BANCORP, INC.                 ST. FRANCIS CAPITAL CORPORATION
       55TH STREET & HOLMES AVENUE            13400 BISHOPS LANE, SUITE 350
    CLARENDON HILLS, ILLINOIS 60514           BROOKFIELD, WISCONSIN 53005
       ATTENTION: CAROLYN PIHERA               ATTENTION: WILLIAM R. HOTZ
             (630) 887-5978                          (262) 787-8757


         IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY NOVEMBER 18, 2003 TO RECEIVE THEM BEFORE THE MAF SPECIAL MEETING OR BY NOVEMBER 19, 2003 TO RECEIVE THEM BEFORE THE ST. FRANCIS SPECIAL MEETING.

         YOU CAN ALSO OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT THROUGH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, WEBSITE AT WWW.SEC.GOV. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 94.


                           FORWARD-LOOKING STATEMENTS


         Certain statements contained in this document, including information incorporated into this document by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "Questions and Answers about the Merger," "Summary," "Selected Pro Forma Condensed Financial Information," "Risk Factors," "Pro Forma Condensed Combined Financial Information," "Description of the Merger - Background of the merger," "Description of the Merger - MAF's reasons for the merger and board recommendation," and "Description of the Merger - St. Francis' reasons for the merger and board recommendation." You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements include statements relating to (1) MAF's goals, intentions and expectations, (2) MAF's business plans and growth strategies, and (3) estimates of MAF's risks and future costs and benefits.


         Because of these and other uncertainties, MAF's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, MAF's past results of operations do not necessarily indicate MAF's future results. You should not place undue reliance on forward-looking statements, which speak only as of the date they were made. MAF will not update these forward-looking statements, even though its situation may change in the future, unless MAF is obligated to do so under the federal securities laws. MAF qualifies all of its forward-looking statements by these cautionary statements.


         Further information on other factors which could affect the financial results of MAF before and after the merger is included in MAF's filings with the SEC, incorporated by reference into this document. See "Where You Can Find More Information" on page 94.

                                [MAF BANCORP, INC.
                                     LOGO]
                           55th Street & Holmes Avenue
                         Clarendon Hills, Illinois 60514
                       ___________________________________


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                    Date:    November 25, 2003
                    Time:    10:00 a.m., local time
                    Place:   Marie's Ashton Place
                             341 West 75th Street
                             Willowbrook, Illinois  60514


To MAF Shareholders:


         We are pleased to invite you to the special meeting of shareholders to be held on November 25, 2003. At the meeting you will be asked to vote on the following matters:


         o approval of the Agreement and Plan of Reorganization (which we refer to as the merger agreement), dated May 20, 2003, that provides for MAF to acquire St. Francis Capital Corporation, as described in the attached document;

         o        approval of the MAF Bancorp, Inc. Incentive Compensation Plan;
                  and

         o any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.


         If you held MAF common stock of record at the close of business on October 6, 2003, you are entitled to vote at the special meeting. Approval of the merger agreement by MAF shareholders requires the affirmative vote at the MAF special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of MAF common stock. Approval of the incentive compensation plan requires the affirmative vote of holders of a majority of the shares of MAF common stock voting, in person or by proxy, at the special meeting.


         THE BOARD OF DIRECTORS OF MAF UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE INCENTIVE COMPENSATION PLAN.

         To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope.


Clarendon Hills, Illinois
October 14, 2003




                                             By Order of the Board of Directors



                                             /s/ Allen H. Koranda
                                             Allen H. Koranda
                                             Chairman of the Board and
                                             Chief Executive Officer

                        [ST. FRANCIS CAPITAL CORPORATION
                                     LOGO]
                               13400 Bishops Lane
                                    Suite 350
                           Brookfield, Wisconsin 53005
                       ___________________________________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    Date:    November 26, 2003
                    Time:    10:00 a.m., local time
                    Place:   Sheraton Milwaukee Brookfield Hotel
                             375 South Moorland Road
                             Brookfield, Wisconsin 53005


To St. Francis Shareholders:


         We are pleased to invite you to the special meeting of shareholders to be held on November 26, 2003. At the meeting you will be asked to vote on the following matters:


         o approval of the Agreement and Plan of Reorganization (which we refer to as the merger agreement), dated May 20, 2003, that provides for MAF Bancorp, Inc. to acquire St. Francis, as described in the attached document; and

         o any other business that properly comes before the special meeting, or any adjournments or postponements of the special meeting.


         If you held St. Francis common stock of record at the close of business on October 6, 2003, you are entitled to vote at the special meeting. Approval of the merger agreement by St. Francis shareholders requires the affirmative vote at the St. Francis special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of St. Francis common stock.


         If the merger is completed, each share of St. Francis common stock that is outstanding immediately prior to the merger becoming effective will be converted into the right to receive 0.79 shares of MAF common stock.

         THE BOARD OF DIRECTORS OF ST. FRANCIS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

         To ensure that your shares are voted at the special meeting, please promptly complete, sign and return the proxy form in the enclosed envelope.


Brookfield, Wisconsin
October 14, 2003


                                            By Order of the Board of Directors



                                            /s/ Thomas R. Perz
                                            Thomas R. Perz
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                                TABLE OF CONTENTS

                                                                            PAGE

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1

SUMMARY.......................................................................5

MARKET PRICE AND DIVIDEND INFORMATION.........................................9

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF MAF BANCORP, INC............11

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF ST. FRANCIS CAPITAL
         CORPORATION..........................................................13

SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...............15

COMPARATIVE PER SHARE DATA....................................................16

RISK FACTORS..................................................................17
         The exchange ratio is fixed and will not be adjusted to reflect any changes in MAF common stock value before the effective time of the merger...................................................17
         MAF may fail to realize the estimated cost savings for the merger....17
         MAF may have difficulties integrating St. Francis' operations into
              MAF's operations................................................17
         The mark-to-market adjustments resulting from the merger may be different than MAF anticipated..................................18
         The combined loan portfolios of MAF and St. Francis may have an increased risk of loss..........................................18
         Changes in government fiscal and monetary policy or deteriorating economic conditions could reduce MAF's income and cash flows....18
         Future government regulation and legislation could limit MAF's future growth; changes in tax and accounting laws, principles, policies and guidelines may adversely affect MAF................19
         Further deterioration in MAF's investment securities portfolio could adversely affect MAF's earnings...........................20
         This acquisition will dilute the ownership interests of current
              MAF and St. Francis shareholders, and future acquisitions
              and/or capital-raising efforts by MAF may dilute your
              ownership interest in MAF.......................................20

SPECIAL MEETING OF MAF SHAREHOLDERS...........................................21
         General  ............................................................21
         Date, place and time.................................................21
         Record date..........................................................21
         Required vote; quorum; principal shareholders........................21
         Voting and revocability of proxies...................................22
         No dissenters' rights of appraisal...................................23
         Solicitation of proxies..............................................23

SPECIAL MEETING OF ST. FRANCIS SHAREHOLDERS...................................24
         General  ............................................................24
         Date, place and time.................................................24
         Record date..........................................................24
         Required vote; quorum; principal shareholders........................24
         Voting and revocability of proxies...................................25
         No dissenters' rights of appraisal...................................25
         Solicitation of proxies..............................................26

                               TABLE OF CONTENTS
                                  (continued)
                                                                            PAGE

INFORMATION ABOUT MAF.........................................................26
         General  ............................................................26
         Business of MAF......................................................26
         Recent developments..................................................27
         Description of MAF capital stock.....................................27

INFORMATION ABOUT ST. FRANCIS.................................................28
         General  ............................................................28
         Business of St. Francis..............................................28

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION............................29
         Notes to unaudited Pro Forma Condensed Combined Financial
                Information...................................................33

PROPOSAL NO. 1 - APPROVAL OF MERGER BETWEEN MAF AND ST. FRANCIS...............39
        To be voted on by MAF shareholders at the MAF special meeting and by St. Francis shareholders at the St. Francis
                special meeting...............................................39

DESCRIPTION OF THE MERGER.....................................................39
         General  ............................................................39
         Background of the merger.............................................39
         MAF's reasons for the merger and board recommendation................42
         St. Francis' reasons for the merger and board recommendation.........44
         Fairness opinion of MAF's financial advisor..........................45
         Fairness opinion of St. Francis' financial advisor...................54
         Material United States federal income tax consequences of the merger........................................................63
         Accounting treatment.................................................65
         Regulatory approvals.................................................65
         Dissenters' rights...................................................66
         Restrictions on resale of MAF common stock by St. Francis
                affiliates....................................................66

TERMS OF THE MERGER...........................................................67
         Merger consideration.................................................67
         Time of completion...................................................68
         Exchange of certificates.............................................68
         Conditions to the merger.............................................68
         Conduct of business pending the merger...............................70
         Representations and warranties.......................................71
         Termination..........................................................72
         Termination fees.....................................................73
         Amendment; waiver....................................................74
         Interests of certain persons in the merger...........................74
         Affiliate lock-up agreements.........................................80
         Dividends............................................................80
         Expenses.............................................................81
         Nasdaq stock listing.................................................81
COMPARISON OF SHAREHOLDER RIGHTS..............................................81
         Authorized capital stock.............................................81
         Staggered board of directors.........................................81
         Actions by shareholders without a meeting; special meetings..........81

                               TABLE OF CONTENTS
                                  (continued)
                                                                            PAGE

         Advance notice requirements for presentation of business and nominations of directors at annual meetings of shareholders...82
         Vote required for certain transactions...............................82
         Business combinations with interested shareholders...................82
          "Greenmail" transactions............................................83
         Appraisal rights.....................................................84
         Assessibility........................................................84
         Shareholder rights plan..............................................84
         Amendments to certificate or articles of incorporation and bylaws....85

PROPOSAL NO. 2 - APPROVAL OF MAF BANCORP, INC. INCENTIVE
     COMPENSATION PLAN........................................................87
     To be voted on by MAF shareholders at the MAF special meeting............87

DESCRIPTION OF INCENTIVE COMPENSATION PLAN....................................87
         Purpose  ............................................................87
         Participants.........................................................87
         Shares available for issuance........................................87
         Administration.......................................................88
         Awards   ............................................................89
         Amendments and termination...........................................90
         Federal income tax considerations....................................91
         Performance goals and maximum awards.................................92

LEGAL MATTERS.................................................................93

EXPERTS.......................................................................93

SHAREHOLDER PROPOSALS.........................................................94

WHERE YOU CAN FIND MORE INFORMATION...........................................94



 APPENDICES:
 Appendix A - Agreement and Plan of Reorganization...........................A-1
 Appendix B - Fairness Opinion of Sandler O'Neill & Partners, L.P............B-1
 Appendix C - Fairness Opinion of Keefe, Bruyette & Woods, Inc...............C-1
 Appendix D - Excerpts from MAF Bancorp, Inc.'s Proxy Statement for its
              2003 Annual Meeting of Shareholders dated March 24, 2003.......D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHY DO ST. FRANCIS AND MAF WANT TO MERGE?

A: Our companies are proposing to merge because we believe the merger will benefit our shareholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in the greater Chicago and Milwaukee metropolitan areas.

Q:       HOW WILL THE MERGER AFFECT ME?

A:       If you are a St. Francis shareholder, you will be entitled to receive
         0.79 shares of MAF common stock in exchange for each share of St. Francis common stock you own at the effective time of the merger. If you are an MAF shareholder, following the merger the number of shares of MAF common stock you own will not change.

         MAF will not issue fractional shares. Instead, you will receive cash, without interest, for any fractional share of MAF common stock owed to you in an amount based on the closing price of MAF common stock on the closing date of the merger. For example:

         o If at closing you own 10,000 shares of St. Francis common stock, then after the merger you will be entitled to receive 7,900 shares of MAF common stock.

         o If at closing you own 50 shares of St. Francis common stock, then after the merger you will be entitled to receive 39 shares of MAF common stock and a check for the market value of the 0.50 fractional share of MAF common stock.


         As of the close of business on October 9, 2003, the market value of
         0.79 shares of MAF common stock was $31.59.


Q: CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A: Yes. The exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either MAF common stock or St. Francis common stock between the date of the merger agreement and the effective time of the merger. The value of MAF common stock will fluctuate and the value at the time the merger closes may be higher or lower than on the date of the merger agreement or the dates of the special meetings.

Q: IF I AM A ST. FRANCIS SHAREHOLDER, WILL I BE ABLE TO SELL THE MAF COMMON STOCK I RECEIVE IN THE MERGER?


A: Yes, in most cases. The shares of MAF common stock to be issued in the merger will be registered with the SEC and listed on the Nasdaq National Market. However, certain shareholders who are considered affiliates of St. Francis must abide by certain transfer restrictions under the Securities Act. See "Description of the Merger--Restrictions on resale of MAF common stock by St. Francis affiliates."


Q:       WHAT DO THE MAF AND ST. FRANCIS BOARDS OF DIRECTORS RECOMMEND?

A: The boards of directors of both MAF and St. Francis unanimously recommend that you vote "FOR" the proposal to approve the merger agreement. Both boards have determined that the merger agreement and the merger are fair to and in the best interests of both MAF and St. Francis and their respective shareholders. To review the background and reasons for the merger in greater detail, see pages 39 to 45 of "Description of the Merger."


Q:       WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A: Holders of a majority of the outstanding shares of both MAF common stock and St. Francis common stock must vote in favor of the merger agreement. All of the St. Francis directors and executive officers have agreed to vote their shares of St. Francis common stock in favor of the merger agreement at the St. Francis special meeting.

Q:       WHAT DO I NEED TO DO NOW?  HOW DO I VOTE?


A: After you have carefully read and considered the information contained in this document, please complete, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the MAF special meeting or the St. Francis special meeting, as the case may be. You may also vote in person at the special meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote against approval of the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement.


Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY FORM?

A: Yes. Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways if you hold your shares in certificate form:

         o filing with the corporate secretary of MAF or St. Francis, as the case may be, a duly executed revocation of proxy;

         o        submitting a new proxy card with a later date; or

         o        voting in person at the special meeting.

         You may request a new proxy card by calling Patricia Llanes at MAF at
         (630) 986-7545 or William R. Hotz at St. Francis at (262) 787-8757.

Q:       WHAT WILL HAPPEN TO MY ST. FRANCIS STOCK OPTIONS IN THE MERGER?

A:       If you hold St. Francis stock options, you will be entitled to either:

         o convert your St. Francis stock options into MAF stock options, or

         o cancel your St. Francis stock options and receive a cash payment.

Q: I AM AN MAF OR ST. FRANCIS EMPLOYEE AND I HOLD SHARES IN MAF'S OR ST. FRANCIS' EMPLOYEE STOCK OWNERSHIP PLAN, OR ESOP, OR I OWN SHARES IN MAF'S PROFIT SHARING/401(k) PLAN. WILL I BE ABLE TO VOTE THOSE SHARES?

A: Both MAF's and St. Francis' ESOP, and MAF's profit sharing/401(k) plan, permit each plan participant to direct the trustee how to vote shares attributable to the participant's plan account. All shares held by the plans have been allocated to participants' plan accounts. If you are a plan participant, you will receive information concerning the procedures for submitting a separate instruction card with your voting directions.

Q:       WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?


A: In general, if you are a St. Francis shareholder, the exchange of your shares of St. Francis common stock for MAF common stock will be tax-free for United States federal income tax purposes. However, you will recognize gain on cash received instead of fractional shares of MAF's common stock. You should consult with your tax advisor for the specific tax consequences of the merger to you. There will be no federal income tax consequences to MAF shareholders as a result of the merger. See "Description of the Merger--Material United States federal income tax consequences of the merger."


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions you will receive from your broker. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of voting against the merger agreement.

Q:       I AM A ST. FRANCIS SHAREHOLDER. SHOULD I SEND IN MY STOCK CERTIFICATES
         NOW?

A: No. After the merger is completed, you will be sent written instructions from MAF's exchange agent for exchanging your stock certificates. Do not send in your stock certificates with your proxy card.

Q:       WHAT HAPPENS TO MY FUTURE DIVIDENDS?


A: No changes are expected to MAF or St. Francis dividend policies before the merger, except that St. Francis and MAF have agreed to cooperate to schedule the closing so that you will not receive a dividend from St. Francis during the quarter that the merger is to be consummated if you would also be entitled to receive a dividend from MAF during that quarter.

         Following the merger, MAF expects to continue to pay dividends on its common stock in the amount of not less than $0.18 per share per quarter, or $0.72 per share per year. MAF's $0.72 per share annual dividend is equivalent to an annual dividend amount of approximately $0.57 for each St. Francis share, since a St. Francis shareholder will own a lesser number of shares after the merger as a result of the exchange ratio of 0.79 shares of MAF for each share of St. Francis. Although MAF currently expects to pay the dividends described above, MAF cannot assure such payments will be made. Members of MAF's board of directors will use their discretion to decide whether to declare dividends and the amount of any dividends. In making their decision, the MAF directors will consider various factors, including MAF's business condition, financial position, earnings and other factors.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. In addition to MAF and St. Francis shareholder approval, we must also obtain regulatory approvals. We currently anticipate completing the merger during the fourth quarter of 2003.

Q:       WHO CAN ANSWER MY OTHER QUESTIONS?

A: If you have more questions about the merger or need additional copies of this document or a new or replacement proxy card, you should contact:

         MAF Bancorp, Inc.                       St. Francis Capital Corporation
         55th Street & Holmes Avenue             13400 Bishops Lane, Suite 350
         Clarendon Hills, Illinois 60514         Brookfield, Wisconsin 53005
         Attention:  Patricia Llanes             Attention:  William R. Hotz
         Phone Number:  (630) 986-7545           Phone Number:  (262) 787-8757

                                     SUMMARY

         This summary highlights certain information contained elsewhere in this document or in documents incorporated by reference into this document. Each item in this summary contains a page reference referring you to a more complete description of that item later in this document. For a more detailed description of the merger and its terms, you are urged to carefully read this entire document, including the appendices and the other documents we refer to.

                                     GENERAL

PROPOSED MERGER  (page 39)

         The proposed transaction provides for the merger of St. Francis with and into MAF. As part of the transaction, St. Francis' wholly owned banking subsidiary, St. Francis Bank, will be merged with and into Mid America Bank, MAF's wholly owned banking subsidiary. You are encouraged to read the merger agreement and the bank merger agreement, which are included in Appendix A to this document.

THE PARTIES

         MAF BANCORP, INC.   (page 26)
         55th Street & Holmes Avenue
         Clarendon Hills, Illinois  60514
         (630) 325-7300

         MAF Bancorp, Inc., a Delaware corporation, is a savings and loan holding company operating principally through its bank subsidiary, Mid America Bank, fsb, a federally chartered savings bank currently with 43 retail branches primarily in Chicago and its western suburbs. MAF also is involved in the residential real estate development business. As of June 30, 2003, MAF had consolidated total assets of $6.0 billion, deposits of $3.8 billion and stockholders' equity of $526 million. On July 21, 2003, MAF completed its acquisition of Fidelity Bancorp, Inc. in an all-stock transaction valued at approximately $114.1 million. MAF issued approximately 2.8 million shares of its common stock in that transaction. Fidelity, the holding company for Fidelity Federal Savings Bank, had consolidated total assets of $650 million, deposits of $451 million and stockholders equity of $63 million at June 30, 2003.

         ST. FRANCIS CAPITAL CORPORATION  (page 28)
         13400 Bishops Lane
         Suite 350
         Brookfield, Wisconsin  53005
         (262) 787-8700


         St. Francis Capital Corporation, a Wisconsin corporation, is a savings and loan holding company operating through its wholly owned subsidiary, St. Francis Bank, a federally chartered stock savings bank headquartered in Brookfield, Wisconsin. St. Francis Bank operates 23 full service, one limited-service and three loan production offices in Milwaukee, Waukesha, Washington, Ozaukee and Walworth counties in Wisconsin. As of June 30, 2003, St. Francis had consolidated total assets of $2.3 billion, deposits of $1.4 billion and shareholders' equity of $194 million.

                              THE SPECIAL MEETINGS

PURPOSE  (pages 21 and 24)

         The special meetings will be held for the purpose of considering and voting upon a proposal to approve the merger agreement. At the MAF special meeting, shareholders will also consider and vote to approve the incentive compensation plan.

DATE, TIME AND PLACE  (pages 21 and 24)


         MAF will hold its special meeting of shareholders at Marie's Ashton Place, located at 341 West 75th Street, Willowbrook, Illinois 60514, at 10:00 a.m., local time on November 25, 2003. St. Francis will hold its special meeting of shareholders at the Sheraton Milwaukee Brookfield Hotel located at 375 South Moorland Road, Brookfield, Wisconsin 53005, at 10:00 a.m., local time, on November 26, 2003.


VOTE REQUIRED  (pages 21 and 24)

         Approval of the merger agreement by the requisite vote of the holders of MAF and St. Francis common stock is a condition to, and is required for, consummation of the merger.


         MAF. MAF's board of directors has fixed the close of business on October 6, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the MAF special meeting. If you held shares of MAF common stock on the record date, you will be entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of a majority of the total number of shares of MAF common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of MAF common stock issued, outstanding and entitled to vote at the special meeting will be required to approve the merger agreement. Approval of the incentive compensation plan requires the affirmative vote of the majority of the shares of MAF common stock present or represented by proxy at the special meeting. Approval of the merger agreement is not conditioned or dependent upon the approval of the incentive compensation plan. Similarly, if MAF shareholders approve the incentive compensation plan, the plan will be adopted regardless of whether MAF and St. Francis shareholders approve the merger agreement.

         St. Francis. St. Francis' board of directors has fixed the close of business on October 6, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, its special meeting. If you held shares of St. Francis common stock on the record date, you will be entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of a majority of the total number of shares of St. Francis common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of St. Francis common stock issued, outstanding and entitled to vote at the special meeting will be required to approve the merger agreement.


SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS  (pages 21 and 24)


         MAF. As of the record date, 25,478,507 shares of MAF common stock were issued, outstanding and entitled to vote, of which approximately 3,078,275 shares, or approximately 12.08%, were beneficially owned by directors and executive officers of MAF, its subsidiaries and their respective affiliates.

         St. Francis. As of the record date, 9,477,226 shares of St. Francis common stock were issued, outstanding and entitled to vote, of which approximately 1,026,854 shares, or approximately 10.8%, were beneficially owned by directors and executive officers of St. Francis, its subsidiaries and their respective affiliates. Each director and executive officer of St. Francis has entered into an agreement with MAF to vote shares of St. Francis common stock he or she beneficially owns in favor of approval of the merger agreement.

                                   THE MERGER


WHAT YOU WILL RECEIVE IN THE MERGER  (page 67)


         MAF. If you are an MAF shareholder, your shares of MAF common stock will be unchanged as a result of the merger.

         St. Francis. Under the terms of the merger agreement, each share of St. Francis common stock which is issued and outstanding immediately prior to the effective time of the merger shall be converted into the right to receive 0.79 shares of MAF common stock. Each outstanding option to purchase shares of St. Francis common stock may either be converted into an option to purchase shares of MAF common stock on similar terms or cancelled in exchange for a cash payment.


RECOMMENDATION OF MAF'S AND ST. FRANCIS' BOARDS OF DIRECTORS  (pages 42 and 44)


         MAF's and St. Francis' boards of directors unanimously recommend that you vote "FOR" approval of the merger agreement. We believe that the terms of the merger agreement are fair and that the merger is in the best interests of each company and our respective shareholders.


FAIRNESS OPINIONS  (pages 45 and 54)


         MAF. In deciding to approve the merger, MAF's board of directors considered the opinion of Sandler, O'Neill & Partners, L.P., or Sandler O'Neill, its independent financial advisor, that the exchange ratio in the merger is fair from a financial point of view. You are encouraged to read the full text of the Sandler O'Neill opinion, updated as of the date of this document, that is attached to this document as Appendix B.

         St. Francis. In deciding to approve the merger, St. Francis' board of directors received a written opinion of Keefe, Bruyette & Woods, Inc., or KBW, that the exchange ratio in the merger is fair, from a financial point of view, to St. Francis shareholders. You are encouraged to read the full text of the KBW opinion, updated as of the date of this document, that is attached to this document as Appendix C.

NO DISSENTERS' RIGHTS OF APPRAISAL  (page 66)

         Under applicable corporate law, MAF shareholders and St. Francis shareholders will not have appraisal rights with respect to the merger.

FEDERAL INCOME TAX CONSEQUENCES  (page 63)

         MAF. If you are an MAF shareholder, there will be no federal income tax consequences to you as a result of the merger.

         St. Francis. If you are a St. Francis shareholder, your receipt of the merger consideration generally will be tax-free for United States federal income tax purposes, except to the extent you receive cash instead of fractional shares of MAF common stock. You should consult with your tax advisor for a full understanding of the federal, state, local and foreign tax consequences of the merger to you.

ACCOUNTING TREATMENT  (page 65)

         MAF will account for the merger as a purchase transaction in accordance with accounting principles generally accepted in the United States.

REGULATORY APPROVALS  (page 65)

         Before the merger is consummated, the Office of Thrift Supervision must approve the merger and the bank merger between Mid America Bank and St. Francis Bank. MAF filed the required application with the Southeast Regional Director of the OTS, under delegated authority, on August 1, 2003 and currently expects to receive regulatory approval during the fourth quarter of 2003.


         The bank merger also requires prior notification to the FDIC, which Mid America Bank filed on August 4, 2003. MAF does not expect the FDIC to object to the proposed transaction.

         In addition, MAF filed an application with the Wisconsin Department of Financial Institutions on August 1, 2003 and the Wisconsin Department of Financial Institutions granted its approval of MAF's proposed acquisition of St. Francis on September 22, 2003.


CERTAIN DIFFERENCES IN SHAREHOLDER RIGHTS  (page 81)


         When the merger is completed, St. Francis shareholders, whose rights currently are governed by Wisconsin law and St. Francis' articles of incorporation and by-laws, will become MAF shareholders, and their rights then will be governed by Delaware law as well as MAF's certificate of incorporation and by-laws following the merger.

                              THE MERGER AGREEMENT


CONDITIONS TO THE MERGER  (page 68)


         Before we can complete the merger, there are a number of customary closing conditions that must be satisfied, unless waived by the parties, in addition to the following:

         o the merger must be approved by the affirmative vote of holders of a majority of the shares of MAF common stock and St. Francis common stock entitled to vote at the special meetings;

         o        all required regulatory approvals must be received; and

         o no injunction or legal restraint may exist prohibiting consummation of the merger.

         We cannot assure you as to when and if all of the conditions will be satisfied (or, where permissible, waived) or that the merger will be consummated.

TERMINATION  (page 72)


         MAF and St. Francis have certain rights to terminate the merger agreement in the event that certain conditions are not met and under certain other circumstances. Under the agreement, St. Francis has a "walk-away" right and may terminate the merger agreement if the average MAF common stock price, as measured in a designated period prior to closing, has dropped by more than 17.5% compared to the closing price of MAF common stock on the business day following announcement of the merger and the drop in MAF stock price is at least 17.5 percentage points more than the decline, if any, in the value of a weighted index of financial institution holding company stocks measured over a comparable period.


TERMINATION FEES  (page 73)


         Under certain circumstances, if the transaction does not occur MAF may demand a termination fee from St. Francis of up to $13.3 million and St. Francis may demand a $5 million termination fee from MAF.


INTERESTS OF ST. FRANCIS EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER
(page 74)


         You should be aware that some of St. Francis directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a St. Francis shareholder.

         As a result of the merger, certain officers and directors of St. Francis will be entitled to certain compensation payments and certain other benefits. Following the merger, MAF has also agreed to appoint Thomas Perz, St. Francis' Chairman, President and CEO, to MAF's and Mid America Bank's boards and to appoint David Drury and Edward Mentzer, current St. Francis directors, to Mid America Bank's board. MAF has also agreed to form an advisory board consisting of all of St. Francis and St. Francis Bank's current directors (other than Messrs. Perz, Drury and Mentzer). MAF is also required under the merger agreement to provide continuing indemnification and directors' and officers' insurance to St. Francis directors and officers for a period of time following the merger.

                      MARKET PRICE AND DIVIDEND INFORMATION

         MAF common stock and St. Francis common stock are both quoted on Nasdaq under the symbols "MAFB" and "STFR," respectively.

         The following table sets forth the last sales prices as reported by Nasdaq for MAF common stock and St. Francis common stock on the dates indicated, and the equivalent per share value for St. Francis Common Stock, giving effect to the merger as of the same dates:


                              CLOSING PRICE    CLOSING PRICE       ST. FRANCIS
                               MAF COMMON       ST. FRANCIS       EQUIVALENT PER
                                 STOCK          COMMON STOCK      SHARE VALUE(2)
                              -------------    -------------      --------------
May 20, 2003(1)...........       $33.63             24.80              26.57
October 9, 2003...........        39.99             31.41              31.59


------------------
(1) Trading date preceding the date of public announcement of the proposed merger.
(2) The equivalent per share value of St. Francis common stock is calculated based on the closing price for MAF common stock as of the date indicated, multiplied by 0.79.

         The table below shows the reported high and low sales prices of MAF's common stock during the periods indicated as well as its quarterly dividend payments declared during those periods. MAF has a December 31 fiscal year end.

                                            HIGH            LOW         DIVIDEND
                                            ----            ---         --------
YEAR ENDED DECEMBER 31, 2001
----------------------------
First Quarter.......................        $29.00          24.81        0.10
Second Quarter......................         31.25          25.69        0.12
Third Quarter.......................         32.73          24.30        0.12
Fourth Quarter......................         30.25          26.10        0.12

YEAR ENDED DECEMBER 31, 2002
----------------------------
First Quarter.......................         35.29          28.70        0.15
Second Quarter......................         40.11          34.37        0.15
Third Quarter.......................         38.04          29.60        0.15
Fourth Quarter......................         35.41          28.60        0.15


YEAR ENDING DECEMBER 31, 2003
-----------------------------
First Quarter.......................         35.43          32.61        0.18
Second Quarter......................         38.09          32.90        0.18
Third Quarter.......................         40.40          36.97        0.18
Fourth Quarter
   (through October 9, 2003)........         40.35          38.20          --(1)

------------------
(1) MAF has not yet declared a dividend for the fourth quarter of the year ending December 31, 2003.



         The table below shows the reported high and low sales prices of St. Francis' common stock during the periods indicated as well as its quarterly dividend payments declared during those periods. St. Francis has a September 30 fiscal year end.


                                            HIGH            LOW        DIVIDEND
                                            ----            ---        --------
YEAR ENDED SEPTEMBER 30, 2002
-----------------------------
First Quarter.......................         23.14          20.10        0.15
Second Quarter......................         23.71          21.64        0.15
Third Quarter.......................         25.34          21.56        0.15
Fourth Quarter......................         25.25          20.25        0.15

YEAR ENDED SEPTEMBER 30, 2003
------------------------------
First Quarter.......................         24.37          20.60        0.20
Second Quarter......................         25.17          22.80        0.20
Third Quarter.......................         29.86          22.70        0.20
Fourth Quarter......................         31.57          29.06        0.20

YEAR ENDING SEPTEMBER 30, 2004
----------------------------
First Quarter
   (through October 9, 2003)........         31.65          29.85          --(1)

------------------
(1) St. Francis has not yet declared a dividend for the first quarter of the year ending September 30, 2004.

                         SELECTED CONSOLIDATED FINANCIAL
                       AND OTHER DATA OF MAF BANCORP, INC.

         The following table sets forth certain summary consolidated financial data of MAF and its subsidiaries at or for the periods indicated. Data at or for the periods ended December 31 are derived from MAF's Annual Reports on Form 10-K for the year then ended and data at or for the periods ended June 30 are derived from MAF's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and 2002. This information should be read in conjunction with MAF's consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.

                                           JUNE 30,                             DECEMBER 31,
                                       ---------------        ------------------------------------------------
                                       2003       2002        2002       2001       2000       1999       1998
                                       ----       ----        ----       ----       ----       ----       ----
                                         (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA:
   Total assets..................   $5,971,295  5,773,179   5,937,181  5,595,039  5,195,588  4,658,065  4,121,087
   Loans receivable, net.........    4,614,757  4,370,590   4,530,932  4,447,575  4,328,114  3,884,569  3,319,076
   Mortgage-backed securities....      315,393    244,903     365,638    142,158    104,385    133,954    183,603
   Interest-bearing deposits.....       87,372    105,206      28,210     29,367     53,392     51,306     24,564
   Federal funds sold............       73,616     93,353     100,205    112,765    139,268     35,013     79,140
   Investment securities.........      267,811    378,035     477,943    487,542    271,902    281,129    260,945
   Real     estate    held    for
      development or sale........       23,280     13,112      14,938     12,993     12,718     15,889     25,134
   Deposits......................    3,836,466  3,709,442   3,751,237  3,557,997  2,974,213  2,699,242  2,656,872
   Borrowed funds................    1,471,000  1,470,500   1,556,500  1,470,500  1,728,900  1,526,363  1,034,500
   Stockholders' equity..........      525,836    467,420     501,458    435,873    387,729    352,921    344,996
   Book value per share..........        22.66      20.13       21.57      18.97      16.78      14.76      13.81


                                       SIX MONTHS ENDED
                                       ---------------        ------------------------------------------------
                                           JUNE 30,                        YEAR ENDED DECEMBER 31,
                                       2003       2002       2002        2001       2000        1999       1998
                                       ----       ----       ----        ----       ----        ----       ----
                                         (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income..................   $ 150,951    163,438    329,490     345,736    343,103    285,092    247,263
Interest expense.................      69,333     89,337    171,465     214,489    217,173    168,401    150,575
                                    ---------     ------    -------     -------    -------    -------    -------
   Net interest income...........      81,618     74,101    158,025     131,247    125,930    116,691     96,688

Provision for loan losses........          --         --        300          --      1,500      1,100        800
                                    ---------     ------    -------     -------    -------    -------    -------
   Net interest income after
      provision for loan losses..      81,618     74,101    157,725     131,247    124,430    115,591     95,888
Non-interest income:
   Gain on sale of loans
      receivable.................      15,802      5,002     16,330       8,691      1,108      2,583      3,204
   Net gain (loss) on sale and
      write-down of investment
      and mortgage-backed
      securities.................         (75)     1,021        119         877       (444)     1,776        816
   Gain on sale of loan
      servicing rights...........          --         --         --          --      4,442          -          -
   Income from real estate
      operations.................       3,322      3,057      9,717      11,484      9,536      9,630      4,517
   Deposit account service
      charges....................      11,399     10,351     22,239      16,535     12,715     10,200      8,626
   Loan servicing fee income
      (expense)..................      (3,416)        97     (2,472)       (371)     1,686      1,761      1,400
   Valuation (allowance)
      recovery of mortgage
      servicing rights...........        (940)      (490)    (2,300)       (904)        --        900     (1,269)
      Other.........................    6,896      6,230     12,730      10,806      8,400      7,994      8,256
                                    ---------     ------    -------     -------    -------    -------    -------
      Total non-interest income..      32,988     25,268     56,363      47,118     37,443     34,844     25,550
Non-interest expense:
   Compensation and benefits.....      31,292     28,945     59,098      48,221     41,197     37,845     34,494
   Office occupancy and equipment       6,984      5,668     11,670       9,011      8,124      7,274      6,645
   Advertising and promotion.....       3,098      2,549      4,844       4,355      3,569      3,149      2,281
   Amortization of goodwill(1)...          --         --         --       3,245      3,118      2,648      1,336
   Amortization of core deposit
      intangibles................         749        833      1,649       1,333      1,357      1,236      1,075
   Other.........................      11,296      9,872     22,081      17,259     15,638     15,528     13,862
                                    ---------     ------    -------     -------    -------    -------    -------
      Total non-interest expense.      53,419     47,867     99,342      83,424     73,003     67,680     59,693
                                    ---------     ------    -------     -------    -------    -------    -------
      Income before income taxes.      61,187     51,502    114,746      94,941     88,870     82,755     61,745
Income taxes.....................      22,360     18,474     40,775      35,466     32,311     31,210     23,499
                                    ---------     ------    -------     -------    -------    -------    -------
   Net income....................   $  38,827     33,028     73,971      59,475     56,559     51,545     38,246
                                    =========     ======     ======      ======     ======     ======     ======
Basic earnings per share.........   $    1.67       1.43       3.19        2.62       2.43       2.13       1.70
                                    =========     ======     ======      ======     ======     ======     ======
Diluted earnings per share.......   $    1.63       1.39       3.11        2.56       2.40       2.07       1.65
                                    =========     ======     ======      ======     ======     ======     ======

                                        SIX MONTHS ENDED
                                        -----------------       --------------------------------------------------

                                             JUNE 30,                        YEAR ENDED DECEMBER 31,
                                        -----------------       --------------------------------------------------
                                        2003         2002       2002        2001       2000       1999       1998
                                        ----         ----       ----        ----       ----       ----       ----

                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA (UNAUDITED):
Return on average assets(2)......         1.31%       1.18       1.29        1.14       1.14       1.20       1.07
Return on average equity(2)......        15.03       14.66      15.83       14.82      15.57      14.98      13.87
Average stockholders' equity to
   average assets................         8.69        8.03       8.14        7.70       7.34       8.03       7.73
Stockholders' equity to total
   assets........................         8.81        8.10       8.45        7.79       7.46       7.58       8.37
Tangible and core capital to
   total assets (Bank only)......         6.96        6.55       6.78        6.44       6.32       6.32       6.67
Risk-based capital ratio (Bank
   only).........................        11.73       11.95      11.85       11.31      11.98      12.32      13.42
Interest rate spread during
   period........................         2.60        2.44       2.59        2.22       2.30       2.52       2.47
Net yield on average
   interest-earning assets.......         5.40        6.19       2.92        2.64       2.68       2.87       2.85
Average interest-earning assets
   to average interest-bearing
   liabilities...................       110.62      110.02     110.46      109.62     108.10     108.56     108.62
Non-interest expense to average
   assets(2).....................         1.80        1.71       1.73        1.60       1.48       1.58       1.65
Non-interest expense to average
   assets and average loans
   serviced for others(2)........         1.32        1.33       1.33        1.33       1.22       1.25       1.28
Efficiency ratio(3)..............        46.58       48.67      46.36       47.00      44.56      45.19      49.16
Non-performing loans to total
   loans.........................         0.49        0.57       0.58        0.45       0.39       0.40       0.43
Non-performing assets to total
   assets........................         0.55        0.45       0.47        0.37       0.36       0.50       0.54
Cumulative one-year gap..........         9.00       (3.61)     10.23       (3.57)     (5.18)    (11.47)     (4.23)
Number of deposit accounts.......      402,383     388,859    393,801     377,015    339,340    314,396    305,411
Mortgage loans serviced for
   others........................   $2,237,178   1,764,209  2,021,512   1,401,607    785,350  1,226,874  1,065,126
Loan originations and purchases..   $2,448,220   1,404,217  3,691,170   2,827,594  1,484,220  1,711,337  1,754,009
Retail banking offices...........           36          33         34          32         27         25         24

STOCK PRICE AND DIVIDEND
   INFORMATION:
High.............................   $    38.09       40.11      40.11       32.73      30.00      27.50      29.25
Low..............................        32.90       34.37      28.60       24.30      15.50      18.88      18.75
Close............................        37.07       37.60      34.00       29.50      28.44      20.94      26.50
Cash dividends declared per
   share.........................         0.36        0.30       0.60        0.46       0.39       0.34      0.257
Dividend payout ratio............        21.56%      20.98      19.29       17.56      16.05      15.96      15.12

------------------
(1) SFAS Nos. 142 and 147 were adopted January 1, 2002 eliminating the amortization of goodwill.
(2)      Ratios for the six-month periods ended June 30, have been annualized.
(3) MAF calculates the efficiency ratio by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale and write-down of investment and mortgage-backed securities.

                         SELECTED CONSOLIDATED FINANCIAL
                AND OTHER DATA OF ST. FRANCIS CAPITAL CORPORATION

         The following table sets forth selected consolidated financial data of St. Francis and its subsidiaries at or for the periods indicated. Data at or for the periods ended September 30 are derived from St. Francis' Annual Reports on Form 10-K for the year then ended and data at or for the period ended June 30 are derived from St. Francis' Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and 2002. This information should be read in conjunction with St. Francis' consolidated financial statements and the respective notes, which are included in documents incorporated by reference in this document.

                                                    JUNE 30,                           SEPTEMBER 30,
                                               -----------------      ------------------------------------------------
                                               2003         2002      2002       2001       2000       1999       1998
                                               ----         ----      ----       ----       ----       ----       ----
                                                  (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL DATA:
Total assets..............................  $2,254,341  2,245,638  2,339,117  2,206,266  2,493,083  2,476,199  1,864,176
Cash and cash equivalents.................      44,167     45,060     45,835     38,100     34,747     32,562     30,746
Loans receivable, net.....................   1,215,263  1,264,642  1,257,466  1,237,900  1,297,302  1,113,391    855,132
Loans held for sale.......................      83,139     32,482     65,006     18,974      8,066      8,620     23,864
Debt securities held to maturity..........          --         --         --         --        510        810      1,817
Debt and equity securities available for
   sale...................................      64,797     55,742     16,596     41,661    213,848    216,649    109,061
Mortgage-backed and related securities
   held to maturity.......................      91,236    104,127     90,246     95,384     27,088     39,475     63,087
Mortgage-backed and related securities
   available for sale.....................     537,934    571,854    618,580    616,969    777,918    919,879    634,003
Real estate held for investment...........      31,650     31,838     32,803     26,255     27,145     28,402     29,997
Real estate held for sale.................          --         --         --         --         --         --     20,772
Deposits..................................   1,357,524  1,396,919  1,416,979  1,449,320  1,471,881  1,484,303  1,216,874
Borrowings................................     667,767    652,803    642,063    571,433    864,676    834,738    504,677
Shareholders' equity......................     193,978    174,647    179,081    160,475    130,923    131,514    121,545


                                              NINE MONTHS ENDED
                                                    JUNE 30,                     YEAR ENDED SEPTEMBER 30,
                                               -----------------     ------------------------------------------------
                                               2003         2002      2002       2001       2000       1999       1998
                                               ----         ----      ----       ----       ----       ----       ----
                                                  (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest and dividend income..............  $   79,271     93,323    123,145    161,135    174,654    145,545    117,909
Interest expense..........................      42,600     51,654     67,419    107,591    120,731     93,282     76,063
                                            ----------     ------    -------    -------    -------    -------    -------
   Net interest income before provision
      for loan losses.....................      36,671     41,669     55,726     53,544     53,923     52,263     41,846
Provision for loan losses.................         637      2,733      3,289      5,527      2,509      1,920      2,300
                                            ----------     ------    -------    -------    -------    -------    -------
   Net interest income....................      36,034     38,936     52,437     48,017     51,414     50,343     39,546
Other operating income, net:
   Loan servicing and loan related fees...       4,865      2,957      1,182      3,298      2,734      2,016      2,125
   Securities gains (losses)..............       2,645      1,056      1,312        996         12       (253)     1,243
   Gain on sales of loans.................      16,434      7,550     12,751      6,055      1,133      2,806      4,367
   Other..................................       5,970      7,465     11,151     10,987     10,326     11,717     11,173
                                            ----------     ------    -------    -------    -------    -------    -------
      Total other operating income, net.        29,914     19,028     26,396     21,336     14,205     16,286     18,908
                                            ----------     ------    -------    -------    -------    -------    -------
General and administrative expenses(1)(2).      39,248     35,822     48,094     44,318     49,132     43,563     41,831
                                            ----------     ------    -------    -------    -------    -------    -------
Income before income tax expense and
   cumulative effect of change in
   accounting principle...................      26,700     22,142     30,739     25,035     16,487     23,066     16,623
Income tax expense........................       7,809      6,157      8,867      6,967      5,364      6,410      1,826
                                            ----------     ------    -------    -------    -------    -------    -------
Income before cumulative effect of
   change in accounting principle.........      18,891     15,985     21,872     18,068     11,123     16,656     14,797
Cumulative effect of a change in
   accounting for derivative instruments
   and hedging activities, net of
   income taxes...........................          --         --         --        (84)        --         --         --
                                            ----------     ------    -------    -------    -------    -------    -------
   Net income.............................  $   18,891     15,985     21,872     17,984     11,123     16,656     14,797
                                            ==========     ======    =======    =======    =======    =======    =======
   Basic earnings per share:
      Before cumulative effect of a
        change in accounting principle....        2.01       1.73       2.36       1.93       1.13       1.78       1.51
                                            ==========     ======    =======    =======    =======    =======    =======
      Cumulative effect of a change in
        accounting principle..............          --         --         --      (0.01)        --         --         --
                                            ----------     ------    -------    -------    -------    -------    -------
                                            $     2.01       1.73       2.36       1.92       1.13       1.78       1.51
                                            ==========     ======    =======    =======    =======    =======    =======
   Diluted earnings per share:
      Before cumulative effect of a
        change in accounting principle....        1.92       1.65       2.25       1.88       1.12       1.70       1.43
   Cumulative effect of a change in
        accounting principle..............          --         --         --      (0.01)        --         --         --
                                            ----------     ------    -------    -------    -------    -------    -------
                                            $     1.92       1.65       2.25       1.87       1.12       1.70       1.43
                                            ==========     ======    =======    =======    =======    =======    =======

                                        NINE MONTHS ENDED
                                              JUNE 30,                      YEAR ENDED SEPTEMBER 30,
                                        -----------------        -------------------------------------------------
                                        2003        2002         2002       2001       2000        1999       1998
                                        ----        ----         ----       ----       ----        ----       ----

                                                       (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
SELECTED FINANCIAL RATIOS AND
   OTHER DATA (UNAUDITED):
Return on average assets(3)......         1.13%       0.97        0.99       0.76       0.44       0.75        0.87
Return on average equity(3)......        13.55       12.73       12.84      12.08       8.70      13.12       11.29
Average shareholders' equity to
   average assets................         8.32        7.65        7.72       6.33       5.11       5.73        7.71
Shareholders' equity to total
   assets........................         8.60        7.78        7.66       7.27       5.25       5.31        6.52
Tangible and core capital to
   total assets (Bank only)......         8.09        7.83        7.57       8.14       6.78       5.82        6.48
Risk-based capital ratio (Bank
   only).........................        11.92       11.62       11.39      13.41      11.57      10.63       10.88
Interest rate spread during
   period........................         2.09        2.46        2.45       2.06       1.98       2.33        2.47
Net yield on average
   interest-earning assets.......         2.32        2.69        2.68       2.38       2.24       2.51        2.68
Average interest-earning assets
   to average interest-bearing
   liabilities...................       108.62      107.07      107.25     106.63     105.20     103.93      104.41
Non-interest expense to average
   assets(3).....................         2.34        2.18        2.18       1.88       1.96       1.97        2.46
Non-interest expense to average
   assets and average loans
   serviced for others(3)........         1.74        1.66        1.65       1.53       1.64       1.63        2.02
Efficiency ratio(4)..............        61.38       60.06       59.51      59.98      72.13      63.32       70.29
Non-performing loans to total
   loans.........................         0.25        0.16        0.16       0.77       0.95       0.23        0.29
Non-performing assets to total
   assets........................         0.19        0.18        0.18       0.48       0.53       0.13        0.16
Cumulative one-year gap..........         2.66        9.81       10.10      (1.20)    (21.70)    (16.85)      (9.55)
Number of deposit accounts.......      138,684     143,572     141,820    141,888    141,080    136,292     128,643
Mortgage loans serviced for
   others........................   $  869,332     757,560     768,690    622,469    497,941    484,114     413,678
Loan originations and purchases..   $1,510,801   1,017,835   1,406,834    928,183    656,215    929,668     751,544
Retail banking offices...........           22          22          22         22         22         22          22
STOCK PRICE AND DIVIDEND
   INFORMATION:

High.............................   $    29.86       25.34       25.34      22.82      22.63      22.00       25.38
Low..............................        20.60       20.10       20.10      12.50      12.75      17.25       17.50
Close............................        29.07       24.79       23.01      21.35      15.78      20.56       18.00
Cash dividends declared per
  share..........................         0.60        0.45        0.60       0.40       0.36       0.32        0.28
Dividend payout ratio............        31.25%      27.27       26.67      21.39      32.14      18.82       19.65

------------------
(1) General and administrative expenses for the year ended September 30, 2000 include the effect of an additional ESOP expense of $7.1 million voluntarily incurred by St. Francis to repay the remaining loan principal to its ESOP plan. See Note 15 to the Notes to Consolidated Financial Statements included under Item 8 of St. Francis' Annual Report on Form 10-K for the fiscal year ended September 30, 2002.
(2) SFAS No. 142 was adopted by St. Francis on October 1, 2001, eliminating the amortization of goodwill.
(3)     Ratios for the nine-month periods ended June 30 have been annualized.
(4) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain (loss) on sale and write-down of investment and mortgage-backed securities.

                          SELECTED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

         The following table shows selected unaudited financial information on a pro forma combined basis giving effect to MAF's acquisition of Fidelity (which occurred on July 21, 2003) and MAF's acquisition of St. Francis at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The selected pro forma financial information reflects the purchase method of accounting.

         The selected pro forma information, while helpful in illustrating the financial characteristics of MAF following the mergers under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of MAF would have been had the mergers been completed during these periods.

         You should read this selected pro forma financial information in conjunction with the information under "Pro Forma Condensed Combined Financial Information" on page 29.

                                                               SIX MONTHS        TWELVE MONTHS
                                                                  ENDED              ENDED
                                                              JUNE 30, 2003    DECEMBER 31, 2002 (1)
                                                             -------------------------------------
                                                             (in thousands, except per share data)

PRO FORMA COMBINED INCOME STATEMENT DATA (UNAUDITED):
Interest income.......................................          $218,061             492,020
Interest expense......................................            91,813             235,644
                                                                --------             -------
Net interest income...................................           126,248             256,376
Provision for loan losses.............................               381               4,189
                                                                --------             -------
Net interest income after provision for loan losses...           125,867             252,187

Non-interest income...................................            59,374              86,145
Non-interest expense..................................            86,745             161,342
                                                                --------             -------
Income before income taxes............................            98,496             176,990
Income taxes..........................................            34,357              61,289
                                                                --------             -------
Net income............................................          $ 64,139             115,701
                                                                ========             =======

PRO FORMA EARNINGS PER SHARE DATA (UNAUDITED):
Basic.................................................          $   1.91               3.46
                                                                ========             =======
Diluted...............................................          $   1.86               3.36
                                                                ========             =======


                                                             JUNE 30, 2003
                                                             --------------
                                                             (in thousands)
PRO FORMA COMBINED BALANCE SHEET DATA (UNAUDITED):
Total assets.........................................           $9,051,562
Loans receivable, net................................            6,092,991
Deposits.............................................            5,653,502
Total stockholders' equity...........................              900,396

__________________
(1)  For Fidelity and St. Francis, the twelve months ended September 30, 2002.

                           COMPARATIVE PER SHARE DATA

         The following table presents certain comparative per share data for MAF common stock, Fidelity common stock and St. Francis common stock on a historical and pro forma combined basis and for St. Francis common stock on a pro forma equivalent basis, also giving effect to MAF's merger with Fidelity. The fiscal year end of St. Francis is within 93 days of MAF's fiscal year end. Upon consummation of the merger, the fiscal year end of the combined entity will be the fiscal year end of MAF.

         This data should be read in conjunction with MAF's and St. Francis' audited and unaudited financial statements and the related notes incorporated by reference into this document. The pro forma combined information is not necessarily indicative of the actual results that would have occurred had the merger been consummated at the beginning of the periods indicated, or of the future operations of the combined entity.

                                                         HISTORICAL                                            PRO FORMA
                                     ----------------------------------------------------------        ---------------------------

                                           MAF                FIDELITY            ST. FRANCIS
                                     SIX MONTHS ENDED      SIX MONTHS ENDED     SIX MONTHS ENDED        MAF          ST. FRANCIS
                                      JUNE 30, 2003          JUNE 30, 2003        JUNE 30, 2003       COMBINED      EQUIVALENT(1)
                                     ----------------      ----------------     ----------------      --------      -------------

Diluted earnings per share.......       $  1.63                1.76                    1.30              1.86           1.47
Cash dividends declared per share          0.36                0.15                    0.40              0.36           0.28
Book value per share (at period
   end)(2).......................         22.66               19.89                   19.88             26.84          21.20



                                                         HISTORICAL                                            PRO FORMA
                                     ----------------------------------------------------------        ---------------------------
                                                            FIDELITY              ST. FRANCIS
                                            MAF              TWELVE                 TWELVE
                                       TWELVE MONTHS       MONTHS ENDED           MONTHS ENDED
                                           ENDED           SEPTEMBER 30,          SEPTEMBER 30,          MAF          ST. FRANCIS
                                     DECEMBER 31, 2002         2002                   2002             COMBINED      EQUIVALENT(1)
                                     -----------------     ----------------       --------------       --------      -------------

Diluted earnings per share........      $  3.11                2.49                    2.25              3.36           2.65
Cash dividends declared per share.         0.60                0.35                    0.60              0.60           0.47
Book value per share (at period
   end)(2)........................        21.57               18.17                   19.15             25.59          20.22

------------------
(1) The St. Francis pro forma equivalent per share amounts are calculated by multiplying the pro forma MAF combined per share amounts by 0.79.
(2) Book value per share (at period end) is calculated by dividing period end stockholders' equity by shares outstanding.

                                  RISK FACTORS

         In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Forward-Looking Statements" on the inside front cover of this document, you should consider the following risk factors carefully in deciding whether to vote for the approval of the merger and the merger agreement.

THE EXCHANGE RATIO IS FIXED AND WILL NOT BE ADJUSTED TO REFLECT ANY CHANGES IN MAF COMMON STOCK VALUE BEFORE THE EFFECTIVE TIME OF THE MERGER.

         If you are a St. Francis shareholder, the precise value of the merger consideration to be paid to you will not be known at the time of your special meeting. Under the merger agreement, MAF will issue 0.79 shares of common stock in the merger in exchange for each share of St. Francis common stock. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either MAF or St. Francis common stock between the date of the merger agreement and the effective time of the merger. The value of MAF common stock will fluctuate and the value of MAF common stock at the time the merger is closed may be higher or lower than on the date of the merger agreement or the date of the special meetings. Stock price changes may result from a variety of factors, including completion of the merger, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory concerns. Many of these factors are beyond MAF's control. You may obtain market quotations on MAF's common stock that is more recent than provided in this document.

MAF MAY FAIL TO REALIZE THE ESTIMATED COST SAVINGS FOR THE MERGER.

         The success of the merger will depend, in part, on MAF's ability to realize the estimated cost savings from combining the businesses of St. Francis with MAF. MAF originally estimated that the cost savings from the merger would equal approximately 18% of St. Francis' total non-interest expenses, with approximately 55% of those savings reflected in 2004 and 95% achieved for 2005. While MAF continues to be comfortable with these estimates as of the date of this document, it is possible that these estimates of the potential cost savings could turn out to be incorrect. These cost savings estimates also depend on MAF's ability to combine the businesses of St. Francis and MAF in a manner that permits those costs savings to be realized. If MAF's estimates turn out to be incorrect or St. Francis and MAF are not able to combine successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

MAF MAY HAVE DIFFICULTIES INTEGRATING ST. FRANCIS' OPERATIONS INTO MAF'S OPERATIONS.

         The merger involves the integration of two companies that previously have operated independently of each other. Successful integration of St. Francis' operations will depend primarily on MAF's ability to consolidate operations, systems and procedures, eliminate redundancies and successfully expand its business into the greater Milwaukee area. While MAF has had success in previous acquisitions in integrating operations, there can be no assurance that MAF and St. Francis will be able to integrate their operations without encountering difficulties, including:

         o        loss of key employees and customers;

         o        delays in the data processing conversion;

         o possible inconsistencies in standards, control procedures and policies; and

         o unexpected problems with costs, operations, personnel, technology or credit.

         MAF's results following the merger may be adversely affected if:

         o the combination of the businesses of St. Francis and MAF takes longer or is more difficult, time-consuming or costly to accomplish than expected;

         o economic conditions deteriorate in the greater Chicago or Milwaukee areas; or

         o operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

         If any of these events were to occur, the business, operations and/or earnings of MAF following the merger could be negatively affected.

THE MARK-TO-MARKET ADJUSTMENTS RESULTING FROM THE MERGER MAY BE DIFFERENT THAN MAF ANTICIPATED.

         Upon consummation of the merger with St. Francis, MAF will be required to record purchase accounting mark-to-market adjustments to reflect the fair value of the assets and liabilities of St. Francis and will amortize or accrete these items into income, generally over the remaining contractual terms to maturity of such assets and liabilities. The actual mark-to-market adjustments will be determined on the closing date of the merger. Based on estimates of fair values as of June 30, 2003, MAF expects to record adjustments that will result in significant net accretion, or a net increase in earnings. However, the actual mark-to-market adjustments may differ materially from current estimates due to changes in interest rates, the final composition of St. Francis' assets and liabilities and other factors. MAF's current estimate of the pro forma impact of the St. Francis acquisition on its earnings could be adversely affected by these changes.

THE COMBINED LOAN PORTFOLIOS OF MAF AND ST. FRANCIS MAY HAVE AN INCREASED RISK OF LOSS.

         The composition of St. Francis' loan portfolio differs somewhat from MAF's current loan portfolio. As of June 30, 2003, St. Francis' loan portfolio included 16.6% of 1-4 family residential loans, 33.7% of commercial and construction real estate loans, 11.4% of multi-family loans, 9.2% of commercial business loans and 29.1% of consumer loans. MAF's loan portfolio as of June 30, 2003 included 76.9% of 1-4 family residential loans, 5.0% of commercial, construction and other real estate loans, 6.9% of multi-family loans, 0.5% of commercial business loans and 10.7% of consumer loans. On a pro forma combined basis (based on June 30, 2003 balances), giving effect to the mergers with both St. Francis and Fidelity Bancorp, Inc. (which closed on July 21, 2003), MAF's loan portfolio would be comprised 63.0% of 1-4 family residential loans, 11.1% of commercial, construction and other real estate loans, 9.3% of multi-family loans, 2.4% of commercial business loans and 14.2% of consumer loans. If the merger with St. Francis is consummated, the combined loan portfolio will contain an increased risk of potential losses inherent to the nature of these loans. If MAF encounters difficulties in the management of a larger portfolio of commercial business, commercial real estate and consumer loans, this could adversely effect MAF's earnings.

CHANGES IN GOVERNMENT FISCAL AND MONETARY POLICY OR DETERIORATING ECONOMIC CONDITIONS COULD REDUCE MAF'S INCOME AND CASH FLOWS.

         MAF's net income and cash flows greatly depend on the difference between the interest earned on interest-earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. The interest earned on MAF's assets and paid on MAF's liabilities is sensitive to many factors beyond MAF's control, including general economic conditions and the monetary and fiscal policies of various governmental and regulatory agencies, especially the U.S. Treasury and the Federal Reserve Board. Unanticipated changes in interest rates, or a flattening of the yield curve, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits and borrowings. Fluctuations in these areas may affect MAF adversely.

         In addition, deteriorating economic conditions in the Chicago or Milwaukee metropolitan areas could result in increased delinquencies in MAF's or St. Francis' loan portfolio, decreased demand for loan products and residential real estate, and changes in secondary mortgage market conditions, which could adversely affect MAF's earnings. A decline in housing demand also could result in unanticipated slowdowns or difficulties in MAF's real estate development operations, which could also adversely affect MAF's earnings.


         MAF and St. Francis, like many other mortgage lenders, have experienced record fixed-rate loan origination, prepayment and sale activity in recent quarters, which is not expected to continue in the current interest rate environment. MAF expects that fixed-rate loan originations, which MAF and St. Francis generally sell into the secondary markets, will decline as a result of the recent rise in long term interest rates, and this will result in lower loan sale activity. In addition, profit margins on loan sales tend to be lower in a rising interest rate environment. While MAF expects that it would be benefited by higher loan servicing fee income, due to slower prepayments, lower amortization of mortgage servicing rights, as well as potential reversals of valuation allowances on mortgage servicing rights, these effects may not fully offset the impact of rising interest rates on fixed-rate loan origination and loan sale activity. As a result, MAF's earnings could be adversely impacted in a rising interest rate environment unless Mid America Bank and St. Francis Bank are successful in growing their loan portfolios and increasing net income.


FUTURE GOVERNMENT REGULATION AND LEGISLATION COULD LIMIT MAF'S FUTURE GROWTH; CHANGES IN TAX AND ACCOUNTING LAWS, PRINCIPLES, POLICIES AND GUIDELINES MAY ADVERSELY AFFECT MAF.

         MAF and its subsidiaries are subject to extensive federal regulation, supervision and legislation that govern almost all aspects of the operations of MAF and Mid America Bank. These laws and regulations may change from time to time and are intended primarily for the protection of customers. Mid America Bank must also comply with numerous consumer lending laws, including truth-in-lending, fair lending and anti-discrimination laws.

         In addition, Mid America Bank is subject to an Agreed Consent Order that it entered into on December 30, 2002, to resolve allegations by the U.S. Department of Justice that it violated certain fair lending laws, which Mid America Bank denied. The order requires Mid America Bank to undertake a number of actions over the next five years to promote home mortgage lending in communities with significant minority populations. Mid America Bank is currently in compliance with all terms of this order, and does not expect the terms of the order will have any material impact on its earnings.

         Changes in accounting or tax laws, principles, policies and guidelines also may adversely affect MAF's reported operating results or financial condition. Similar to many financial institutions located in Wisconsin, St. Francis has a Nevada subsidiary that holds and manages investment securities. Wisconsin does not require consolidated tax returns and because the subsidiary is out of state, its income has not been subject to state income tax there. From time to time legislation has been proposed that would adopt consolidated reporting requirements in Wisconsin; however, no such proposals have been adopted. Representatives of the Wisconsin Department of Revenue, or Department, have recently indicated that the Department intends to revoke its previously issued favorable tax rulings relating to such Nevada subsidiaries, even though there has not been any intervening change in law. The Department also has implemented a program for the audit of Wisconsin financial institutions that have subsidiaries incorporated and located in Nevada, and may seek to assert a basis for imposition of Wisconsin income taxes on income from those operations, either retroactively or prospectively. While it is likely the Department's actions and interpretations will be challenged, MAF's net income following completion of the merger would be reduced if the Department succeeds in those actions. MAF might also need to incur costs in the future to address actions taken by the Department.

         Changes in laws and regulations or in governmental or bank regulatory policies or interpretations applicable to MAF and Mid America Bank also may have a negative impact on MAF's ability to expand its services and to increase the value of its business. While MAF cannot predict what effect any presently contemplated or future changes in the laws, regulations or policies would have on MAF, these changes or interpretations could be materially adverse to MAF.

FURTHER DETERIORATION IN MAF'S INVESTMENT SECURITIES PORTFOLIO COULD ADVERSELY AFFECT MAF'S EARNINGS.


         MAF and its subsidiaries maintain a diversified investment securities portfolio that includes United States government and agency securities, asset-backed securities, corporate debt securities, bank trust preferred securities and marketable equity securities. At June 30, 2003, MAF had $267.8 million of investment securities classified as available for sale and recorded at fair value. Of this amount, $75.9 million, or approximately 28%, were corporate debt and asset-backed securities. In addition to general market factors, the valuation of corporate debt and asset-backed securities may suffer in periods of economic recession or other adverse industry conditions, such as the challenges currently facing the airline, telecommunications, technology and energy industries.

         During the fourth quarter of 2002, MAF recorded a $3 million writedown on an $8.5 million floating-rate debt security backed by aircraft and related leases to a major airline that was not repaid at maturity in December 2002 and is now in default. During the quarter ended March 31, 2003, MAF took aggregate writedowns of $8.1 million on the amortized cost of two floating-rate asset-backed debt securities, reducing them to a combined estimated fair value of $10.5 million. One of the securities is collateralized by aircraft leased to a number of airlines and the other is secured by various less-than-investment-grade, high yield securities. One of the aircraft-related securities has decreased in market value since its initial writedown and will be written down further because the decline in market value is considered to be other than temporary. Based on the September 30, 2003 market value, the market value of this security was $1.9 million less than the carrying value and this impairment will be charged to earnings in the third quarter. Taken together, MAF expects to record a net loss of $870,000 on writedowns and gains on sales of investment and mortgage-backed securities in the third quarter of 2003. In addition, the value of this and other securities may suffer further deterioration in value, requiring additional charges to earnings in future periods.


THIS ACQUISITION WILL DILUTE THE OWNERSHIP INTERESTS OF CURRENT MAF AND ST. FRANCIS SHAREHOLDERS, AND FUTURE ACQUISITIONS AND/OR CAPITAL-RAISING EFFORTS BY MAF MAY DILUTE YOUR OWNERSHIP INTEREST IN MAF.

         Together, MAF's shareholders currently own 100% of MAF and have absolute power to approve or reject any matters requiring shareholder approval under Delaware law and MAF's certificate of incorporation and by-laws. St. Francis' shareholders currently own 100% of St. Francis and have absolute power to approve or reject any matters requiring shareholder approval under Wisconsin law and St. Francis' articles of incorporation and by-laws. After the merger, St. Francis shareholders will become owners of approximately 22% of the outstanding shares of MAF common stock (based on shares outstanding as of June 30, 2003 and giving pro forma effect to MAF shares issued to Fidelity shareholders in connection with the Fidelity merger in July 2003) and as a group will not control the approval or rejection of future MAF proposals submitted to a shareholder vote. While MAF shareholders as a group will retain ownership and voting rights with respect to a majority of MAF's outstanding shares following the merger, the former St. Francis shareholders will, as a group, have a significant impact on the approval or rejection of future MAF proposals submitted to a shareholder vote.

         Additionally, future business acquisitions and capital-raising efforts could be advisable for and material to MAF. MAF may issue additional shares of common stock in these instances, which would dilute your ownership interest in MAF.

                      SPECIAL MEETING OF MAF SHAREHOLDERS

GENERAL


         This document is being furnished to you in connection with the solicitation by MAF's board of directors of proxies to be voted at the special meeting to be held on November 25, 2003, and at any adjournment of the special meeting. At the MAF special meeting, you will be asked to vote on proposals to approve the merger agreement and the incentive compensation plan. Each copy of this document, which is being mailed to holders of MAF common stock on or about October 14, 2003, is accompanied by a proxy card for use at the special meeting.

DATE, PLACE AND TIME

         The MAF special meeting will be held at Marie's Ashton Place located at 341 West 75th Street, Willowbrook, Illinois 60514, on November 25, 2003 at 10:00 a.m., local time.

RECORD DATE

         The close of business on October 6, 2003 has been fixed by MAF's board of directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. Except as discussed below, each outstanding share of MAF common stock you own on the record date entitles you to one vote on all matters to be acted upon at the MAF special meeting.

REQUIRED VOTE; QUORUM; PRINCIPAL SHAREHOLDERS


         Delaware law requires that the merger agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of MAF common stock. Approval of the incentive compensation plan requires the affirmative vote of a majority of the shares of MAF common stock, voting in person or by proxy, at the special meeting. The presence, in person or by proxy, of a majority of the total number of shares of MAF common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. MAF's certificate of incorporation provides that record holders of more than 10% of MAF's outstanding common stock may not vote shares held in excess of this limit.


         As of the record date, 25,478,507 shares of MAF common stock were issued, outstanding and entitled to vote, of which approximately 3,078,275 shares, or approximately 12.08% were beneficially owned by directors and executive officers of MAF, its subsidiaries and their respective affiliates. There were no record holders of more than 10% of MAF's outstanding common stock on the record date.


         Under MAF's ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of MAF common stock allocated to such participant's account in the ESOP. ABN AMRO Trust Services Company serves as the corporate trustee for the ESOP. Subject to its duties under ERISA, the ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions received. Unvoted shares will be voted by the trustee in the same proportion as voted shares are cast. As of the record date, all of the 843,704 shares of MAF common stock in the ESOP had been allocated to participating employees, including 160,838 shares allocated to accounts of executive officers and directors.

         In connection with its acquisition of Fidelity, Mid America Bank became the plan sponsor of the Fidelity ESOP. Glenview State Bank serves as the corporate trustee for the Fidelity ESOP. Subject to its duties under ERISA, the trustee will vote all allocated shares held in the Fidelity ESOP in accordance with the instructions received. Unvoted shares will be voted by the trustee in accordance with its fiduciary duties. As of the record date, all of the 290,186 shares of MAF common stock in the Fidelity ESOP had been allocated to participating employees, including 26,762 shares allocated to the accounts of MAF executive officers and directors.

         Under MAF's profit sharing/401(k) plan, each participant is entitled to direct the trustee with respect to voting of the shares of MAF common stock allocated to such participant's account in the profit sharing/401(k) plan. ABN AMRO Trust Services Company serves as the corporate trustee for the profit sharing/401(k) plan. Subject to its duties under ERISA, the profit sharing/401(k) plan trustee will vote all allocated shares held in the 401(k)/profit sharing plan in accordance with the instructions received. Unvoted shares will be voted by the trustee in the same proportion as voted shares are cast. As of the record date, all of the 597,466 shares of MAF common stock in the profit sharing/401(k) plan had been allocated to participating employees, including 204,163 shares allocated to accounts of executive officers and directors.


         Information with respect to the directors and officers of MAF and their compensation, beneficial ownership of MAF common stock by persons or entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of MAF common stock by MAF executive officers and directors is included in the proxy statement for MAF's 2003 Annual Meeting of Shareholders, and such information is incorporated herein by reference to MAF's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the MAF special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You always can change your vote by submitting a new proxy card with a later date or by voting in person at the special meeting.

         Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the incentive compensation plan. Approval of the merger agreement is not conditioned or dependent upon approval of the incentive compensation plan. Similarly, if shareholders approve the incentive compensation plan, the plan will be adopted regardless of whether MAF and St. Francis shareholders approve the merger agreement. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted FOR approval of the merger agreement and FOR approval of the incentive compensation plan. Failure to return a properly executed proxy card or vote in person or an abstention will have the same effect as a vote AGAINST approval of the merger agreement.

         If any matters not described in this document are properly presented at the MAF special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. If the MAF special meeting is postponed or adjourned, MAF common stock may be voted by the persons named in the proxy card and on the new MAF special meeting date as well, unless you have revoked your proxy. MAF does not know of any other matters to be presented at the special meeting, other than the proposals to approve the merger agreement and the incentive compensation plan.

         If MAF common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

         You may revoke your proxy before it is voted by:

         o filing with the Secretary of MAF a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         Attendance at the MAF special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:
MAF Bancorp, Inc., 55th Street & Holmes Avenue, Clarendon Hills, Illinois, 60514, Attention: Corporate Secretary.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under the provisions of Delaware law, if you dissent to the merger you will not have a statutory right to have the value of your shares appraised. See "Description of the Merger--Dissenters' rights."

SOLICITATION OF PROXIES

         MAF will pay the costs associated with the solicitation of proxies at the MAF special meeting. In addition to solicitation by mail, directors, officers, and employees of MAF and Mid America Bank, who will not be specifically compensated for such services, may solicit proxies from the shareholders of MAF, personally or by telephone, telegram or other forms of communication. MAF intends to retain Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $6,500, plus reimbursement for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.

         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                   SPECIAL MEETING OF ST. FRANCIS SHAREHOLDERS

GENERAL


         This document is being furnished to you in connection with the solicitation by St. Francis' board of directors of proxies to be voted at the special meeting to be held on November 26, 2003, and at any adjournment of the special meeting. At the St. Francis special meeting, you will be asked to vote on a proposal to approve the merger agreement. Each copy of this document, which is being mailed to holders of St. Francis common stock on or about October 14, 2003, is accompanied by a proxy card for use at the special meeting.


DATE, PLACE AND TIME


         The St. Francis special meeting will be held at the Sheraton Brookfield Hotel located at 375 South Moorland Road, Brookfield, Wisconsin 53005, on November 26, 2003 at 10:00 a.m., local time.


RECORD DATE


         The close of business on October 6, 2003 has been fixed by St.
Francis' board of directors as the record date for the determination of shareholders entitled to notice of, and to vote at, the St. Francis special meeting. Except as discussed below, each outstanding share of St. Francis common stock you own on the record date entitles you to one vote on all matters to be acted upon at the St. Francis special meeting.

REQUIRED VOTE; QUORUM; PRINCIPAL SHAREHOLDERS


         Wisconsin law requires that the merger agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of St. Francis common stock. The presence, in person or by proxy, of a majority of the total number of shares of St. Francis common stock issued, outstanding and entitled to vote on the record date is necessary to constitute a quorum at the special meeting. St. Francis' articles of incorporation provide that record holders of more than 10% of St. Francis' outstanding common stock may not vote shares held in excess of this limit.


         As of the record date, 9,477,226 shares of St. Francis common stock were issued, outstanding and entitled to vote, of which approximately 1,026,854 shares, or approximately 10.8% were beneficially owned by directors and executive officers of St. Francis, its subsidiaries and their respective affiliates. There were no record holders of more than 10% of St. Francis' outstanding common stock on the record date. Pursuant to the terms of the merger agreement, all directors and executive officers of St. Francis have entered into affiliate lock-up agreements with MAF, pursuant to which each of them has agreed, among other things, to vote all of his or her shares of St. Francis common stock in favor of the approval of the merger agreement and against actions that would interfere with or impede the consummation of the merger. See "Terms of the Merger--Affiliate lock-up agreements."

         Under St. Francis' ESOP, each participant is entitled to direct the trustee with respect to voting of the shares of St. Francis common stock allocated to such participant's account in the ESOP. Marshall & Ilsley Trust Company serves as the corporate trustee for the ESOP. Subject to its duties under ERISA, the ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions received. As of the record date, all of the 864,556 shares of St. Francis common stock in the ESOP had been allocated to participating employees, including 122,749 shares allocated to accounts of executive officers.

         Information with respect to the beneficial ownership of St. Francis common stock by persons or entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of St. Francis common stock by St. Francis executive officers and directors is included in the proxy statement for St. Francis' 2002 Annual Meeting of Shareholders, and such information is incorporated herein by reference to St. Francis' Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

VOTING AND REVOCABILITY OF PROXIES

         You may vote in person at the St. Francis special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You always can change your vote by submitting a new proxy card with a later date or by voting in person at the St. Francis special meeting.

         Voting instructions are included on your proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted FOR approval of the merger agreement. Failure to return a properly executed proxy card or vote in person or an abstention will have the same effect as a vote AGAINST approval of the merger agreement.

         If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. If the St. Francis special meeting is postponed or adjourned, St. Francis common stock may be voted by the persons named in the proxy card and on the new St. Francis special meeting date as well, unless you have revoked your proxy. St. Francis does not know of any other matters to be presented at the St. Francis special meeting.

         If St. Francis common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

         You may revoke your proxy before it is voted by:

         o filing with the Secretary of St. Francis a duly executed revocation of proxy;

         o        submitting a new proxy with a later date; or

         o        voting in person at the special meeting.

         Attendance at the St. Francis special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: St. Francis Capital Corporation, 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005, Attention: Corporate Secretary.

NO DISSENTERS' RIGHTS OF APPRAISAL

         Under the provisions of Wisconsin law, if you dissent to the merger you will not have a statutory right to have the value of your shares appraised. See "Description of the Merger--Dissenters' rights."

SOLICITATION OF PROXIES


         St. Francis will pay the costs associated with the solicitation of proxies at the St. Francis special meeting. In addition to solicitation by mail, directors, officers, and employees of St. Francis, who will not be specifically compensated for such services, may solicit proxies from the shareholders of St. Francis, personally or by telephone, telegram or other forms of communication. St. Francis intends to retain D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses. Brokerage houses nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners.


         PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. DO NOT RETURN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                              INFORMATION ABOUT MAF

GENERAL


         Financial and other information relating to MAF, including information relating to MAF's current directors and executive officers, is set forth in MAF's 2002 Annual Report on Form 10-K, and MAF's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2003, MAF's Proxy Statement for the 2003 Annual Meeting of Shareholders filed with the SEC on March 24, 2003, and MAF's Current Reports on Form 8-K filed during 2003, which are incorporated by reference into this document and copies of which may be obtained from MAF as indicated under "Where You Can Find More Information" on page 94.


BUSINESS OF MAF

         MAF, a Delaware corporation, is a registered savings and loan holding company primarily engaged in the retail banking business through its wholly owned subsidiary, Mid America Bank and, to a lesser extent, in the residential real estate development business through MAF Developments. As of June 30, 2003, MAF had consolidated total assets of $6.0 billion, deposits of $3.8 billion and stockholders' equity of $526 million. See "--Recent developments" below regarding MAF's recently completed acquisition of Fidelity.

         MAF's primary assets are its investments in Mid America Bank, as well as in MAF Developments. MAF also maintains a small investment portfolio.

         Mid America Bank is a consumer-oriented financial institution offering various financial services to its customers, currently through 43 retail banking offices. The market area of Mid America Bank includes the suburban and urban communities in the Chicago metropolitan area, including 13 locations in the City of Chicago, a strong presence in western Cook County and affluent DuPage County, and increasing penetration of the rapidly-growing collar counties of Will and Kane as well as a presence in the southwest suburbs of Chicago. Mid America Bank is principally engaged in the business of attracting deposits from the general public and using such deposits, along with other borrowings, to make loans secured by real estate, primarily 1-4 family residential mortgage loans. To a lesser extent, Mid America Bank also makes multi-family mortgage, commercial real estate, commercial, residential construction, land acquisition and development as well as consumer loans, primarily home equity loans and lines of credit. Mid America Bank's commercial business lending unit targets lending and deposit relationships with small to medium-sized businesses in its primary market areas. Through subsidiaries, Mid America Bank operates an insurance agency that provides general insurance services, a title agency that provides limited title search services for certain loan transactions of Mid America Bank's loan customers, and offers investment services and securities brokerage primarily to Mid America Bank customers through its affiliation with INVEST Financial Corporation, a registered broker-dealer. Mid America Bank also has a wholly-owned captive reinsurance company, which shares in a portion of mortgage insurance premiums received by certain mortgage insurance companies on Mid America Bank's mortgage loan originations in return for assuming some of the risk of loss.

RECENT DEVELOPMENTS

         On July 21, 2003, MAF completed its acquisition of Fidelity Bancorp, Inc. in an all-stock transaction valued at approximately $114.1 million. MAF issued approximately 2.8 million shares of its common stock in this transaction. Fidelity, the holding company for Fidelity Federal Savings Bank, had consolidated total assets of $650 million, deposits of $451 million and stockholders equity of $63 million at June 30, 2003.

DESCRIPTION OF MAF CAPITAL STOCK

         MAF is incorporated under the laws of the State of Delaware.


         The authorized stock of MAF is divided into two classes, preferred stock, par value $0.01 per share, of which MAF is authorized to issue 5,000,000 shares, and common stock, par value $0.01 per share, of which MAF is authorized to issue 80,000,000 shares. As of September 9, 2003, there were 26,033,393 and 25,636,976 shares of MAF common stock issued and outstanding, respectively.


         Preferred Stock. MAF is authorized to issue shares of preferred stock from time to time in one or more series. No shares of preferred stock currently are outstanding. Preferred stock may have the designations, powers, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions as may be provided for the issue of the series by resolution adopted by MAF's board of directors. The preferred stock may have priority over MAF common stock regarding dividends and distribution of MAF's assets upon any liquidation, dissolution or winding up of MAF. The preferred stock may be redeemable for cash, property or rights of MAF, may be convertible into shares of MAF common stock, and may have voting rights entitling the holder to not more than one vote per share.

         Common Stock. Holders of MAF common stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by MAF's board of directors. The dividend rights of MAF common stock are subject to the rights of MAF preferred stock that may be issued. Each holder of MAF common stock is entitled to one vote for each share held. MAF common stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions. Holders of MAF common stock who beneficially own in excess of 10% of the outstanding shares of MAF common stock, or the limit, are not entitled to vote with respect to the shares held in excess of the limit.

         In the case of any liquidation, dissolution or winding up of the affairs of MAF, holders of MAF common stock will be entitled to receive, pro rata, any assets distributable to common shareholders in respect of the number of shares held by them. The liquidation rights of MAF common stock are subject to the rights of holders of MAF preferred stock that may be issued.

         All outstanding shares of MAF common stock are, and shares to be issued pursuant to the merger agreement will be when issued, fully paid and nonassessable.

                         INFORMATION ABOUT ST. FRANCIS

GENERAL


         Financial and other information relating to St. Francis, including information relating to St. Francis' current directors and executive officers, is set forth in St. Francis' 2002 Annual Report on Form 10-K, and St. Francis' Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31 and June 30, 2003, St. Francis' Proxy Statement for the 2003 Annual Meeting of Shareholders filed with the SEC on December 19, 2002, and St. Francis' Current Reports on Form 8-K filed during 2002 and 2003, which are incorporated by reference into this document and copies of which may be obtained from St. Francis as indicated under "Where You Can Find More Information" on page 94.


BUSINESS OF ST. FRANCIS

         St. Francis, a Wisconsin corporation, is the holding company for St. Francis Bank, a federally chartered stock savings bank. St. Francis' common stock is listed on the national market tier of Nasdaq and trades under the symbol "STFR." As of June 30, 2003, St. Francis had consolidated total assets of $2.3 billion, deposits of $1.4 billion and shareholders' equity of $194 million.


         St. Francis Bank is headquartered in Milwaukee, Wisconsin and serves southeastern Wisconsin with a network of 23 full-service, one limited-service and three loan production offices.

         St. Francis' operations include four strategic business segments:
Retail Banking, Commercial Banking, Mortgage Banking and Investments. St. Francis' principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from other operations, primarily to originate mortgage, consumer, commercial and other loans within its primary market areas, and to invest in mortgage-backed and related securities. Primary areas of lending include single-family and multi-family residential mortgages, home equity lines of credit, second mortgages, commercial real estate loans and commercial loans. St. Francis also purchases single-family mortgage loans, either by directly purchasing individual loans from other local mortgage lenders or by purchasing pools of single-family mortgage loans originated by other non-local lenders and secured by properties located outside the State of Wisconsin. St. Francis invests a significant portion of its assets in mortgage-backed and related securities, and to a lesser extent, invests in debt and equity securities, including U.S. Government and federal agency securities, short-term liquid assets and other marketable securities. St. Francis also invests in affordable housing projects throughout the State of Wisconsin. St. Francis' revenues are derived principally from interest on its loan portfolio, interest on mortgage-backed and related securities, and interest and dividends on its debt and equity securities. The affordable housing projects do not provide a significant source of income before taxes, but rather provide income tax credits that reduce St. Francis' income tax liability. St. Francis' principal sources of funds are from deposits, including brokered deposits, repayments on loans and mortgage-backed and related securities, and advances from the FHLB of Chicago.

               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited Pro Forma Condensed Combined Statement of Financial Condition and Pro Forma Condensed Combined Statements of Operations are based upon the historical results of MAF for the year ended December 31, 2002, and at and for the six months ended June 30, 2003, and of St. Francis and Fidelity, for the year ended September 30, 2002, and at and for the six months ended June 30, 2003, giving effect to the acquisitions using the purchase method of accounting. The Pro Forma Condensed Combined Statement of Financial Condition assumes that both mergers were consummated as of June 30, 2003 and the Pro Forma Condensed Combined Statements of Operations assume that both mergers occurred at the beginning of the periods shown. Pro forma adjustments, and the assumptions on which they are based, are described below and in the accompanying footnotes to the pro forma condensed combined financial statements. These financial statements should be read in conjunction with the historical financial statements of MAF and St. Francis incorporated by reference into this document. The pro forma condensed combined financial statements are not necessarily indicative of the results that actually would have occurred had the companies constituted a single entity during the respective periods, nor are they indicative of future results of operations.

         The pro forma condensed combined financial statements have been prepared using an assumed MAF stock value of $34.24, which represents a resulting assumed purchase price of $30.47 for each share of Fidelity common stock and an assumed MAF stock value of $34.83, which represents a resulting assumed purchase price of $27.52 for each share of St. Francis common stock. The assumed MAF stock values reflect the MAF average trading price at the time of announcement of the respective acquisitions, computed in accordance with applicable accounting standards.

         The pro forma condensed combined financial statements also do not take into account the following items, which will impact the financial condition, results of operations and reported per share amounts of the merged entity:

         o Earnings of Fidelity and St. Francis for the three months ended December 31, 2002, since the fiscal year end of MAF is December 31, while the fiscal year end for St. Francis and Fidelity is September 30 (See Note 7);

         o Earnings from June 30, 2003 to the actual closing date of the transactions;

         o Estimated expense savings to be derived from, among other things, the elimination of certain executive officer positions at Fidelity and St. Francis, elimination of duplicate backroom operations and conversion to MAF's in-house data processing system;

         o Expected revenue enhancements from implementing MAF's retail strategy, products and services in the Fidelity and St. Francis branches;

         o Purchase accounting adjustments to record land and buildings at fair value upon receipt of appraisals;

         o A reduction in the number of outstanding shares of common stock of MAF and St. Francis resulting from stock repurchases by each of the companies subsequent to the dates of the pro forma financial statements; and

         o Purchase accounting adjustments recorded in connection with the Fidelity transaction based on the estimated fair values of assets and liabilities as of July 21, 2003, the date that transaction was consummated. The purchase accounting adjustments recorded at the date of consummation may differ from the pro forma purchase accounting adjustments as of June 30, 2003 primarily due to changes in the composition of Fidelity's assets and liabilities and changes in interest rates that affected the estimated fair values as of the closing.

                                              PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                                                                     JUNE 30, 2003
                                                                      (UNAUDITED)

                                   MAF       FIDELITY     PRO FORMA       PRO FORMA                   PRO FORMA         PRO FORMA
                                  BANCORP    BANCORP     ADJUSTMENTS      COMBINED    ST. FRANCIS    ADJUSTMENTS        COMBINED
                                  -------    -------     -----------      --------    -----------    -----------        --------
                                                                       (In thousands)
ASSETS:
Cash and due from banks....        98,469      4,758   (5,000)(Note 2)      98,227      42,005    (13,300) (Note 2)      126,932
Interest-bearing deposits..        87,372        612                        87,984          --                            87,984
Federal funds sold.........        73,616     22,500                        96,116       2,162                            98,278
Investment securities
   available for sale, at
   fair value..............       267,811      9,444                       277,255      64,797                           342,052
Stock in Federal Home Loan
   Bank of Chicago,
   at cost.................       207,491     53,803                       261,294     110,943                           372,237
Mortgage-backed
   securities, at
   amortized cost..........            --         --                            --      91,236        779 (Note 3)        92,015
Mortgage-backed securities
   available for sale, at
   fair value..............       315,393    205,114                       520,507     537,934                         1,058,441
Loans receivable held for
   sale....................        92,830         82                        92,912      83,139                           176,051
Loans receivable...........     4,541,306    347,865    4,426 (Note 3)   4,893,597   1,229,528      5,523 (Note 3)     6,128,648
   Less: allowance for loan
      losses................       19,379      2,013                        21,392      14,265                            35,657
                               ----------    -------   ------            ---------   ---------    -------              ---------
   Net loans receivable....     4,521,927    345,852    4,426            4,872,205   1,215,263      5,523              6,092,991
Accrued interest receivable        22,794      2,787                        25,581       7,862                            33,443
Foreclosed real estate.....         1,345        336                         1,681         847                             2,528
Real estate held for
   development or sale.....        23,280         --                        23,280      31,650                            54,930
Premises and equipment, net        78,393      3,259                        81,652      30,874                           112,526
Core deposit intangibles...         6,506               1,575 (Note 3)       8,081                 10,531 (Note 3)        18,612
Other assets...............        78,693        972    1,316 (Note 4)      80,981      22,738     16,674 (Note 4)       120,393
Goodwill...................        95,375         --   42,416 (Note 3)     137,791      12,891    124,358 (Note 3)       262,149
                                                                                                  (12,891)(Note 4)
                               ----------    -------   ------            ---------   ---------    -------              ---------
                               $5,971,295    649,519   44,733            6,665,547   2,254,341    131,674              9,051,562
                               ==========    =======   ======            =========   =========    =======              =========

LIABILITIES AND
   STOCKHOLDERS' EQUITY:
LIABILITIES:
   Deposits................    $3,836,466    451,420    2,262 (Note 3)   4,290,148   1,357,524      5,830 (Note 3)     5,653,502
   Borrowed funds..........     1,471,000    125,000    5,650 (Note 3)   1,601,650     667,767     44,930 (Note 3)     2,314,347
   Advances by borrowers
      for taxes and
      insurance............        37,331      3,538                        40,869       6,965                            47,834
   Accrued expenses and
      other liabilities....       100,662      6,714                       107,376      28,107                           135,483
                               ----------    -------   ------            ---------   ---------    -------              ---------
      Total Liabilities....     5,445,459    586,672    7,912            6,040,043   2,060,363     50,760              8,151,166
                               ----------    -------   ------            ---------   ---------    -------              ---------
STOCKHOLDERS' EQUITY:
   Preferred stock.........            --         --                                                                          --
   Common stock............           254         57      (29)(Note 5)         282         146        (71)(Note 5)           357
   Additional paid-in
      capital..............       205,169     38,296   61,344 (Note 5)     304,809      89,846    184,971 (Note 5)       579,626
   Retained earnings,
      substantially
      restricted...........       372,983     54,900  (54,900)(Note 5)     372,983     173,537   (173,537)(Note 5)       372,983
   Accumulated other
      comprehensive income
      (loss), net of tax...         1,807         (7)       7 (Note 5)       1,807       1,364     (1,364)(Note 5)         1,807
   Treasury stock, at cost.       (55,306)   (30,282)  30,282 (Note 5)     (55,306)    (70,915)    70,915 (Note 5)       (55,306)
   Stock in gain deferral
      plan.................           929         --       --                  929          --                               929
   Common stock in BRP.....            --      (117)      117 (Note 5)          --          --                                --
                               ----------    -------   ------            ---------   ---------    -------              ---------
      Total stockholders'
        equity.............       525,836     62,847   36,821              625,504     193,978     80,914                900,396
                               ----------    -------   ------            ---------   ---------    -------              ---------
                               $5,971,295    649,519   44,733            6,665,547   2,254,341    131,674              9,051,562
                               ==========    =======   ======            =========   =========    =======              =========

        See accompanying notes to unaudited Pro Forma Condensed Combined
                             Financial Information.

                                              PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION
                                                             SIX MONTHS ENDED JUNE 30, 2003
                                                                      (UNAUDITED)

                                 MAF       FIDELITY      PRO FORMA       PRO FORMA                     PRO FORMA       PRO FORMA
                               BANCORP     BANCORP      ADJUSTMENTS      COMBINED    ST. FRANCIS      ADJUSTMENTS       COMBINED
                               -------     --------     -----------      ---------   -----------      -----------       --------
                                                  (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Loans receivable.......   $   131,289     12,618   (1,065) (Note 3)    142,842      38,142       (608) (Note 3)       180,376
   Mortgage-backed
      securities..........         6,257      4,351       17  (Note 3)     10,625       9,303       (273) (Note 3)        19,655
      securities and
      other...............        13,405      1,662     (140) (Note 2,3)   14,927       3,417       (314) (Note 2,3)      18,030
                             -----------  ---------    -----           ----------   ---------      -----              ----------
      Total interest
        income............       150,951     18,631   (1,188)             168,394      50,862     (1,195)                218,061

INTEREST EXPENSE:
   Deposits...............        31,817      5,472   (1,792) (Note 3)     35,497      12,590     (2,082) (Note 3)        46,005
   Borrowed funds.........        37,516      3,614   (1,596) (Note 3)     39,534      14,846     (8,572) (Note 3)        45,808
                             -----------  ---------    -----           ----------   ---------      -----              ----------
        expense...........        69,333      9,086   (3,388)              75,031      27,436    (10,654)                 91,813
                             -----------  ---------    -----           ----------   ---------      -----              ----------
      Net interest
        income............        81,618      9,545    2,200               93,363      23,426      9,459                 126,248
Provision for loan
   losses.................            --        125                           125         256                                381
                             -----------  ---------    -----           ----------   ---------      -----              ----------
   Net interest income
      after provision.....        81,618      9,420    2,200               93,238      23,170      9,459                 125,867

NON-INTEREST INCOME:
      Gain (loss) on
        sale of Loans
        receivable........        15,802         41                        15,843      11,492                             27,335
        Investments and
           MBS............           (75)       862                           787       2,467                              3,254
   Income from real
      estate operations.           3,322         --                         3,322       1,842                              5,164
   Deposit account
      service charges.....        11,399        138                        11,537       3,988                             15,525
   Loan servicing fee
      income (expense)....        (3,416)       104                        (3,312)      3,195                               (117)
   Impairment of
      mortgage
      servicing rights....          (940)        --                          (940)     (2,405)                            (3,345)
   Brokerage commissions           1,379        329                         1,708         823                              2,531
   Other..................         5,517      3,362                         8,879         148                              9,027
                             -----------  ---------    -----           ----------   ---------      -----              ----------
      Total
        non-interest
        income............        32,988      4,836                        37,824      21,550                             59,374

NON-INTEREST EXPENSE:
   Compensation and
      benefits............        31,292      3,250                        34,542      15,316                             49,858
   Office occupancy and
      equipment...........         6,984      1,011                         7,995       4,738                             12,733
   Federal deposit
      insurance premiums             322         --                           322                                            322
   Advertising and
      promotion...........         3,098        189                         3,287                                          3,287
   Data processing........         1,965        258                         2,223         465                              2,688
   Amortization of
      intangibles.........           749         --      130  (Note 3)        879                    832  (Note 3)         1,711
   Other..................         9,009      1,167                        10,176       5,970                             16,146
                             -----------  ---------    -----           ----------   ---------      -----              ----------
      Total
        non-interest
        expense.........          53,419      5,875      130               59,424      26,489        832                  86,745
                             -----------  ---------    -----           ----------   ---------      -----              ----------
      Income before
        income taxes....          61,187      8,381    2,070               71,638      18,231      8,627                  98,496
Income taxes............          22,360      2,621      766               25,747       5,418      3,192                  34,357
                             -----------  ---------    -----           ----------   ---------      -----              ----------
   Net income...........     $    38,827      5,760    1,304               45,891      12,813      5,435                  64,139
                             ===========  =========    =====           ==========   =========      =====              ==========
EARNINGS PER SHARE
   (NOTE 6):
   Basic................     $      1.67       1.83                          1.76        1.36                               1.91
                             ===========  =========                    ==========   =========                         ==========
   Diluted..............     $      1.63       1.76                          1.72        1.30                               1.86
                             ===========  =========                    ==========   =========                         ==========
WEIGHTED-AVERAGE SHARES
   OUTSTANDING (NOTE 6):
   Basic................      23,287,507  3,155,844                    26,113,616   9,405,994                         33,591,919
                             ===========  =========                    ==========   =========                         ==========
   Diluted..............      23,855,036  3,256,369                    26,750,863   9,873,749                         34,540,230
                             ===========  =========                    ==========   =========                         ==========

------------------
(1)     Approximately $3.3 million of Fidelity's other non-interest income for the six months ended June 30, 2003 is related to the recovery of a previously charged-off investment.

        See accompanying notes to unaudited Pro Forma Condensed Combined
                             Financial Information.

                                              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                                TWELVE MONTHS ENDED DECEMBER 31, 2002 FOR MAF AND
                                                  SEPTEMBER 30, 2002 FOR FIDELITY AND ST. FRANCIS
                                                                      (UNAUDITED)

                                   MAF        FIDELITY        PRO FORMA       PRO FORMA                  PRO FORMA       PRO FORMA
                                 BANCORP      BANCORP        ADJUSTMENTS      COMBINED    ST. FRANCIS   ADJUSTMENTS       COMBINED
                                 -------      --------       -----------      ---------   -----------   -----------       --------
                                                  (Dollars in thousands, except per share amounts)
INTEREST INCOME:
   Loans receivable.......... $   288,790      31,269     (1,915) (Note 3)    318,144       87,901    (1,149) (Note 3)     404,896
   Mortgage-backed
      securities.............      11,295       8,787         33  (Note 3)     20,115       29,955      (515) (Note 3)      49,555
   Investment securities
      and other..............      29,405       3,784       (281) (Note 2,3)   32,908        5,289      (628) (Note 2,3)    37,569
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Total interest income       329,490      43,840     (2,163)             371,167      123,145    (2,292)              492,020

INTEREST EXPENSE:
   Deposits..................      90,963      13,656     (2,027)             102,592       36,287    (3,636) (Note 3)     135,243
   Borrowed funds............      80,502       8,586     (2,676) (Note 3)     86,412       31,132   (17,143) (Note 3)     100,401
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Total interest
        expense..............     171,465      22,242     (4,703)             189,004       67,419   (20,779)              235,644
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Net interest income....     158,025      21,598      2,540              182,163       55,726    18,487               256,376

Provision for loan losses....         300         600                             900        3,289                           4,189
                              -----------   ---------     ------           ----------    ---------   -------            ----------
   Net interest income
      after provision........     157,725      20,998      2,540              181,263       52,437    18,487               252,187

NON-INTEREST INCOME:
      Gain (loss) on sale
        of Loans receivable..      16,330         690                          17,020       12,751                          29,771
        Investments and MBS..         119       1,122                           1,241        1,312                           2,553
   Income from real estate
      operations.............       9,717          --                           9,717        3,190                          12,907
   Deposit account service
       charges...............      22,239         281                          22,520        5,586                          28,106
   Loan servicing fee
       income (expense)......      (4,772)        389                          (4,383)       1,182                          (3,201)
   Brokerage commission......       2,702         863                           3,565        1,556                           5,121
   Other.....................      10,028          41                          10,069          819                          10,888
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Total non-interest
        income...............      56,363       3,386                          59,749       26,396                          86,145

NON-INTEREST EXPENSE:
   Compensation and
      benefits...............      59,098       6,544                          65,642       27,349                          92,991
   Office occupancy and
      equipment..............      11,670       1,993                          13,663        8,781                          22,444
   Federal deposit
      insurance premiums.....       4,844                                       4,844          254                           5,098
   Advertising and
      promotion..............         667         550                           1,217          957                           2,174
   Data processing...........       3,655         498                           4,153        1,735                           5,888
   Amortization of
      intangibles............       1,649                    292  (Note 3)      1,941                  1,917  (Note 3)       3,858
   Other.....................      17,759       2,112                          19,871        9,018                          28,889
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Total non-interest
        expense..............      99,342      11,697        292              111,331       48,094     1,917               161,342
                              -----------   ---------     ------           ----------    ---------   -------            ----------
      Income before income
        taxes................     114,746      12,687      2,248              129,681       30,739    16,570               176,990
Income taxes.................      40,775       4,684        832               46,291        8,867     6,131                61,289
                              -----------   ---------     ------           ----------    ---------   -------            ----------
   Net income................ $    73,971       8,003      1,416               83,390       21,872    10,439               115,701
                              ===========   =========     ======           ==========    =========   =======            ==========
EARNINGS PER SHARE (NOTE 7):
   Basic..................... $      3.19        2.61                            3.21         2.36                            3.46
                              ===========   =========                      ==========    =========                      ==========
   Diluted................... $      3.11        2.49                            3.13         2.25                            3.36
                              ===========   =========                      ==========    =========                      ==========
WEIGHTED-AVERAGE SHARES
   OUTSTANDING (NOTE 7):
   Basic.....................  23,162,422   3,069,172                      25,988,531    9,262,052                      33,466,834
                              ===========   =========                      ==========    =========                      ==========
   Diluted...................  23,748,411   3,211,814                      26,643,425    9,727,091                      34,424,170
                              ===========   =========                      ==========    =========                      ==========

        See accompanying notes to unaudited Pro Forma Condensed Combined
                             Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1:  Basis of Presentation

         The mergers will be accounted for by MAF using the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141. Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The unaudited Pro Forma Condensed Combined Statement of Financial Condition at June 30, 2003 is based on the unaudited consolidated statements of financial condition of MAF and subsidiaries, Fidelity and subsidiaries, and St. Francis and subsidiaries, adjusted for the impact of SFAS No. 141. For purposes of pro forma presentation, estimates of the fair values of Fidelity's and St. Francis' assets and liabilities as of June 30, 2003, have been combined with the historical book values of MAF's assets and liabilities as of June 30, 2003.

         The unaudited Pro Forma Combined Condensed Statements of Operations for the years ended December 31, 2002 (includes the year ended September 30, 2002 for Fidelity and St. Francis) and the six-month period ended June 30, 2003, are based on the consolidated statements of operations of MAF and subsidiaries, Fidelity and subsidiaries, and St. Francis and subsidiaries, adjusted for the impact of SFAS No. 141, assuming the mergers occurred on the first day of each respective year.

         Certain amounts in the historical financial statements of St. Francis and Fidelity have been reclassified and adjusted to conform to MAF's historical financial statement presentation.

Note 2:  Cash and Due from Banks

         As part of the Fidelity transaction, MAF incurred approximately $5.0 million in transaction costs, primarily for professional expenses, change in control benefits and severance payments to certain employees, data processing contract termination, printing and other expenses. As part of the St. Francis transaction, MAF expects to incur approximately $13.3 million in transaction costs, primarily for professional expenses, change in control benefits and severance payments to certain employees, data processing contract termination, printing and other expenses.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002 is reduced by $100,000 and $200,000, respectively, to reflect the reduction in cash of $5.0 million assumed to have been invested at an average interest rate of 4.00%.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002 is reduced by $266,000 and $532,000, respectively, to reflect the reduction in cash of $13.3 million assumed to have been invested at an average interest rate of 4.00%.

Note 3:  Allocation of Purchase Accounting Adjustments

         In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," intangible assets acquired that can be separately identified are assigned a portion of the total cost of the acquired company if the fair values of those assets can be reliably determined. Any identified intangible is recorded at the cost of the intangible and amortized over its estimated life.

         The following table provides a reconciliation of the excess cost of the Fidelity merger to MAF (based on estimated value of the merger consideration assuming an MAF common stock value of $34.24 per share) over the estimated fair value of net assets as of June 30, 2003, assumed to have been acquired from Fidelity (in thousands):

MAF stock to be issued (2,826,109 shares)................         $  96,766
Value of 154,506 Fidelity carryover options, net of
   $609,000 of tax benefits..............................             2,293
Transaction costs........................................             5,000
                                                                  ---------
                                                                   $104,059
Less:
   Stockholders' equity of Fidelity......................            62,847
   Purchase accounting adjustments, net..................            (1,211)
   Accumulated other comprehensive loss, net of tax......                 7
                                                                  ---------
      Cost in excess of fair value of net assets acquired         $  42,416
                                                                  =========

         The following table provides a reconciliation of the excess cost of the St. Francis merger to MAF (based on estimated value of the merger consideration assuming an MAF common stock value of $34.83 per share) over the estimated fair value of net assets as of June 30, 2003, assumed to have been acquired from St. Francis (in thousands):

MAF stock to be issued (7,478,303 shares)................         $ 260,469
Value of 1,310,895 St. Francis carryover options, net
   of $4.2 million of tax benefits.......................            10,251
Transaction costs........................................            13,300
                                                                  ---------
                                                                  $ 284,020
Less:
   Stockholders' equity of St. Francis...................           193,978
   Purchase accounting adjustments, net..................           (20,061)
   Elimination of existing goodwill......................           (12,891)
   Accumulated other comprehensive income, net of tax....            (1,364)
                                                                  ---------
      Cost in excess of fair value of net assets
        acquired.........................................         $ 124,358
                                                                  =========

         Fair value adjustments as of June 30, 2003, were calculated for investment securities, mortgage-backed securities, loans receivable, core deposit accounts, certificates of deposit and borrowings. The fair value adjustments actually recorded by MAF in connection with the Fidelity transaction may differ from those shown above primarily due to changes in the composition of Fidelity's assets and liabilities and changes in interest rates that affected the estimated fair values as of the closing. The fair value adjustments ultimately recorded by MAF in connection with the St. Francis transaction may be materially different from the pro forma values indicated due to (a) changes in interest rates and economic conditions beyond the control of management, (b) changes in the composition of St. Francis' assets and liabilities, and (c) refinements to the underlying assumptions made by MAF, all of which would impact the fair value of assets acquired and liabilities assumed.

         A summary of the fair value adjustments of Fidelity as of June 30, 2003, is presented below (in thousands):

Mortgage-backed securities..............................          $   (183)
Investments.............................................               172
Loans receivable........................................             4,426
Core deposit intangible.................................             1,575
Certificates of deposit.................................            (2,262)
Borrowings..............................................            (5,650)
Deferred tax asset......................................               711
                                                                  --------
   Total purchase accounting adjustments, net...........          $ (1,211)
                                                                  ========

         A summary of the fair value adjustments of St. Francis as of June 30, 2003, is presented below (in thousands):

Mortgage-backed securities..............................          $  1,785
Mortgage-backed securities, at amortized cost...........               779
Investments.............................................               299
Loans receivable........................................             5,523
Core deposit intangible.................................            10,531
Certificates of deposit.................................            (5,830)
Borrowings..............................................           (44,930)
Deferred tax asset......................................            11,782
                                                                  --------
   Total purchase accounting adjustments, net...........          $(20,061)
                                                                  ========

         Interest income on loans receivable in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002, is reduced by $1.1 million and $1.9 million, respectively, for the Fidelity acquisition and by $608,000 and $1.1 million, respectively, for the St. Francis acquisition. These pro forma adjustments reflect the amortization of the assumed premiums calculated based on the estimated fair values of loans receivable using the level-yield method over an estimated average life of three years for Fidelity and four years for St. Francis.

         Interest income on mortgage-backed securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002, is increased by $17,000 and $33,000, respectively, for the Fidelity acquisition and reduced by $273,000 and $515,000, respectively, for the St. Francis acquisition. These pro forma adjustments reflect the amortization of the assumed discount for Fidelity and assumed premium for St. Francis calculated based on the estimated fair values of mortgage-backed securities using the level-yield method over an estimated average life of four years for Fidelity and three years for St. Francis.

         Interest income on investment securities in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002 is reduced by $40,000 and $81,000, respectively, for the Fidelity acquisition and by $48,000 and $96,000, respectively, for the St. Francis acquisition. These pro forma adjustments reflect the amortization of assumed premiums calculated based on the estimated fair values of investment securities using the level-yield method over an estimated average life of four years for Fidelity and three years for St. Francis.

         Interest expense on deposits in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002, is reduced by $1.8 million and $2.0 million, respectively, for the Fidelity acquisition and by $2.1 million and $3.6 million, respectively, for the St. Francis acquisition. These pro forma adjustments reflect amortization of the assumed premiums calculated based on the estimated fair values of certificates of deposit using the level-yield method over an estimated average life of seven months for Fidelity and 13 months for St. Francis.

         Interest expense on borrowings in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003, and the year ended December 31, 2002, is reduced by $1.6 million and $2.7 million, respectively, for the Fidelity acquisition and by $8.6 million and $17.1 million respectively, for the St. Francis acquisition. These pro forma adjustments reflect amortization of the assumed premiums calculated based on the estimated fair values of borrowings using the level-yield method over an estimated average life of two years for Fidelity and three years for St. Francis.

         Amortization of core deposit intangibles expense in the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2003 and the year ended December 31, 2002, is increased by $130,000 and $292,000, respectively, for the Fidelity acquisition and by $832,000 and $1.9 million, respectively, for the St. Francis acquisition. These pro forma adjustments reflect amortization of the core deposit intangibles on an accelerated basis over 10 years for both Fidelity and St. Francis.

Note 4:  Other Assets and Goodwill

         The Pro Forma Combined Statement of Financial Condition as of June 30, 2003, includes adjustments to other assets as follows:

         o For the Fidelity acquisition, a $1.3 million increase in other assets for the tax impact of pro forma purchase accounting adjustments, the reversal of the tax impact of SFAS No. 115 mark-to-market entries on mortgage-backed and investment securities, and tax benefits related to carryover options.

         o For the St. Francis acquisition, an $16.7 million increase in other assets for the tax impact of pro forma purchase accounting adjustments, the reversal of the tax impact of SFAS No. 115 mark-to-market entries on mortgage-backed and investment securities, and tax benefits related to carryover options.

         The Pro Forma Combined Statement of Financial Condition as of June 30, 2003, includes the elimination of $12.9 million of existing goodwill at St. Francis.

Note 5:  Stockholders' Equity

         As of June 30, 2003, there were 23,201,179 shares of MAF common stock, 3,175,585 shares of Fidelity common stock, and 9,466,206 shares of St. Francis common stock outstanding. The Pro Forma Condensed Combined Statement of Financial Condition assumes that each share of Fidelity was purchased for stock consideration valued at $30.47 per share (based on MAF common stock value of $34.24 per share, at the fixed exchange ratio of 0.89 MAF shares for each Fidelity share outstanding). As of June 30, 2003, the Fidelity merger would have resulted in the issuance of an additional 2,963,619 shares of MAF common stock, including 2,826,109 for existing shares and 137,510 shares assumed to have been issued upon the exercise of 154,506 Fidelity carryover stock options. The Pro Forma Condensed Combined Statement of Financial Condition assumes that each share of St. Francis will be purchased for stock consideration valued at $27.52 per share (assuming an MAF common stock value of $34.83 per share, at the fixed exchange ratio of 0.79 MAF shares for each St. Francis share outstanding). As of June 30, 2003, the St. Francis merger would have resulted in the issuance of an additional 8,513,910 shares of MAF common stock, including 7,478,303 for existing shares and 1,035,607 shares assumed to have been issued upon the exercise of 1,310,895 St. Francis carryover stock options.

         The following tables detail the adjustments to stockholders' equity, based on the assumed purchase price and the shares of Fidelity and St. Francis' common stock, and carryover options, outstanding on June 30, 2003, in the unaudited Pro Forma Condensed Combined Statement of Financial Condition (in thousands):

FIDELITY MERGER:                                                            ACCUMU-
                                                                             LATED
                                                                             OTHER
                                                                            COMPRE-                    COMMON
                                    COMMON        PAID-IN       RETAINED    HENSIVE      TREASURY      STOCK
                                     STOCK        CAPITAL       EARNINGS     LOSS          STOCK       IN RRP
                                    ------        --------      --------    --------     --------      -------
Elimination of Fidelity
   shareholders' equity......        $(57)        (38,296)      (54,900)        7         30,282         117
Issuance of MAF common stock.          28          96,738            --        --             --          --
Value of Fidelity carryover
   stock options.............          --           2,902            --        --             --          --
                                     ----          ------       -------        --         ------         ---
   Total pro forma adjustment        $(29)         61,344       (54,900)        7         30,282         117
                                     ====          ======       =======        ==         ======         ===

ST. FRANCIS MERGER:                                                                  ACCUMU-
                                                                                      LATED
                                                                                      OTHER
                                                                                     COMPRE-
                                           COMMON        PAID-IN       RETAINED      HENSIVE         TREASURY
                                            STOCK        CAPITAL       EARNINGS       INCOME          STOCK
                                           ------       --------       ---------     --------        --------
Elimination of St. Francis'
   shareholders' equity.............       $(146)       (89,846)       (173,537)      (1,364)         70,915
Issuance of MAF stock...............          75        260,394              --           --              --
Value of St. Francis carryover
   stock options....................          --         14,423              --           --              --
                                           -----        -------         -------        -----          ------
   Total pro forma adjustments......       $ (71)       184,971        (173,537)      (1,364)         70,915
                                           =====        =======         =======        =====          ======

Note 6:  Earnings Per Share

         Basic earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 10,304,412 shares of MAF common stock as of January 1, 2002, and the elimination of the Fidelity and St. Francis average shares outstanding as of January 1, 2002.

         Diluted earnings per share in the Pro Forma Combined Condensed Statements of Operations were computed by dividing pro forma net income by the total average shares outstanding, assuming the issuance of 10,304,412 shares of MAF common stock plus the dilutive effect of stock options and the elimination of the Fidelity and St. Francis average shares outstanding as of January 1, 2002. The dilutive effect of Fidelity and St. Francis outstanding stock options was computed using the average market price of MAF Common Stock for the period at the respective fixed exhange ratio.

Note 7: Quarter Ended December 31, 2002 results for Fidelity and St. Francis

         In accordance with Regulation S-X, the pro forma results detailed above do not include the results for Fidelity and St. Francis for the three months ended December 31, 2002 because their fiscal year ends are September 30, which differs from the December 31 year end of MAF.

         Total assets of Fidelity at December 31, 2002 were $729.9 million including loans receivable of $401.8 million. Total deposits were $463.3 million. Net income for the three months ended December 31, 2002 was $1.9 million and basic and diluted earnings per share were $.61 and $.58, respectively.

         Total assets of St. Francis at December 31, 2002 were $2.24 billion including loans receivable of $1.22 billion. Total deposits were $1.40 billion. Net income for the three months ended December 31, 2002 was $6.1 million and basic and diluted earnings per share were $0.65 and $0.62, respectively.

         PROPOSAL NO. 1 - APPROVAL OF MERGER BETWEEN MAF AND ST. FRANCIS

TO BE VOTED ON BY MAF SHAREHOLDERS AT THE MAF SPECIAL MEETING AND BY ST. FRANCIS SHAREHOLDERS AT THE ST. FRANCIS SPECIAL MEETING.

                            DESCRIPTION OF THE MERGER

GENERAL


         The merger agreement provides for the merger of St. Francis with and into MAF. MAF will be the surviving corporation in the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. MAF anticipates filing this document as soon as practicable after the last of the conditions precedent to the merger has been satisfied or waived. See "Terms of the Merger--Conditions to the merger." A copy of the merger agreement is attached as Appendix A to this document. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.


         Upon completion of the merger, each outstanding share of St. Francis common stock will be converted into the right to receive 0.79 shares of MAF common stock. Cash, without interest, will be paid to St. Francis shareholders instead of issuing any fractional share interest of MAF common stock. Options to purchase St. Francis common stock that are outstanding immediately prior to the effective time will either be converted into options to purchase MAF common stock or cash. The number of shares of MAF common stock subject to the converted stock option will equal the number of shares subject to the St. Francis stock option multiplied by 0.79. The exercise price of the converted stock option will equal the St. Francis stock option's exercise price divided by 0.79.

BACKGROUND OF THE MERGER

         While the St. Francis board of directors had reviewed St. Francis' strategic options on a regular basis, it did not decide to put that review on a formal basis until August of 1999. At that time, the St. Francis board entered into an engagement letter with Hovde Financial LLC, or Hovde, to explore potential acquisitions, potential acquirors, and other possible methods or strategies for enhancing shareholder value.

         After several exploratory meetings with the St. Francis board, Hovde was authorized to contact a select group of companies that it had identified as possibly having an interest in acquiring St. Francis. Pursuant to that authorization, on or about October 15, 1999, Hovde contacted the management of five financial institution holding companies on a "no names"-basis to determine whether those institutions might have an interest in pursuing some form of acquisition discussions with St. Francis. Of those contacted, four expressed sufficient interest to enter into confidentiality agreements in order to obtain the name of the potential acquiree and to receive additional information. While responses were received from each of the parties that had requested materials from Hovde, the St. Francis board did not believe any of the responses merited pursuing additional discussions. St. Francis terminated its engagement of Hovde in December 1999.

         In early 2000, Thomas Perz, the Chairman of the Board, President and CEO of St. Francis, and the CEO of one of the potential acquirors contacted by Hovde spoke about whether there was sufficient interest to warrant further transaction discussions between St. Francis and that company. At that time, the parties agreed to hold informal discussions and to exchange a variety of public and nonconfidential information. Discussions with that company continued for much of 2000, with the parties on one occasion reaching an impasse on a potential price and terminating discussions entirely, only to resume discussions some two months later. By mid-October of 2000, the St. Francis board believed discussions had progressed to the point where there was a rough framework for a merger and at least some general agreement as to what might be an acceptable price. In November 2000, the CEO of the potential acquiror conferred with the St. Francis board and the St. Francis board authorized entering into a confidentiality agreement with that company to permit the exchange of additional, confidential materials and to allow a more detailed analysis of a possible transaction. The board of directors of the potential acquiror then voted not to continue to pursue the combination at the price in question and discussions between the companies terminated.

         The St. Francis board did not immediately pursue other business combination options and instead returned its primary attention to remaining independent. Thereafter, at a board planning session held in late March 2001, KBW made a presentation on possible approaches to the enhancement of shareholder value and, thereafter, continued to offer financial advice to management and the St. Francis board in a number of other areas, including portfolio management and repositioning and share repurchase strategies, through late July of 2001.

         At a KBW-sponsored industry conference held in July 2001, KBW first introduced Mr. Perz to MAF's CEO, President and CFO. Following that introduction, KBW inquired of MAF's senior management as to its general interest in potentially exploring a possible affiliation with St. Francis.

         On August 13, 2001, representatives of KBW met with the St. Francis board and its CFO and provided an overview of MAF, who had expressed some interest in St. Francis following the July conference. At the St. Francis board's request, KBW returned for a similar meeting on August 16, 2001, at which time they profiled what they viewed as the pros and cons of MAF as a potential merger partner. No action was taken at that time as a result of either of these meetings.

         At a regular meeting of the board of directors of MAF held on August 28, 2001, the MAF board was first apprised of exploratory discussions between senior management of MAF and KBW concerning MAF's possible interest in a business combination between MAF and St. Francis.

         Subsequently, in October 2001, the board of St. Francis determined that they might again be interested in exploring a potential business combination as one of a number of possible methods for enhancement of shareholder value. On October 19, the St. Francis board and met with KBW to generally discuss what might be involved and who the interested parties might be if St. Francis were to again explore a possible sale. As a result, the board authorized management to enter into a formal engagement letter with KBW on October 30, 2001, authorizing KBW to explore various options including, but not limited to, a possible sale of St. Francis.

         Shortly after execution of the engagement letter, KBW made a number of general inquiries to ascertain the degree of interest that potential acquirors might have in a "significant, Milwaukee-based, institution." Of the entities contacted, MAF expressed a strong degree of interest and offered, in KBW's opinion, the best strategic match. After discussions with KBW as to the potential of MAF as an acquiror, the board authorized KBW to contact MAF for the purpose of beginning discussions. In October 2001, KBW contacted MAF, MAF signed a confidentiality agreement with KBW and they had further discussions about MAF's interest in a possible business combination with St. Francis. KBW arranged a December 2001 meeting between the senior executives of the two organizations to further pursue possible interest and on or about January 21, 2002, MAF and St. Francis entered into a confidentiality agreement providing for an exchange of information between the parties.

         In late January 2002, senior officers of MAF made a presentation to the St. Francis board of directors to provide to them information about MAF's business and delivered to KBW a memorandum outlining the terms of a preliminary acquisition proposal. St. Francis and MAF then commenced due diligence reviews of each other, including reviews of both publicly available materials as well as internal budgets and projections, and other information appropriate for considering a business combination.

         In early February 2002, the parties had their first discussions on the structure of a possible transaction, with MAF suggesting a 100% stock transaction and making an informal proposal regarding a possible share exchange ratio and addressing management issues. Shortly thereafter, MAF delivered to St. Francis a draft non-binding expression of interest addressing material transaction issues, including a proposed exchange ratio, exclusivity period, employee benefit matters and other transaction terms. On February 19, 2002 St. Francis delivered a counter-proposal to MAF. Following discussions with KBW, MAF delivered a revised formal, non-binding, expression of interest on February 28, 2002. The board of St. Francis met informally on March 1, 2002, again with KBW representatives present, and approved entering into an exclusivity agreement with MAF and commencing negotiation of a definitive acquisition agreement based on the general terms outlined in MAF's non-binding expression of interest.

         Thereafter, MAF engaged in on-site due diligence of St. Francis' loan portfolio and engaged an independent public accounting firm to assist in this process. The parties continued to exchange information and to discuss both the terms for a definitive agreement and strategies for integration of the two organizations. On April 16, 2002, following evaluation by MAF of the results of the loan portfolio evaluation, MAF delivered to St. Francis a revised non-binding expression of interest addressing, among other things, a decrease in the proposed exchange ratio. Despite the decrease in the proposed exchange ratio, the St. Francis board agreed to continue discussions with MAF.

         On or about May 1, 2002, MAF contacted Sandler O'Neill to assist with MAF's evaluation of the potential business combination with St. Francis and on May 3, 2002, MAF delivered to St. Francis a revised proposal incorporating further changes in the proposed terms based on the ongoing discussions between the parties. KBW provided to the St. Francis board at its May 3, 2002 meeting an analysis of the attractiveness to St. Francis of the transaction based on the exchange ratio, as well as MAF's financial performance, prospects and position within the Chicago market. After discussion, the St. Francis board directed its management and KBW to continue discussions with MAF and also authorized extension of KBW's engagement.

         Thereafter, both parties engaged in additional due diligence. On May 17, 2002, MAF contacted St. Francis to inform them that MAF was pursuing another acquisition (Fidelity) in addition to the acquisition of St. Francis. The parties agreed to continue their discussions while the other acquisition progressed and also agreed that it would be appropriate to execute a tri-party confidentiality agreement so that St. Francis and Fidelity could each be made aware of the identity of the other. On May 20, 2002, St. Francis, MAF and Fidelity all entered into a tri-party confidentiality agreement. St. Francis and Fidelity immediately began conducting due diligence with respect to one another.

         On May 24, 2002, MAF delivered to St. Francis an initial draft of the definitive merger agreement. Negotiations continued into June 2002.

         Before the parties were able to reach any final agreement, St. Francis was informed by MAF in mid-June 2002 that MAF had become the subject of a review by the United States Department of Justice, or DOJ, of MAF's fair lending practices. The board of St. Francis met on June 28, 2002 with its counsel and KBW specifically to discuss the extent and nature of the DOJ developments. It was determined that further transaction discussions would need to take into account the likely timing for resolution of the DOJ review. This significantly slowed the pace of further negotiations while MAF focused on resolving the review with the DOJ.

         Between June 2002 and December 2002, ongoing discussions occurred periodically between MAF and St. Francis and their respective representatives with respect to the proposed business combination, management and employee benefit issues, and ongoing due diligence inquiries and visits, including a negotiation session held on September 26, 2002. During this period, MAF kept St. Francis apprised of progress on its resolution of the DOJ review and the status of its pending bank regulatory examination.

         Following MAF's entering into an agreed consent order with the DOJ in December 2002, negotiation between MAF and St. Francis resumed, including continued negotiation of the exchange ratio. At board meetings held in January and April, 2003, the St. Francis board met with representatives of KBW to discuss the status of the transaction and developments regarding further price discussions.

         At the St. Francis board meeting held on May 6, 2003, KBW advised the board that in further negotiations, MAF had indicated a willingness to increase the proposed exchange ratio to 0.79.

         On May 13, 2003, the St. Francis board held a special meeting to review the entire agreement and the final outcome of the pricing/exchange ratio negotiations. KBW made a presentation regarding its proposed fairness opinion, reviewed the approach and assumptions that went into its analysis and affirmed that as of the present date they would be able to issue a fairness opinion based on the current proposed exchange ratio. The board again directed KBW to continue discussions.

         The board of St. Francis met again, telephonically, on May 20, 2003, with its counsel and KBW representatives. KBW affirmed that they would be in a position to issue a fairness opinion based on the currently proposed exchange ratio of 0.79. The board then approved the definitive agreement, subject to timely and satisfactory completion of the necessary schedules to the definitive agreement.

         The MAF board of directors held a special meeting on May 15, 2003, at which MAF's counsel and representatives of Sandler O'Neill were present, to consider the proposed transaction. At this meeting, Sandler O'Neill reviewed the financial impact of the proposed merger and indicated to the MAF board that it was prepared to deliver a fairness opinion based on the terms of the proposed merger as of that date. The MAF board approved the final terms of the transaction at a special telephonic meeting on May 19, 2003, upon receipt of Sandler O'Neill's oral opinion on that date (which was followed by the receipt of Sandler O'Neill's written opinion dated May 20, 2003) that the transaction was fair to MAF's shareholders from a financial point of view.

         The documentation was completed and the definitive agreement signed on the evening of May 20, 2003. The transaction was then announced on May 21, 2003, before the market opened.

MAF'S REASONS FOR THE MERGER AND BOARD RECOMMENDATION

         MAF's board of directors believes that the merger is in the best interests of MAF and its shareholders. In reaching its decision to recommend this merger to MAF shareholders, MAF's board concluded that the merger provides an opportunity for enhanced financial performance and shareholder value. St. Francis and MAF have similar philosophies and approaches, as well as complementary strengths.

         MAF's board determined the merger would place MAF in an improved competitive position because it believes the merger combines two institutions with complementary businesses and business strategies, thereby creating a stronger combined institution with greater size, flexibility, breadth of services, efficiency, resources, profitability and potential for growth. MAF's board believes that each company currently is well-managed, that each company will contribute complementary business strengths resulting in a well-diversified company following the merger, with strong capitalization and diversification that will allow MAF following the merger to take advantage of future opportunities for growth.

         In deciding to approve the merger agreement, MAF's board considered a number of factors, including the following:


         o The likelihood of the merger providing earnings accretion to MAF;

         o        a review of

                  - the business, operations, earnings, and financial condition, including the capital levels and asset quality, of St. Francis on historical, prospective, and pro forma bases and in comparison to other financial institutions in the greater Chicago and Milwaukee areas,

                  - the demographic, economic and financial characteristics of the markets in which St. Francis operates, including existing competition, history of the market areas with respect to financial institutions, and demand for financial services, on historical and prospective bases, and

                  -        the results of MAF's due diligence review of St.
                           Francis;

         o the opinion of Sandler O'Neill as to the fairness of the exchange ratio;

         o the likelihood of regulators approving the merger without undue conditions or delay;

         o the community orientation of both MAF and its bank subsidiary and St. Francis and its bank subsidiary; and

         o a variety of factors affecting and relating to the overall strategic focus of MAF.

         MAF's board also considered potential risks if the board decided to approve the merger, including the following:

         o the possibility that the anticipated benefits of merger may not be realized, including the expected cost savings and earnings accretion;

         o the possibility that the merger and the related integration process could result in the loss of key employees, or in the loss of customers;

         o the potential for deterioration in asset quality as a result of a change in the composition of MAF's loan portfolio following the Fidelity and St. Francis mergers;

         o the risk to MAF's current business operations of having its management focused on the successful integration of both Fidelity and St. Francis into MAF; and

         o the risk associated with making an out-of-state acquisition in a new market.

         MAF's board concluded that the anticipated benefits of the merger were likely to substantially outweigh the perceived risks.

         While MAF's board of directors considered these and other factors, MAF's board of directors did not assign any specific or relative weights to the factors considered, and did not make any determination with respect to any individual factor. MAF's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of MAF and MAF's shareholders.

         MAF'S BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, MAF AND ITS SHAREHOLDERS. MAF'S BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

ST. FRANCIS' REASONS FOR THE MERGER AND BOARD RECOMMENDATION

         In its deliberations and in making its determination, with the assistance of its legal and financial advisors, St. Francis' board of directors considered many factors including, without limitation, the following:

         o the business, operations, properties, assets, competitive position, financial condition, operating results, management, objectives and prospects of St. Francis and the strategic fit between the markets, operations and philosophies of the institutions;

         o current conditions, developments and trends in the banking industry, economy and capital markets in general and in the Milwaukee and Chicago markets in particular and the board's analysis of the potential impact on St. Francis and the potential impact on MAF following the merger;

         o their belief that following the merger MAF would be well-positioned to grow through possible future acquisitions or expansions while at the same time not being so large as to reduce MAF's attractiveness as an acquisition candidate;

         o the opinion of KBW that the exchange ratio is fair, from a financial point of view, to St. Francis shareholders;

         o information concerning the business, financial condition and results of operations of MAF, including the recent performance of MAF common stock;

         o the fact that MAF common stock has greater liquidity than the shares of St. Francis common stock;

         o the view, after consultation with KBW, and in light of the process undertaken by St. Francis to solicit interest from third parties for a strategic transaction, that it was unlikely that a third party would be willing to pay more for St. Francis;

         o the likelihood of the merger receiving treatment as a tax-free reorganization for U.S. federal income tax purposes and the St. Francis board's conclusion that this treatment would be beneficial for a large number of its shareholders;

         o the terms and conditions of the merger agreement, including the fixed exchange ratio, and the board's determination that these terms and conditions were appropriate in a strategic transaction of this type and the ability of St. Francis and MAF to obtain the regulatory approvals necessary to complete the transaction;

         o the fixed exchange ratio would allow St. Francis shareholders to enjoy any increase in the value of MAF's common stock before the merger;

         o the fact that the merger agreement allows St. Francis to terminate its obligations to complete the merger if MAF's stock price declines both by a specified percentage and in relation to the decline in average price of a select group of thrift institutions prior to closing;

         o the anticipated effect of the merger on employee compensation, benefits and incentives under various employment-related agreements, plans and programs; and

         o the impact on St. Francis' depositors and customers in terms of the range of products and services available from the combined institution and as a result of the expanded franchise area.

         St. Francis' board of directors also considered the potential adverse consequences of the merger, including the following:

         o        the challenges of integrating two companies;

         o the fact that the merger agreement does not provide for any adjustment to the exchange ratio;

         o the risk of not achieving the expected cost savings and other benefits;

         o the risk of diverting management's attention and resources from other strategic opportunities and operational matters to focus on combining the companies;

         o the fact that the merger will result in MAF's expansion into a new market, the Milwaukee metropolitan area; and

         o the risks associated with possible delays in obtaining necessary approvals and the terms of such approvals.

         St. Francis' board concluded that the anticipated benefits of the merger were likely to substantially outweigh the preceding risks.

         In reaching its determination to accept the merger agreement proposed by MAF, St. Francis' board of directors did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors. Although there can be no assurance, St. Francis' board of directors also believes that the merger will provide St. Francis' shareholders with increased value and liquidity for their stock and will provide its communities and customers with expanded services and products.

         ST. FRANCIS' BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ST. FRANCIS AND ITS SHAREHOLDERS. ST. FRANCIS' BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING ADVISABLE AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.

         Certain members of St. Francis' board of directors have interests in the merger in addition to their interests as shareholders generally, including entitlement to certain cash payments that will be made as a result of the merger under various benefit plans and agreements currently in place and to be made under agreements entered into between the individuals and MAF in connection with the merger. You may wish to consider these interests in evaluating St. Francis' board of directors' recommendation that you vote in favor of the merger.
See "Terms of the Merger--Interests of certain persons in the merger."

FAIRNESS OPINION OF MAF'S FINANCIAL ADVISOR

         By letter dated April 1, 2003, MAF retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with St. Francis. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill participated in certain of the negotiations leading to the merger agreement and advised MAF and its board regarding the financial impact of the proposed merger. At the May 19, 2003 meeting at which MAF's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing on May 20, 2003, that, as of such date, the exchange ratio was fair to MAF's shareholders from a financial point of view. Sandler O'Neill has confirmed its May 20th opinion by delivering to the board a written opinion dated the date of this document. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE WRITTEN OPINION. MAF SHAREHOLDERS SHOULD READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH THEIR CONSIDERATION OF THE PROPOSED MERGER.

         SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF ITS OPINION. THE OPINION WAS DIRECTED TO THE MAF BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO MAF SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF MAF TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY MAF SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER.

         In connection with rendering its May 20, 2003 opinion, Sandler O'Neill reviewed and considered, among other things:

         o the merger agreement and certain of the exhibits and schedules thereto;

         o certain publicly available financial statements and other historical financial information of MAF that it deemed relevant;

         o certain publicly available financial statements and other historical financial information of St. Francis that they deemed relevant;

         o internal financial projections for MAF for the years ending December 31, 2003 and 2004 (on a stand-alone basis and giving effect to MAF's pending acquisition of Fidelity) and consensus earnings per share estimates for MAF for the years ending December 31, 2003 and 2004 published by I/B/E/S;

         o internal financial projections for St. Francis for the fiscal years ending September 30, 2003 and 2004 furnished by management of St. Francis and reviewed with management of MAF;

         o the pro forma financial impact of the merger on MAF, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of MAF;

         o the relative contributions of assets, liabilities, equity and earnings of MAF and St. Francis to the resulting institution;

         o the publicly reported historical price and trading activity for MAF's and St. Francis' common stock, including a comparison of certain financial and stock market information for MAF and St. Francis with similar publicly available information for certain other publicly traded companies;

         o the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

         o the current market environment generally and the banking environment in particular; and

         o such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

         Sandler O'Neill also discussed with certain members of senior management of MAF the business, financial condition, results of operations and prospects of MAF and held similar discussions with certain members of senior management of St. Francis regarding the business, financial condition, results of operations and prospects of St. Francis.

         In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of MAF and St. Francis that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or liabilities, contingent or otherwise, of MAF or St. Francis or any of their respective subsidiaries, or the collectibility of any such assets, and it was not furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of MAF or St. Francis, and it did not review any individual credit files relating to MAF or St. Francis. With MAF's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both MAF and St. Francis were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of MAF or St. Francis.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with MAF's consent, that there has been no material change in MAF's and St. Francis' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that MAF and St. Francis will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes.

         In rendering its May 20, 2003 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE

READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to MAF or St. Francis and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of MAF or St. Francis and the companies to which they are being compared.

         The earnings projections used and relied upon by Sandler O'Neill for MAF and St. Francis in its analyses were based upon published I/B/E/S consensus earnings estimates in the case of MAF and upon internal financial projections furnished by management of St. Francis and reviewed with MAF's management in the case of St. Francis. With respect to such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, MAF's management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance of MAF and St. Francis, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for St. Francis were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections. The purchase accounting adjustments and the related amortization/accretion of such adjustments were estimated by MAF based on information as of March 31, 2003. The final mark-to-market adjustments, and the resulting amortization/accretion, will be determined on the closing date of the acquisition and may differ materially from the estimated purchase accounting adjustments due to changes in the interest rate environment, the final composition of St. Francis' assets and liabilities, and other factors.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MAF, St. Francis and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the MAF board at the board's May 19, 2003 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of MAF's common stock or St. Francis' common stock or the prices at which MAF's or St. Francis' common stock may be sold at any time.

         Summary of transaction. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of MAF's common stock on May 16, 2003 of $33.51 and the exchange ratio of 0.79, Sandler O'Neill calculated an implied transaction value of $26.47 per share.

Based upon financial information for St. Francis for the twelve months ended March 31, 2003, Sandler O'Neill calculated the following ratios:

                            TRANSACTION RATIOS
--------------------------------------------------------------------------
Transaction value/Last 12 months' EPS                               11.12x
Transaction value/Tangible book value per share                    149.14%
Transaction value/Stated book value per share                      138.53
Tangible book premium/Core deposits(1)                               7.37

------------------
(1)      Assumes St. Francis' total core deposits are $1.2 billion.

For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $263 million, based upon 9.9 million shares of St. Francis common stock outstanding and including the intrinsic value of 1.38 million options with a weighted average strike price of $16.50. Sandler O'Neill noted that the transaction value represented a 5.89% premium over the May 16, 2003 closing price of St. Francis' common stock.

         Stock trading history. Sandler O'Neill reviewed the history of the reported trading prices and volume of MAF's common stock and St. Francis' common stock and the relationship between the movements in the prices of MAF's common stock and St. Francis' common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index, the Standard & Poor's Bank Index and the median performance of a composite peer group of publicly traded savings institutions for each of MAF and for St. Francis selected by Sandler O'Neill. During the three-year period ended May 16, 2003, MAF's common stock underperformed its peer group and outperformed each of the other indices to which it was compared, while St. Francis' common stock outperformed each of the indices to which it was compared.

                                MAF'S AND ST. FRANCIS' THREE-YEAR STOCK PERFORMANCE
------------------------------------------------------------------------------------------------------------
                                                BEGINNING INDEX VALUE                   ENDING INDEX VALUE
                                                    MAY 15, 2000                           MAY 16, 2003
                                               -----------------------                 ---------------------
MAF...................................                 100.00%                                184.88%
MAF peer group........................                 100.00                                 229.15
Nasdaq Bank Index.....................                 100.00                                 154.89
S&P Bank Index........................                 100.00                                 114.17
S&P 500 Index.........................                 100.00                                  65.02

                                                BEGINNING INDEX VALUE                   ENDING INDEX VALUE
                                                    MAY 15, 2000                           MAY 16, 2003
                                               -----------------------                 ---------------------
St. Francis...........................                 100.00%                                185.19%
St. Francis peer group................                 100.00                                 171.18
Nasdaq Bank Index.....................                 100.00                                 154.89
S&P Bank Index........................                 100.00                                 114.17
S&P 500 Index.........................                 100.00                                  65.02

         Comparable company analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for MAF and two groups of financial institutions selected by Sandler O'Neill. The first group, or Peer Group, consisted of MAF and the following publicly traded savings institutions with total assets between $3 billion and $15 billion and tangible capital ratios between 5% and 9%:

          Webster Financial Corporation                    New York Community Bancorp, Inc.
          Downey Financial Corp.                           Roslyn Bancorp, Inc.
          Staten Island Bancorp, Inc.                      BankUnited Financial Corporation
          BankAtlantic Bancorp, Inc.                       Waypoint Financial Corp.
          FirstFed Financial Corp.                         Sterling Financial Corporation
          Seacoast Financial Services Corporation          Anchor BanCorp Wisconsin Inc.
          PFF Bancorp, Inc.                                First Federal Capital Corp

         Sandler O'Neill also compared MAF to a group of publicly traded savings institutions with total assets between $2.5 billion and $15 billion that had a return on average equity (based on last twelve months' earnings) greater than 15% and a price-to-tangible book value ratio greater than 190%. This High Performing Group was comprised of the following institutions:

          Webster Financial Corporation                    New York Community Bancorp, Inc.
          Roslyn Bancorp, Inc.                             Anchor BanCorp Wisconsin Inc.
          First Federal Capital Corp                       TrustCo Bank Corp NY

The analysis compared publicly available financial information for MAF and the median data for each group as of and for each of the years ended December 31, 1998 through 2002 and as of and for the twelve months ended March 31, 2003. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2003, with pricing data as of May 16, 2003.

                                                                    COMPARABLE GROUP ANALYSIS
                                                  --------------------------------------------------------------
                                                                                                 HIGH PERFORMING
                                                      MAF               PEER GROUP MEDIAN          GROUP MEDIAN
                                                  --------------        -----------------        ---------------
Total assets (in thousands).................        $5,984,930              $5,704,635               $7,210,064
Tangible equity/tangible assets.............              7.05%                   7.06%                    5.72%
Intangible assets/total equity..............             19.77                    8.22                    14.12
Net loans/total assets......................             73.44                   67.49                    54.22
Gross loans/total deposits..................            115.74                  115.35                    98.54
Total borrowings/total assets...............             25.09                   33.79                    26.68
Non-performing assets/total assets..........              0.62                    0.41                     0.26
Loan loss reserve/gross loans...............              0.44                    1.14                     1.19
Net interest margin.........................              2.97                    3.37                     3.48
Non-interest income/average assets..........              0.87                    0.71                     0.87
Non-interest expense/average assets.........              1.62                    2.00                     2.00
Efficiency ratio............................             44.03                   54.34                    46.88
Return on average assets....................              1.31                    1.20                     1.42
Return on average equity....................             15.78                   15.18                    18.78
Price/tangible book value per share.........            188.32                  166.63                   249.75
Price/last 12 months' EPS...................             10.47x                  11.17x                   11.29x
Dividend payout ratio.......................             19.69%                  20.25%                   29.39%
Dividend yield..............................              1.88                    1.80                     2.59

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for St. Francis and two different groups of savings institutions. The Regional Group consisted of St. Francis and the following publicly traded regional savings institutions:

          Anchor BanCorp Wisconsin Inc.                    First Federal Capital Corp
          CFS Bancorp, Inc.                                Camco Financial Corporation
          EFC Bancorp, Inc.                                HF Financial Corp.
          HMN Financial, Inc.                              First Midwest Financial, Inc.
          PVF Capital Corp.

         Sandler O'Neill also compared St. Francis to a group of publicly traded savings institutions having total assets of between $750 million and $7.5 billion that had a return on average equity (based on last twelve months' earnings) greater than 15% and a price-to-tangible book value greater than 190%. This High Performing Group was comprised of the following institutions:

          MAF Bancorp, Inc.                                Anchor BanCorp Wisconsin Inc.
          First Federal Capital Corp                       Trustco Bank Corp NY
          First Financial Holdings, Inc.                   Commercial Capital Bancorp, Inc.
          Coastal Financial Corporation

         The analysis compared publicly available financial information for St. Francis and the median data for each of the Regional Group and High Performing Group as of and for each of the years ended December 31, 1998 through 2002 and as of and for the twelve months ended March 31, 2003. The table below sets forth the comparative data as of and for the twelve months ended March 31, 2003, with pricing data as of May 16, 2003.

                                                                    COMPARABLE GROUP ANALYSIS
                                                  --------------------------------------------------------------
                                                                                                 HIGH PERFORMING
                                                   ST. FRANCIS        REGIONAL GROUP MEDIAN        GROUP MEDIAN
                                                  -------------       ---------------------      ---------------
Total assets (in thousands).................        $2,293,437                $810,778               $2,712,134
Tangible equity/tangible assets.............              7.61%                   7.86%                    6.63%
Intangible assets/total equity..............              7.13                    5.79                     9.77
Net loans/total assets......................             55.79                   74.76                    67.95
Gross loans/total deposits..................             94.87                  110.23                   110.47
Total borrowings/total assets...............             29.65                   22.18                    25.09
Non-performing assets/total assets..........              0.29                    1.00                     0.46
Loan loss reserve/gross loans...............              1.10                    0.75                     0.84
Net interest margin.........................              2.53                    3.12                     3.54
Non-interest income/average assets..........              1.17                    0.92                     0.94
Non-interest expense/average assets.........              2.08                    2.23                     2.05
Efficiency ratio............................             58.68                   63.36                    48.28
Return on average assets....................              1.04                    0.81                     1.31
Return on average equity....................             13.01                    8.82                    17.06
Price/tangible book value per share.........            135.38                  135.07                   221.57
Price/last 12 months' EPS...................             10.50x                  14.31x                   11.90x
Dividend payout ratio.......................             29.41%                  39.49%                   26.08%
Dividend yield..............................              2.80                    2.76                     1.88

         Analysis of selected merger transactions. Sandler O'Neill reviewed 32 merger transactions announced nationwide from January 1, 2002 through May 16, 2003 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months' earnings per share, transaction price at announcement to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book value premium to core deposits and premium to market price and computed median multiples and premiums for the transactions. These multiples were applied to St. Francis' financial information as of and for the twelve months ended March 31, 2003. As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of St. Francis' common stock of $32.99 to $44.68 based upon the median multiples for the transactions. The implied transaction value of the merger as calculated by Sandler O'Neill was $26.47 per share.

                             NATIONWIDE TRANSACTION MULTIPLES
---------------------------------------------------------------------------------------
                                                   MEDIAN MULTIPLE       IMPLIED VALUE
                                                   ---------------       --------------
Transaction price/Last 12 months' EPS.........           18.77x              $44.68
Transaction price/Estimated EPS...............           16.95                42.04(1)
Transaction price/Book value..................          170.61%               33.93
Transaction price/Tangible book value.........          184.41                34.05
Tangible book premium/Core deposits...........           14.16                35.67(2)
Premium to market.............................           31.95                32.99(3)

------------------
(1) Based on median I/B/E/S EPS estimate for St. Francis for the fiscal year ended September 30, 2003.
(2)      Assumes St. Francis' core deposits total $1.2 billion.
(3)      Based on St. Francis' May 16, 2003 closing price of $25.00.

         Discounted dividend stream and terminal value analysis. Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of St. Francis through December 31, 2006 under various circumstances, assuming St. Francis' projected dividend stream and that St. Francis performed in accordance with the earnings projections through December 31, 2004 that were reviewed with management. For periods after 2004, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 9%. To approximate the terminal value of St. Francis common stock at December 31, 2006, Sandler O'Neill applied price/earnings multiples ranging from 8x to 18x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of St. Francis common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of St. Francis common stock of $17.65 to $44.76 when applying the price/earnings multiples, and $18.14 to $45.85 when applying multiples of tangible book value. The implied transaction value of the merger as calculated by Sandler O'Neill was $26.47 per share.

                                                      EARNINGS PER SHARE MULTIPLES
    DISCOUNT           ------------------------------------------------------------------------------------------
      RATE                8X              10X              12X             14X             16X               18X
    --------           ------           ------           ------          ------          ------            ------
      9.0%             $21.37           $26.05           $30.73          $35.40          $40.08            $44.76
     11.0               20.03            24.40            28.76           33.13           37.50             41.87
     13.0               18.79            22.88            26.96           31.05           35.14             39.22
     15.0               17.65            21.48            25.31           29.13           32.96             36.78

                                                 TANGIBLE BOOK VALUE PER SHARE MULTIPLES
    DISCOUNT           ------------------------------------------------------------------------------------------
      RATE              100%             125%             150%            175%             200%             225%
    --------           ------           ------           ------          ------           ------           ------
      9.0%             $21.95           $26.73           $31.51          $36.29           $41.07           $45.85
     11.0               20.57            25.04            29.50           33.97            38.43            42.90
     13.0               19.30            23.48            27.66           31.83            36.01            40.18
     15.0               18.14            22.05            25.96           29.87            33.78            37.69

         Sandler O'Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of MAF through December 31, 2006 under various circumstances, assuming MAF's projected dividend stream and that MAF performed in accordance with median I/B/E/S estimates in 2003 and 2004. For periods after 2004, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 9%. To approximate the terminal value of MAF common stock at December 31, 2006, Sandler O'Neill applied price/earnings multiples ranging from 8x to 18x and multiples of tangible book value ranging from 100% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MAF common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of MAF common stock of $21.97 to $56.87 when applying the price/earnings multiples and $19.18 to $49.02 when applying multiples of tangible book value.

                                                      EARNINGS PER SHARE MULTIPLES
    DISCOUNT           ------------------------------------------------------------------------------------------
      RATE                8X              10X              12X             14X             16X               18X
    --------           ------           ------           ------          ------          ------            ------
      9.0%             $26.66           $32.71           $38.75          $44.79          $50.83            $56.87
     11.0               24.97            30.61            36.25           41.90           47.54             53.18
     13.0               23.41            28.69            33.96           39.24           44.52             49.79
     15.0               21.97            26.92            31.86           36.80           41.74             46.68

                                                 TANGIBLE BOOK VALUE PER SHARE MULTIPLES
    DISCOUNT           ------------------------------------------------------------------------------------------
      RATE              100%             125%             150%            175%             200%             225%
    --------           ------           ------           ------          ------           ------           ------
      9.0%             $23.24           $28.39           $33.55          $38.71           $43.86           $49.02
     11.0               21.77            26.58            31.40           36.22            41.04            45.85
     13.0               20.42            24.92            29.43           33.93            38.44            42.94
     15.0               19.18            23.39            27.61           31.83            36.05            40.27

In connection with its analyses, Sandler O'Neill considered and discussed with the MAF board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         Contribution analysis. Sandler O'Neill reviewed the relative contributions to be made by MAF and St. Francis to the combined institution based on projected financial information of both companies as of or for the quarter ended June 30, 2003 and, in the case of MAF, giving effect to the pending acquisition of Fidelity. The percentage of pro forma shares owned was determined using the exchange ratio of 0.79. This analysis indicated that the implied contributions to the combined entity were as follows:

                            CONTRIBUTION ANALYSIS
---------------------------------------------------------------------
                                              MAF         ST. FRANCIS
                                             -----        -----------
Net loans..............................      79.4%            20.6%
Total assets...........................      74.7             25.3
Deposits...............................      76.1             23.9
Borrowings.............................      68.4             31.6
Tangible equity........................      73.2             26.8
Total equity...........................      76.8             23.2
Last 12 months' net income.............      76.6             23.4
Market capitalization(1)...............      78.9             21.1
Pro forma ownership....................      77.9             22.1

------------------
(1)      Based on closing stock prices as of May 16, 2003.

         Pro forma merger analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the fourth quarter of 2003, (2) 100% of the St. Francis shares are exchanged for MAF common shares at an exchange ratio of 0.79, (3) 2004 earnings per share projections for MAF consistent with median I/B/E/S earnings per share estimates,
(4) 2004 earnings per share projections for St. Francis based on internal financial projections furnished by St. Francis' management and reviewed with MAF's management, and (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings estimated by the senior managements of MAF and St. Francis. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to the combined company's projected earnings per share and accretive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                           PRO FORMA MERGER ANALYSIS
---------------------------------------------------------------------------
                                               MAF
                                            STAND-ALONE           PRO FORMA
                                            -----------          ----------
Projected 2004 GAAP EPS................       $  3.52             $  3.81
Projected 2004 Cash EPS(1) ............          3.59                3.62
Projected Tangible Book Value
(at December 31, 2004).................         21.96               22.55

------------------
(1) Cash EPS reflects the elimination of accretion/amortization of purchase accounting adjustments.

         MAF has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of $100,000, all of which is contingent, and payable, upon closing of the merger. MAF has also paid Sandler O'Neill a fee of $200,000 for rendering its opinion. MAF has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement up to a maximum of $25,000 and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         Sandler O'Neill has in the past provided other investment banking services to MAF and received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to MAF and St. Francis and their respective affiliates and may actively trade the equity securities of MAF and St. Francis and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

FAIRNESS OPINION OF ST. FRANCIS' FINANCIAL ADVISOR

         Keefe, Bruyette & Woods, Inc., or KBW, has acted as financial advisor to St. Francis in connection with the merger. St. Francis selected KBW because KBW is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with St. Francis and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

         At the May 20, 2003 St. Francis board meeting, KBW reviewed the financial aspects of the proposed merger with the board of directors and rendered an oral opinion that the exchange ratio in the merger was fair to St. Francis shareholders from a financial point of view. For the purposes of the oral opinion, the consideration to be paid by MAF for all outstanding shares of St. Francis common stock is 0.79 shares of MAF common stock for each outstanding St. Francis share.

         THE FULL TEXT OF KBW'S WRITTEN OPINION UPDATED THROUGH THE DATE OF THIS DOCUMENT IS ATTACHED AS APPENDIX C TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. ST. FRANCIS' SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KBW.

         KBW'S OPINION IS DIRECTED TO THE ST. FRANCIS BOARD AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO OFFERED IN THE MERGER CONSIDERATION TO THE ST. FRANCIS STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY ST. FRANCIS STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE AT THE ST. FRANCIS SPECIAL MEETING ON THE MERGER AGREEMENT OR ANY RELATED MATTER.

         In rendering its opinion, KBW:

         o        reviewed, among other things:

                  -        the merger agreement dated May 20, 2003;

                  - annual reports to stockholders and Annual Reports on Form 10-K of MAF for the three years ended December 31, 2002;

                  - annual reports to stockholders and Annual Reports on Form 10-K of St. Francis for the three years ended September 30, 2002;

                  -        recent quarterly reports on Form 10-Q of MAF;

                  -        recent quarterly reports on Form 10-Q of St. Francis;

                  -        other recent communications from St. Francis and MAF;

                  - other financial information concerning the businesses and operations of St. Francis and MAF furnished to KBW by St. Francis and MAF for the purposes of KBW's analysis;

                  - certain publicly available information concerning the trading of, and the trading market for, the common stock of St. Francis and MAF;

                  - certain publicly available information with respect to publicly traded companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry; and

                  - other financial information concerning the businesses and operations of St. Francis and MAF furnished to KBW by St. Francis and MAF for purposes of its analysis;

         o        held discussions with members of senior management of St.
                  Francis and MAF regarding:

                  - past, present and future operations, financial condition and regulatory relationships of the respective companies;

                  -        future prospects of the respective companies;

                  - the strategic objective of the merger and certain other benefits of the merger;

                  - the market prices, valuation multiples, publicly reported financial conditions and results of operations for St. Francis and MAF and the comparison with those of certain publicly traded companies that KBW deemed to be relevant;

                  - the proposed financial terms of the merger compared with the financial terms of certain other transactions that KBW deemed to be relevant; and

                  -        such other analyses that it considered appropriate.

         In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for St. Francis and MAF provided by management of St. Francis and MAF have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of St. Francis and MAF as to the future financial and operating performance of the companies. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for MAF and St. Francis are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of MAF or St. Francis.

         For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

         o the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

         o the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

         o each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

         o all conditions to the completion of the merger will be satisfied without any waivers; and

         o in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of St. Francis, MAF or the combined entity, as the case may be, or the contemplated benefits of the merger.

         KBW further assumed that the merger will be accounted for as a purchase under accounting principles generally accepted in the U.S., and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of St. Francis common stock or MAF common stock will trade following the announcement of the merger or the actual value of the MAF common stock when issued pursuant to the merger, or the prices at which the MAF common stock will trade following the completion of the merger.

         In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, St. Francis and MAF. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the St. Francis board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the St. Francis board or management of St. Francis with respect to the fairness of the merger consideration.

         SUMMARY OF ANALYSES BY KBW

         The following is a summary of the material analyses presented by KBW to the St. Francis board of directors on May 20, 2003 in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the St. Francis board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

         Transaction overview. In providing an overview of the merger, KBW noted that while the merger consideration of $259.9 million was calculated based on a fixed exchange ratio of 0.79 MAF shares per St. Francis share (based on St. Francis' diluted shares outstanding of 9,910,690), the aggregate transaction value will fluctuate based upon changes in MAF's stock price prior to closing. The transaction value per St. Francis share of $26.23 was based on MAF's closing price of $33.20 on May 19, 2003. St. Francis stock option holders may elect to exchange their stock options for MAF stock options or cash. Completion of the transaction is subject to St. Francis and MAF shareholder approvals, required regulatory approvals and other conditions.

         Transaction pricing multiples.  KBW calculated the following multiples:

       TRANSACTION MULTIPLES (ST. FRANCIS DATA AS OF 3/31/03)
       ------------------------------------------------------
       Price/Last 12 Months' EPS ($2.38).........................       11.0x
       Price/Last 12 Months' Operating(1) EPS ($2.25)............       11.7x
       Price/FY 2003 Analysts' Consensus EPS ($2.43).............       10.8x
       Price/Book Value per Share ($19.11).......................        137%
       Price/Tangible Book Value per Share ($17.74)..............        148%
       Price/Core Deposits.......................................       23.3%
       Tangible Premium/Core Deposits............................       7.73%

------------------
(1) Net income before extraordinary items less the after-tax portion of gain on sale of investment securities and non-recurring items. Assumes a 35% tax rate.

         Comparable company analysis. In selecting comparable companies, KBW used the same peer group for St. Francis and MAF due to their comparable financial characteristics, locations and size. KBW reviewed the financial performance of St. Francis, MAF and their respective peer group based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality. KBW also reviewed various measures of market performance, including market price to: historical operating earnings, estimated earnings, book value and tangible book value. KBW used these measures to determine relative values of the respective companies within the financial services industry.

         The comparable companies used as peers of St. Francis and MAF consisted of six Midwestern public banks and thrifts that KBW deemed most relevant (the "Peers"). Peers included public financial institutions with assets between $2.0 billion and $43.0 billion. These companies, along with the state in which each is headquartered, are listed below.

         Anchor BanCorp Wisconsin Inc. (WI)*
         Charter One Financial, Inc. (OH)
         First Federal Capital Corp (WI)*
         First Indiana Corporation (IN)
         United Community Financial Corp. (OH)*
         TCF Financial Corporation (MN)

------------------
*        Denotes a thrift institution.

         To perform this analysis, KBW used the financial information as of and for the three months ended March 31, 2003. Market price information as of May 19, 2003 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies.

         KBW's analysis showed the following concerning St. Francis', MAF's and the Peers' financial performance:

                                                                                                  PEER GROUP
                          PERFORMANCE MEASURE                             ST. FRANCIS    MAF        MEDIAN
-----------------------------------------------------------------------   -----------   ------    ----------
Operating Return on Average Assets(1)..................................       1.01%       1.32        1.01
Operating Return on Average Equity(1)..................................      12.03       15.28       13.55
Net Interest Margin....................................................       2.23        2.94        3.60
Efficiency Ratio.......................................................      60.43       47.07       60.40
Equity/Assets..........................................................       8.15        8.64        8.15
Tangible Equity/Tangible Assets........................................       7.61        7.05        7.27
Leverage Ratio.........................................................       7.84        6.86        7.02
Tier 1 Capital Ratio...................................................      10.62       11.77       10.23
Total Capital Ratio....................................................      11.44       12.13       11.63
Investment Securities/Assets...........................................      36.80       13.34       18.76
Non Performing Assets/Loans & REO......................................       0.54        0.85        0.81
Loan Loss Reserves/Loans...............................................       1.16        0.45        1.05
Net Charge-offs/Average Loans..........................................       0.10        0.00        0.10

------------------
(1) Net income before extraordinary items less the after-tax portion of gain on sale of investment securities and non-recurring items. Assumes a 35% tax rate. Quarterly net income annualized.

         KBW's analysis also showed the following concerning St. Francis', MAF's and the Peers' market performance:

                                                                                                  PEER GROUP
                           PERFORMANCE MEASURE                            ST. FRANCIS    MAF        MEDIAN
----------------------------------------------------------------------    -----------   ------    ----------
Price/Last 12 Months' EPS.............................................        11.0x       10.3        12.8
Price/FY 2003 Estimated EPS...........................................         9.9x       10.1        10.9
Price/FY 2004 Estimated EPS...........................................         9.1x        9.4        10.0
Price/Book Value per Share............................................         129%        150         180
Price/Tangible Book Value per Share...................................         139%        187         211
Dividend Yield........................................................         3.2%        2.2         3.2
Dividend Payout Ratio.................................................        31.3%       22.2        36.8

         KBW further analyzed (as set forth in the following table) the daily Price/Last 12 Months EPS ratio since June 30, 1999 and calculated the average for St. Francis, MAF and the Peers.


             AVERAGE DAILY PRICE/LAST 12 MONTHS EPS
         ----------------------------------------------
         St. Francis.......................       10.5x
         MAF...............................       11.2
         Peer Group Average................       13.9

         Implied exchange ratio analysis. KBW performed an implied exchange ratio analysis by comparing the historical relationship between the market prices of St. Francis and MAF. Since the beginning of 2000, the ratio of St. Francis' market price per share to MAF's market price per share has ranged from
0.94 to 0.45. The following table lists the average of this ratio over various periods since 2000 and compares the percentage premium the 0.79 exchange ratio represents over these averages.

                                            IMPLIED EXCHANGE RATIO       PREMIUM AT 0.79
                                            ----------------------       ---------------
3 Year Average....................                  .6916                       14.2%
Last 12 Months' Average...........                  .6875                       14.9
Last 6 Months' Average............                  .7012                       12.7
Last 90 Days' Average.............                  .7040                       12.2
Last 30 Days' Average.............                  .7200                        9.7

         Pro forma earnings and capital impact analysis. KBW performed a pro forma financial analysis for the merger. Assumptions regarding the core deposit intangible amortization and cost savings were used to calculate the projected financial impact that the merger would have on certain pro forma financial results of St. Francis and MAF shareholders. The following assumptions were made:

         o        100% common stock consideration, fixed exchange ratio;

         o 2003 and 2004 earnings per share estimates for MAF based on First Call consensus estimates; 2003 and 2004 cash earnings per share estimates based on MAF's internal estimates;

         o 2003 earnings per share estimates for St. Francis based on First Call consensus estimates; 2004 earnings per share and 2003 and 2004 cash earnings per share estimates for St. Francis based on St. Francis' internal estimates;

         o Cost savings of 18.75% of St. Francis' projected non-interest expense; 55% of cost savings achieved in 2004; 95% of cost savings achieved in 2005;

         o Core deposit intangibles equal to $10.5 million or 1.57% of St. Francis' core deposits amortized using sum-of-the-years digits over 10 years;

         o        Purchase accounting fair market value adjustments of St.
                  Francis' assets and liabilities, along with amortization or accretion of the related premiums or discounts, based on estimates provided by MAF; and

         o        Completion of the Fidelity acquisition by MAF.

                                                                  ST. FRANCIS      MAF
                                                                   ACCRETION     ACCRETION
                                                                  -----------    ---------
2004 GAAP EPS accretion......................................        9.27%         10.03
2004 Cash EPS accretion(1)...................................        3.55           2.33

------------------
(1) Includes the add-back of estimated after-tax amortization of purchase accounting adjustments.

         KBW analyzed the pro forma capital impact to MAF arising from the St. Francis and Fidelity mergers, while including purchase accounting fair market value adjustments estimated by MAF management.

                                                                PRO FORMA
    YEAR ENDED DECEMBER 31, 2004         MAF STAND-ALONE      CAPITAL IMPACT
----------------------------------       ---------------      --------------
Leverage Ratio....................            8.03%                 7.67
Tier 1 Capital Ratio..............           13.56                 12.38
Total Capital Ratio...............           14.13                 12.96

         KBW also calculated the year end 2004 projected pro forma book and tangible book value accretion/dilution to MAF and St. Francis, while including the Fidelity merger and the purchase accounting fair market value adjustments estimated by MAF management.

                                                           MAF PRO FORMA
                      YEAR ENDED DECEMBER 31, 2004            IMPACT
                  ----------------------------------       -------------
                  Book Value........................           5.64
                  Tangible Book Value...............           2.43

                                                          ST. FRANCIS PRO
                      YEAR ENDED DECEMBER 31, 2004         FORMA IMPACT
                  ----------------------------------      ---------------
                  Book Value........................           8.88
                  Tangible Book Value...............         (13.94)

         Contribution analysis. KBW analyzed the relative contribution of each of St. Francis and MAF to certain pro forma balance sheet and income statement items of the combined entity. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership percentage St. Francis shareholders would represent in MAF pro forma. The results of KBW's analysis are set forth in the following table (reflects completion of the Fidelity acquisition).

                          CATEGORY                          MAF     ST. FRANCIS
    -------------------------------------------------      -----    -----------
    Last 12 Months Earnings..........................      78.6%       21.4%
    2004 Estimated Net Income........................      76.5        23.5
    Assets...........................................      74.6        25.4
    Securities.......................................      57.2        42.8
    Loans............................................      78.8        21.2
    Deposits.........................................      75.8        24.2
    Stockholders' Equity.............................      75.8        24.2
    Fair Market Value Adjusted Equity................      78.0        22.0
    Tangible Equity..................................      73.0        27.0
    Market Capitalization............................      77.7        22.3
    Stock Ownership..................................      76.4        23.6

         Comparable acquisition analysis. KBW reviewed certain financial data related to ten nationwide bank and thrift transactions, comparable to the proposed transaction, announced between January 1, 2000 and May 20, 2003 with aggregate transaction values between $100 million and $300 million. The analysis was based upon the announced acquisition price of these transactions relative to the acquiree's last twelve months earnings, estimated earnings, stated book value, stated tangible book value, gross loans held for investment, core deposits and stock price one month prior to announcement. The premium to core deposits ratio was also included in the analysis. The information analyzed was compiled by KBW from internal sources as well as a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

         The transactions included as part of the analysis were as follows:

ACQUIROR                                   ACQUIREE
--------                                   --------
MAF Bancorp, Inc.                          Fidelity Bancorp, Inc.
Midwest Banc Holdings, Inc.                CoVest Bancshares, Inc.
American Financial Holdings, Inc.          American Bank of Connecticut
Connecticut Bancshares, Inc.               First Federal Savings and Loan
                                                Association of East Hartford
Charter One Financial, Inc.                Alliance Bancorp
Hudson River Bancorp, Inc.                 Cohoes Bancorp, Inc.
Union Planters Corporation                 Jefferson Savings Bancorp, Inc.
Glacier Bancorp, Inc.                      WesterFed Financial Corporation
Fifth Third Bancorp                        Ottawa Financial Corporation
Mutual Savings Bank                        First Northern Capital Corp.

         For the purpose of this analysis, transaction multiples from the MAF-St. Francis merger were derived from the $26.23 per share transaction price as of May 19, 2003 for St. Francis and from other financial data generally determined as of March 31, 2003. KBW compared these results with the multiples implied by the selected transactions listed above. The results of KBW's calculations and the comparative analysis are set forth in the following table.

                                                                          MAF/          COMPARABLE
                                                                      ST. FRANCIS      ACQUISITION
                                                                      TRANSACTION      GROUP MEDIAN
                                                                      -----------      ------------
Deal Price/Book Value..............................................       137%              158
Deal Price/Tangible Book Value.....................................       148%              158
Deal Price/Last 12 Months' EPS.....................................      11.0x             13.4
Deal Price/Last 12 Months' Operating(1) EPS........................      11.7x             14.8
Deal Price/FY 2003 Analysts' Consensus EPS.........................      10.8x             14.9
Deal Price/Loans...................................................     21.06%            19.20
Deal Price/Core Deposits...........................................     23.26%            24.00
(Deal Price-Tangible Book Value)/Core Deposits.....................      7.73%            10.08
Premium to Stock Price (30 days)(2)................................      9.51%            29.78

------------------
(1) Net income before extraordinary items less the after-tax portion of gain on sale of investment securities and non-recurring items. Assumes a 35% tax rate.
(2) Represents the premium over the acquiree's stock price from 30 days prior to the announcement date.

         No company or transaction used as a comparison in the above analysis is identical to St. Francis, MAF or the merger. Accordingly, a review of these results is not solely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

         Discounted cash flow analysis. KBW estimated the present value of St. Francis common stock based on a continued independence scenario by calculating the present value of the St. Francis projected cash flows. KBW's analysis assumes that excess capital above an 8.0% tangible equity/assets ratio represents free cash flow available for dividends. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment resulting in a range of discount rates of 13% to 15%. KBW relied on financial projections provided by St. Francis management and assumed a terminal value of 9 to 11 times projected earnings. The analysis resulted in a range of values from $22.20 to $28.29 per St. Francis share.

         KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of St. Francis common stock.

         As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, St. Francis and MAF. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of St. Francis and MAF for KBW's own account and for the accounts of its customers.

         St. Francis and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. St. Francis will pay to KBW at the time the merger is completed a contingent fee equal to ..90% of the market value of all consideration paid to St. Francis shareholders (including holders of "in the money" warrants and options but excluding holders of stock appreciation rights and stock-based compensation), or approximately $2.7 million. St. Francis paid KBW fees of $50,000 upon KBW's engagement and $250,000 upon execution of the definitive agreement. KBW will also receive a $150,000 progress payment upon mailing of the proxy statement related to the transaction. These fees are non-refundable, but will be credited against the contingent fee. Pursuant to the KBW engagement agreement, St. Francis also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         General. The following discussion addresses the material U.S. federal income tax consequences of the merger that are generally applicable to St. Francis shareholders. There will be no U.S. federal income tax consequences to MAF shareholders as a result of the merger. This discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger. Also, the following discussion does not deal with all federal income tax considerations that may be relevant to certain St. Francis shareholders in light of their particular circumstances, such as shareholders who:

         o        are dealers in securities;
         o        are insurance companies or tax-exempt organizations;
         o        are subject to alternative minimum tax;
         o hold their shares as part of a hedge, straddle, or other risk reduction transaction; or
         o        are foreign persons.

         YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO YOU BASED ON YOUR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

         The following discussion is based on the Internal Revenue Code of 1986, or the Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, as of the date of this document, all of which are subject to change. Any change in these authorities could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to MAF, St. Francis and the St. Francis shareholders.

         Tax opinion of Vedder Price. St. Francis has not requested, nor will it request, a ruling from the Internal Revenue Service with regard to the federal income tax consequences of the merger. Instead, as a condition to the closing of the merger, Vedder Price, legal counsel to MAF, will render its opinion to MAF and St. Francis, subject to customary representations and assumptions referred to in the opinion, substantially to the effect that:

         o the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and St. Francis and MAF will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         o no gain or loss will be recognized by MAF or St. Francis as a result of the transactions contemplated in the merger;


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


         o no income, gain or loss will be recognized by St. Francis shareholders upon the receipt of MAF common stock in exchange for St. Francis common stock, except with respect to cash received for a fractional share of MAF common stock;

         o the basis of the MAF common stock received by St. Francis shareholders in the merger will be the same as the basis of the St. Francis common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange;

         o        the holding period of the MAF common stock received by St.
                  Francis shareholders will include the holding period of the St. Francis common stock surrendered, provided that the St. Francis common stock was held as a capital asset in the hands of the St. Francis shareholders on the date of the exchange;

         o the basis of the St. Francis assets in the hands of MAF will be the same as the basis of such assets in the hands of St. Francis immediately prior to the exchange; and

         o the holding period of the St. Francis assets transferred to MAF will include the period during which such assets were held by St. Francis prior to the exchange.

         Vedder Price's opinion will be based upon the assumption that the merger will take place in the manner described in the merger agreement and will also assume the truth and accuracy of certain factual representations that have been made by MAF and St. Francis and which are customarily given in transactions of this nature. Vedder Price's opinion is not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service will not take a contrary position to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Internal Revenue Service.

         THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER THAT MAY BE RELEVANT TO A PARTICULAR ST. FRANCIS SHAREHOLDER. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         Withholding. Cash payments in respect of a fractional share of MAF common stock may be subject to the information reporting requirements of the Internal Revenue Service and to backup withholding at the current rate of 28%. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 that will be included as part of the transmittal letter and notice from MAF's exchange agent, or you otherwise prove to MAF and its exchange agent that you are exempt from backup withholding.

         Reporting and record keeping. If you exchange shares of St. Francis common stock in the merger for MAF common stock, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include:

         o        your tax basis in the St. Francis common stock surrendered;
                  and

         o the amount of cash (if any) received and the fair market value, as of the effective date of the merger, of the MAF common stock received in exchange therefor.


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

ACCOUNTING TREATMENT

         MAF will account for the merger using the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Under this method, the aggregate cost of the merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the closing date. The excess cost of the acquisition over the fair value of net assets acquired will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

REGULATORY APPROVALS

         The merger of MAF and St. Francis and the bank merger between Mid America Bank and St. Francis Bank are both subject to prior approval of the OTS. MAF's application for OTS approval will be evaluated based on, among other things, the financial and managerial resources and the future prospects of MAF and Mid America Bank, the risks to the federal deposit insurance funds and the convenience and needs of relevant communities. Also, the Director of the OTS will not approve any proposed acquisition (1) that would result in a monopoly, or would be in furtherance of any combination or conspiracy to monopolize or an attempt to monopolize the savings and loan business in any part of the United States, or (2) the effect of which, in any section of the country, may be substantially to lessen competition, or tend to create a monopoly, or (3) that in any other manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the communities to be served. The OTS may deny an application if it finds that the financial and managerial resources and future prospects of the parties to the transaction would cause the proposed acquisition to be detrimental to the parties or the insurance risk of the FDIC's deposit insurance funds. The OTS also must review the records of the bank subsidiaries of MAF and St. Francis under the CRA. The CRA requires that the OTS analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.


         After OTS approval, the merger may not be consummated until expiration of a waiting period, during which time the United States Department of Justice may challenge the merger on antitrust grounds. This waiting period may be up to 30 days, but has generally been reduced to 15 days by the OTS and the Department of Justice.

         The OTS must act on the application within the 60-day period after the date a complete application is submitted to the OTS. The OTS can extend the review period for an additional 30 calendar days if the OTS determines that additional time is required to analyze the proposed transaction.

         MAF filed its application with the Southeast Regional Director of the OTS under delegated authority on August 1, 2003. The OTS, by letter dated October 8, 2003, notified MAF that its application was sufficient as of October 8, 2003 for purposes of commencing the 60-day review period. There can be no assurance that the OTS will approve the merger and we do not know when MAF will obtain a decision on the application. The parties currently expect to receive regulatory approval during the fourth quarter of 2003.

         Mid America Bank's acquisition of St. Francis Bank also requires prior notification to the FDIC, because Mid America Bank will be acquiring St. Francis Bank's non-banking subsidiaries. Mid America Bank filed its notification with the Regional Director of the FDIC on August 4, 2003. MAF does not expect the FDIC to object to Mid America Bank's acquisition of the non-banking subsidiaries of St. Francis Bank. A copy of the bank merger agreement is included as an exhibit to the merger agreement, and is included in Appendix A to this document.

         In addition, MAF filed an application with the Wisconsin Department of Financial Institutions on August 1, 2003 and the Wisconsin Department of Financial Institutions granted its approval of MAF's proposed acquisition of St. Francis on September 22, 2003.

         The merger and the bank merger cannot proceed without obtaining all requisite regulatory approvals. See "Terms of the Merger--Conditions to the merger," "Terms of the Merger--Termination," and "Terms of the Merger--Amendment; waiver." MAF and St. Francis have agreed to take all reasonable actions necessary to obtain approvals and comply with the requirements of the applicable regulatory authorities. There can be no assurance that any regulatory approvals will not contain a term or condition that causes the approvals to fail to satisfy the conditions described above.


         MAF and St. Francis are not aware of any other governmental approvals or actions that are required for consummation of the merger except as described above. If any other approval or action is required, both parties contemplate seeking approval or action. There can be no assurance that any approval or action, if needed, could be obtained and, if the approvals or actions are obtained, there can be no assurance as to the timing of any approvals of actions.

DISSENTERS' RIGHTS

         Holders of MAF or St. Francis common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under both Delaware and Wisconsin law, appraisal rights are not available for the shares of any class or series of stock if that stock is listed on a national securities exchange or an interdealer quotation system (i.e., the Nasdaq National Market). MAF's and St. Francis' common stock are each listed on Nasdaq.

RESTRICTIONS ON RESALE OF MAF COMMON STOCK BY ST. FRANCIS AFFILIATES

         This document does not cover any resales of the shares of MAF common stock to be issued in the merger, and no person is authorized to use this document in connection with any such resale.

         All shares of MAF common stock issued to shareholders of St. Francis in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of St. Francis under the Securities Act of 1933 at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of St. Francis for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of St. Francis common stock.

         Generally, pursuant to Rule 145 under the Securities Act, during the one-year period following completion of the merger, affiliates of St. Francis may not resell publicly the MAF common stock received by them in connection with the merger except in compliance with certain limitations as to the volume of MAF common stock sold in any three-month period and as to the manner of sale. After the initial one-year period, affiliates of St. Francis who have not become affiliates of MAF may resell their shares without restriction. The ability of affiliates to resell shares of MAF common stock received in the merger under Rule 145 as summarized in this section generally will be subject to MAF having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell MAF common stock received in the merger pursuant to an effective registration statement under the Securities Act covering the shares or an available exemption from registration requirements under the Securities Act.

         St. Francis has caused each person deemed by St. Francis to be an affiliate (for purposes of Rule 145) to execute and deliver a written agreement with MAF that is intended to ensure the affiliate's compliance with Rule 145.

                              TERMS OF THE MERGER

         The following description of the merger is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this document and is incorporated herein by reference. YOU ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

MERGER CONSIDERATION

         On the closing date, subject to the terms and conditions of the merger agreement, St. Francis will merge with and into MAF. The certificate of incorporation and by-laws of MAF in effect at the effective time of the merger will govern the surviving corporation. Each share of St. Francis common stock that is issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.79 shares of MAF common stock. Cash, without interest, will be paid instead of fractional shares of MAF common stock.


         On the record date, St. Francis had 9,477,226 shares of common stock outstanding. Based on this number, a total of approximately 7,487,008 shares of MAF common stock would be issued in the merger.


         Each share of MAF common stock outstanding immediately prior to the effective time will remain outstanding and unchanged as a result of the merger.

         Stock options. St. Francis stock options that are outstanding and unexercised immediately before the effective time of the merger will be convertible into either MAF stock options or cash. If a St. Francis option holder enters into a conversion agreement before the effective time, each St. Francis stock option will be converted into the right to receive an option to purchase MAF common stock. The number of shares of MAF common stock subject to the converted stock option will be equal to the number of shares of St. Francis common stock subject to the St. Francis stock option multiplied by 0.79. The exercise price of the converted stock option will equal the St. Francis stock option's exercise price divided by 0.79. Except as described above, the converted stock options will have the same terms and conditions as the St. Francis stock options, except that any limited rights related to the St. Francis stock options will be cancelled and of no further force and effect.

         Subject to the consent of MAF, if a St. Francis option holder does not enter into a conversion agreement before the effective time, each St. Francis stock option will be converted into the right to receive cash equal to the number of shares of St. Francis common stock subject to the St. Francis stock option multiplied by the excess of the value of 0.79 shares of MAF common stock over the St. Francis stock option's per share exercise price. The amount of cash received upon cancellation of a St. Francis option will be taxable to the recipient.

         Adjustment of exchange ratio. The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger, shares of MAF common stock are changed into a different number of shares because of a stock split or combination, or if a stock dividend or other distribution of MAF's common stock is declared with a record date prior to the effective time, then the exchange ratio will be appropriately adjusted. If between the date of the merger agreement and the effective time, St. Francis splits or combines shares of St. Francis common stock, or declares or pays a stock dividend or other stock distribution, then the exchange ratio will be appropriately adjusted to reflect such split, combination, dividend or distribution.

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


TIME OF COMPLETION

         The completion of the merger will take place no later than ten business days after the day the conditions to closing set forth in the merger agreement have been fulfilled or waived or at another date that both parties mutually agree upon. The completion of the merger sometimes is referred to in this document as the "closing date." The time the merger becomes effective is sometimes referred to in this document as the "effective time."

EXCHANGE OF CERTIFICATES

         Computershare Investor Services LLP will act as MAF's exchange agent to handle the exchange of St. Francis common stock for MAF common stock and the payment of cash for any fractional share interests. If you are a St. Francis shareholder, within three business days after the effective time, the exchange agent will send to you a letter of transmittal for your use in the exchange and instructions explaining how you should surrender your St. Francis common stock certificates to the exchange agent. If you surrender your certificates to the exchange agent, together with a properly completed letter of transmittal, you will receive the merger consideration. If you do not exchange your St. Francis common stock, you will not be entitled to receive any dividends or other distributions by MAF until your certificates are surrendered. After surrender of the certificates representing St. Francis shares, any unpaid dividends or distributions with respect to the MAF common stock represented by the certificates will be paid. No interest will accrue on any unpaid dividends or distributions. If you hold your shares of St. Francis common stock in "street name" through a broker, your broker will be responsible for ensuring that the appropriate amount of shares of MAF common stock and cash are credited to your account.

CONDITIONS TO THE MERGER

         Consummation of the merger is subject to the satisfaction of certain conditions unless waived, to the extent waiver is permitted by applicable law.

         Conditions to obligations of MAF. The obligations of MAF to effect the merger are subject to the fulfillment before or at the effective time of, among others, the following conditions (unless waived by MAF):

         o the representations and warranties of St. Francis contained in the merger agreement were true in all material respects on the date of the merger agreement and are true in all material respects at and as of the effective time;

         o St. Francis has performed in all material respects all obligations and has complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by St. Francis at or before the effective time;

         o except as contemplated by the merger agreement, there has been no action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the merger by any federal or state government or governmental agency or instrumentality or court, that would

                  - prohibit MAF's ownership or operation of all or a material portion of St. Francis' business or assets, whether immediately at the effective time or as of some future date, or


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


                  - compel MAF to dispose of or hold separate all or a material portion of St. Francis' business or assets, whether immediately at the effective time or as of some future date, as a result of the merger agreement, or

                  - render MAF or St. Francis unable to consummate the transactions contemplated by the merger agreement;

         o all material consents, waivers, amendments, and authorizations required to be obtained by St. Francis prior to the effective time have been obtained;

         o as of the closing date, there has been no material adverse change in the operations or financial condition of St. Francis;

         o        no pending or threatened legal proceeding exists against St.
                  Francis, its subsidiaries, or any officer or director of St. Francis or its subsidiaries that could result in a material adverse effect on St. Francis or its subsidiaries; and

         o        St. Francis has delivered

                  - applicable titles with respect to real property owned by St. Francis,

                  -        various certificates of officers of St. Francis,

                  -        an opinion of counsel, and

                  - if requested by MAF, letters from independent auditors.

         Conditions to obligations of St. Francis. The obligations of St. Francis to effect the merger shall be subject to the fulfillment at the effective time of the following conditions (unless waived by St. Francis):

         o the representations and warranties of MAF contained in the merger agreement were true in all material respects on the date of the merger agreement and are true in all material respects at and as of the effective time;

         o MAF has performed in all material respects all obligations and has complied in all material respects with all covenants and agreements required by the merger agreement to be performed or complied with by MAF at or before the effective time;

         o MAF has delivered various certificates of MAF's officers and an opinion of counsel;

         o as of the closing date there has been no material adverse change in the operations or financial condition of MAF; and

         o no pending or threatened legal proceeding exists against MAF that could result in a material adverse effect on MAF or its subsidiaries.

         Mutual closing conditions. The obligation of each party to consummate the merger is further conditioned on the following:

         o the receipt of all necessary regulatory approvals required to consummate the merger, including the approval of the OTS, the FDIC, and any other applicable regulatory authority;

         o the shares of MAF common stock to be issued in the merger are listed on Nasdaq as of the effective time;

         o receipt of an opinion from MAF's counsel substantially to the effect that, among other matters, MAF and St. Francis will not recognize taxable gain or loss as a result of the merger and that St. Francis' shareholders will not recognize taxable gain upon the receipt of MAF common stock in exchange for St. Francis common stock, except for any cash received instead of fractional shares;

         o the registration statement this document is a part of has been declared effective under the Securities Act and there is no stop order suspending effectiveness of the registration statement and/or proceedings seeking a stop order;

         o the absence of a preliminary or a permanent injunction or other order by any federal or state court preventing consummation of the merger or the bank merger; and

         o approval of the merger and the merger agreement by the requisite vote of the shareholders of St. Francis and MAF.

CONDUCT OF BUSINESS PENDING THE MERGER

         Pending completion of the merger, St. Francis, MAF, and each of their respective subsidiaries are generally obligated to the following:

         o carry on their business in substantially the same manner as previously conducted;

         o maintain their books in accordance with accounting principles generally accepted in the United States of America;

         o conduct their business and operations only in accordance with safe and sound banking and business practices;

         o use all reasonable efforts to preserve intact their business organizations;

         o generally keep available the services of their present officers and employees; and

         o preserve their relationships with customers, suppliers and others having business dealings with them so that their respective goodwill and ongoing business are unimpaired at the effective time.

         The merger agreement also provides that prior to the effective time, unless MAF gives its prior written consent, St. Francis may not, and may not allow its subsidiaries to, among other things

         o declare or pay any dividend other than a regular quarterly cash dividend of not more than $0.20 per share,

         o sell, lease or otherwise dispose of any assets, except in the ordinary course of business, that are material, individually or in the aggregate, to the business or financial condition of St. Francis on a consolidated basis,

         o effect any acquisition of any corporation, partnership, association or other organization or division thereof,

         o except as contemplated in the merger agreement, issue or redeem any of their respective capital stock or increase or decrease the number of shares of their capital stock,

         o incur any material liabilities or obligations or enter into any material contracts, except in the ordinary course of business,

         o increase the compensation of employees, directors or officers, except in accordance with past practices for those employees who are not senior management,

         o change retirement benefits or other benefit plans, except as provided for in the merger agreement,

         o propose or adopt any amendments to their charters or bylaws, except as provided for in the merger agreement,

         o change the interest rate risk or risk management policies or change other material policies concerning the business of St. Francis, and

         o enter into or materially modify certain loans, investments or FHLB borrowing transactions, except for transactions that are within the parameters specified in the merger agreement.

REPRESENTATIONS AND WARRANTIES

         The merger agreement contains representations and warranties made by St. Francis and MAF. These include, among other things, representations relating to the following:

         o        valid corporate organization and existence;

         o        ownership of subsidiaries;

         o corporate power and authority to enter into the merger and the merger agreement;

         o        capitalization;

         o        financial statements;

         o absences of undisclosed liabilities, defaults, or material adverse changes;

         o        government approvals required in connection with the merger;

         o        compliance with material contracts;

         o        absence of investigations and litigation;

         o        compliance with laws and regulatory rules and regulations;

         o        governmental registrations, licenses or permits;

         o        investment banker/finder fees;

         o absence of any breach of organizational documents, law or other material agreements or obligations as a result of the merger;

         o        fairness opinions;

         o        employee benefit plans;

         o accuracy of information to be included in proxy statement/prospectus; and

         o        environmental matters.

         St. Francis makes additional representations and warranties to MAF in the merger agreement relating to, among other things

         o        tax matters,

         o inapplicability of state antitakeover statutes and antitakeover defenses in St. Francis' organizational documents and rights agreement,

         o        information regarding loans and investments,

         o        insurance matters,

         o        title to real and personal property,

         o        bankruptcy claims,

         o        interest rate risk management arrangements,

         o        allowance for loan losses,

         o        disclosure of material contracts,

         o        insider interests, and

         o        absence of indemnification claims.

TERMINATION

         St. Francis may terminate the merger agreement if: (1) the average per share price of MAF common stock for the 20-day period ending seven business days before the closing date is less than $26.634, or 82.5% of $35.92, the closing price of MAF common stock on May 22, 2003, and (2) (a) there is no decline in the value of the weighted index of financial institution holding company stock described in the merger agreement, or (b) there is a decline in the value of such index and the drop in MAF's stock price described in (1) above exceeds by more than 17.5 percentage points the percentage decline in the value of such index.

         St. Francis may also terminate the merger agreement if St. Francis receives and accepts an unsolicited superior acquisition proposal (unless St. Francis does not provide proper notice to MAF of its intention to terminate the merger agreement).

         MAF may terminate the merger agreement if:

         o the board of directors of St. Francis withdraws or modifies its approval of the merger agreement or recommendation to St. Francis shareholders that they vote in favor of the merger; or

         o upon any discovery of environmental liabilities that exceed specified limits set forth in the merger agreement.

         Pursuant to the terms and conditions of the merger agreement, the merger agreement may also be terminated at any time prior to the effective time by MAF or St. Francis:

         o        upon the mutual written consent of the parties;

         o upon the existence of a final and unappealable judicial or regulatory determination that any material provision of the merger agreement is illegal, invalid or unenforceable, or denying any required regulatory application;

         o upon the failure of the St. Francis shareholders or MAF shareholders to approve the merger agreement;

         o upon the material breach of a representation, warranty, covenant or agreement by the other party if such breach causes a failure to satisfy a condition precedent of the terminating party; or

         o        on or after March 1, 2004.

TERMINATION FEES

         As a condition and inducement to MAF to enter into the merger agreement, St. Francis has agreed to pay MAF a termination fee of $13.3 million, immediately upon demand by MAF, in the event that St. Francis enters into an understanding or agreement with a third party acquiring a substantial stake in St. Francis, which we refer to as a third party acquisition event, within eighteen months of a termination of the merger agreement, because

         o the shareholders of either St. Francis or MAF failed to approve the agreement, or

         o        St. Francis' board of directors

                  - makes a good-faith judgment that another acquisition proposal is more favorable for St. Francis shareholders,

                  - withdraws, modifies or amends in any respect its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement,

                  - has not, at the appropriate time, unanimously recommended or has withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of the merger agreement,

                  - has not included its recommendation in this document, or

                  -        has resolved to do any of the above.

         If MAF terminates the merger agreement because the St. Francis board withdraws or modifies its approval of the merger or its recommendation to St. Francis' shareholders after St. Francis sought and failed to obtain a bring-down fairness opinion, St. Francis has agreed to pay MAF a termination fee of $6 million, immediately upon demand by MAF. If within 18 months of such termination a third party acquisition event occurs, MAF will be entitled to an additional $7.3 million, totaling $13.3 million in termination payments from St. Francis.

         St. Francis also may be entitled to receive a termination fee of $5 million in the event MAF terminates the merger agreement other than in accordance with its right to do so or if St. Francis terminates the merger agreement due to a breach of the merger agreement by MAF.

AMENDMENT; WAIVER

         The merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of St. Francis or MAF. After approval of the merger agreement, no amendment may be made that requires approval of St. Francis or MAF shareholders without the further approval of the affected St. Francis or MAF shareholders. Either party may, to the extent legally allowed, waive any terms, provisions or conditions of the merger agreement at any time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


         ST. FRANCIS. As of October 6, 2003, directors and executive officers of St. Francis owned, in the aggregate, 1,026,854 shares of St. Francis common stock, representing 10.8% of St. Francis' outstanding common stock. This number includes all shares of St. Francis common stock that could be voted at the special meeting as of October 6, 2003, whether held directly or indirectly (where the director or executive officer has dispositive and/or voting control of the shares), including shares held in an ESOP, 401(k) or trust, but excludes options that may be exercised prior to the special meeting or completion of the merger.


         In connection with the merger agreement, MAF and St. Francis entered into a letter agreement (the "benefits letter") providing for the amendment of certain plans and programs maintained by St. Francis and St. Francis Bank for directors, executive officers, and employees and also entered into letters of understanding concerning compensation and other benefit matters for certain executive officers of St. Francis and St. Francis Bank.

         Set forth below is certain information relating to these plans and arrangements of St. Francis and St. Francis Bank, as they are affected by the merger, the merger agreement, the benefits letter and the letters of understanding, including an estimate of settlement and termination amounts to be paid as a result of the merger.

         Effect on employee benefit plans of St. Francis and St. Francis Bank. Under the merger agreement and benefits letter, promptly after the effective time of the merger, MAF will provide or cause to be provided to each employee who was an employee of St. Francis or St. Francis Bank at the time of the merger the opportunity to participate in MAF's and Mid America Bank's employee benefit plans and other employment-related programs for similarly situated employees. At the time the MAF employee benefit plans are first extended to employees who were employees of St. Francis or St. Francis Bank, those employees will not be subject to any pre-existing conditions, exclusions or waiting periods that impose a greater limitation than the similar provisions of St. Francis' employee benefit plans immediately prior to the change to the MAF employee benefit plans.

         The merger agreement and benefits letter provide that after the merger, MAF will honor and will cause Mid America Bank to honor St. Francis' and St. Francis Bank's employee benefit plans, programs and agreements described above, each as in effect at the time of the merger and as may be amended or terminated in accordance with the merger agreement and benefits letter, and will maintain the employee benefit plans of St. Francis and St. Francis Bank for the benefit of the former St. Francis employees until such time as corresponding MAF or Mid America Bank plans and programs are extended to the former St. Francis employees, and will give former St. Francis employees credit for service with St. Francis or St. Francis Bank in determining eligibility for and vesting of benefits under MAF or Mid America Bank plans and programs.

         ESOP. St. Francis maintains an employee stock ownership plan (an "ESOP"), covering all of its employees with 1000 hours of service under the plan. Promptly after the effective time and after December 31, 2003, MAF intends to merge the ESOP into MAF's ESOP. If the effective time occurs in 2003, MAF has agreed to make a contribution to the St. Francis ESOP for the 2003 plan year equal to 2% of compensation for those St. Francis employees eligible to participate in the ESOP. If the effective time occurs after 2003, MAF will make a contribution for that portion of 2004 that is prior to the closing date.


         Set forth below is the estimated number of shares of St. Francis common stock and the equivalent number of shares of MAF common stock that have been allocated to the accounts of the executive officers of St. Francis and St. Francis Bank as of October 6, 2003 under the ESOP. As of the effective time of the merger, all of the ESOP participants and the executive officers named below will be fully vested in their ESOP accounts.


                                                     ESTIMATED NUMBER OF SHARES
                                     -------------------------------------------------------
                                      ST. FRANCIS COMMON STOCK             MAF COMMON STOCK
                                     --------------------------           ------------------
James Eckel..................                   17,558                          13,871
Judith Gauvin................                   11,734                           9,270
James Hazzard................                   15,245                          12,044
William Hotz.................                    7,613                           6,014
William James................                    3,107                           2,455
Thomas Koepp.................                   18,069                          14,275
Thomas Perz..................                   22,653                          17,896
Bradley Smith................                    9,637                           7,613
Jon Sorenson.................                   17,136                          13,537

         401(k) plan. Pursuant to the benefits letter, St. Francis may not make any further contributions to its 401(k) plan except for employee elective deferral contributions and any required matching contributions. At the effective time, the plan will be amended to provide that all accounts under the plan will be fully vested and nonforfeitable. Provided that the effective time occurs in 2003, MAF has agreed to maintain the plan through December 31, 2003 and make a discretionary contribution equal to 4% of the first $30,000 of eligible compensation and 8% of eligible compensation in excess of $30,000 for those St. Francis employees eligible to participate in the 401(k) plan. If the effective time occurs after 2003, MAF will make a contribution for that portion of 2004 that is prior to the closing date. MAF intends to merge the plan into MAF's profit sharing/401(k) plan as promptly as practicable after the end of the 2003 calendar year.

         Severance benefit plan. Pursuant to the merger agreement and the benefits letter, St. Francis agreed to replace its previously established severance program with a Severance Benefits Program for St. Francis Employees (the "Severance Program"). Under the new Severance Program, severance benefits will be paid to a covered St. Francis employee (which does not include any employee covered by an employment agreement) who, within 12 months after the effective date of the merger, has his or her employment terminated by MAF or Mid America Bank (other than for misconduct or substandard performance in accordance with personnel policies) or the employee terminates his or her employment due to a salary reduction or for geographic reasons.

         Under the Severance Program

         o an employee entitled to severance pay will generally receive two weeks' pay for each full year of continuous service, up to a maximum of 26 weeks,

         o an employee that was a vice president of St. Francis Bank on June 18, 1993 (the date St. Francis Bank converted to a stock institution) will be entitled to receive 52 weeks' severance pay and will be eligible for such severance payment regardless of whether the employee's termination within 12 months after the closing date is voluntary or involuntary (except a termination for cause),

         o an employee who has at least one year of continuous service will be entitled to a minimum of four weeks' severance pay, and

         o an employee with less than one year of continuous service will be entitled to receive two weeks' severance pay.

         In addition to severance pay, eligible employees will also be entitled to maintain COBRA coverage during the period required by law (including having COBRA premiums for medical insurance subsidized for the first three months of the severance pay period) and to receive certain outplacement services. No severance benefits will be paid unless the employee executes a release of claims.


         Stock options. Certain directors, officers and employees of St. Francis hold stock options granted pursuant to St. Francis' 1993 Incentive Stock Option Plan, 1997 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors. As of October 6, 2003, a total of 1,299,875 stock options were outstanding at a weighted-average exercise price of $16.52 per share. As discussed above under "Terms of the Merger - Merger consideration," the merger agreement provides for the conversion of St. Francis stock options that are outstanding and unexercised immediately before the effective time of the merger into either MAF stock options or cash.

         Set forth below is certain information with respect to the effect of the merger on the options held by St. Francis' directors and executive officers under the stock option plans, assuming such options are converted into MAF stock options. The table reflects the number of shares subject to options held by each director or executive officer as of October 6, 2003.


                                   ST. FRANCIS                                MAF COMMON
                                   COMMON STOCK                              STOCK TO BE
                                    COVERED BY                                SUBJECT TO            WEIGHTED
                                   ST. FRANCIS            WEIGHTED            CONVERTED             AVERAGE
                                  OPTIONS TO BE       AVERAGE EXERCISE       ST. FRANCIS            EXERCISE
                                    CONVERTED         PRICE PER SHARE         OPTIONS(1)        PRICE PER SHARE
                                  -------------       ----------------       ------------       ---------------
EXECUTIVE OFFICERS
------------------
James Eckel................           78,000              $17.192               61,620              $21.762
Judith Gauvin..............           48,000               16.141               37,920               20.432
James Hazzard..............          115,000               15.421               90,850               19.521
William Hotz...............           26,334               18.915               20,803               23.943
William James..............           77,624               17.205               61,322               21.779
Thomas Koepp...............           39,000               15.510               30,810               19.633
Thomas Perz................          274,548               15.924              216,892               20.157
Bradley Smith..............          118,000               16.047               93,220               20.313
Jon Sorenson...............           98,000               16.643               77,420               21.068


                                       76




                                   ST. FRANCIS                                MAF COMMON
                                   COMMON STOCK                              STOCK TO BE
                                    COVERED BY                                SUBJECT TO            WEIGHTED
                                   ST. FRANCIS            WEIGHTED            CONVERTED             AVERAGE
                                  OPTIONS TO BE       AVERAGE EXERCISE       ST. FRANCIS            EXERCISE
                                    CONVERTED         PRICE PER SHARE         OPTIONS(1)        PRICE PER SHARE
                                  -------------       ----------------       ------------       ---------------
NON-EMPLOYEE DIRECTORS
----------------------
David Drury................           76,850               15.782               60,711               19.978
Gerald Kiefer..............           11,500               16.647                9,085               21.073
Edward Mentzer.............           56,850               16.233               44,911               20.549
Jeffrey Reigle.............           45,850               16.853               36,221               21.333
Julia Taylor...............           55,850               16.320               44,121               20.659
Edmond Templeton...........                0                N/A                  N/A                   N/A

______________
(1) Assumes no exercise of St. Francis options prior to the effective time of the merger.

         St. Francis deferred compensation agreements. MAF has agreed to honor, in accordance with their terms, deferred compensation agreements between St. Francis and/or its subsidiaries and two former directors and a current non-executive employee of St. Francis. The aggregate amount of the payments (excluding future interest accruals) due to these three individuals under the deferred compensation arrangements is $488,380 as of August 31, 2003. MAF has also agreed to honor the deferred compensation arrangement between St. Francis and Thomas Perz and, in connection with the merger, has amended the terms of this arrangement. Under the amended deferred compensation arrangement, if Mr. Perz continues his employment with MAF for the contemplated two-year period following the closing of the merger, or if his employment is involuntarily terminated by MAF prior to the end of this two-year period (except for a termination for cause), he will be entitled to deferred compensation retirement payments equal to $3,333 per month beginning on January 1, 2010, with such payments to be increased at an annual rate of 5% and paid for a total of 15 years. If Mr. Perz voluntarily terminates employment prior to the end of the two-year employment period (other than due to death or disability), he will be entitled to receive a lump-sum payment equal to the present value of the monthly deferred compensation payments to which he would have been entitled had he remained employed for the full two-year period, using a discount rate of 10%.

         Deferred St. Francis directors' fee arrangements. MAF has agreed to honor the deferred directors fee arrangement Mr. Perz has with St. Francis. Fees that Mr. Perz has previously earned but has not yet received for service on the boards of St. Francis and St. Francis Bank will be deferred until Mr. Perz reaches age 65. The amount of these deferred director fees, which are equal to $465,655 as of August 31, 2003, will not be increased after the closing date except for interest, as provided in the existing directors fee arrangement. Certain death benefits provided will also continue. MAF also has agreed to honor the deferred directors fee arrangement of Edward Mentzer. The balance of Mr. Mentzer's deferred director's fee account is $112,797 as of August 31, 2003.

         Split dollar agreements. St. Francis Bank currently maintains insurance policies on certain executives, employees, directors or former directors of St. Francis Bank under split-dollar insurance agreements. Immediately prior to the effective time, each individual who is a party to these agreements (other than Mr. Perz) will either: (1) purchase the policy from St. Francis Bank for the lesser of its then current cash value or the total of the premium payments made by St. Francis Bank in connection with the policy; or (2) execute a release of all rights under the policy and the agreement. The insurance policy covering Mr. Perz, which has a current cash surrender value of $849,704, will be transferred to him immediately prior to the effective time. MAF will thereafter have no further obligations under the policy.

         Termination and other payments to St. Francis officers. Pursuant to the merger agreement, MAF entered into a letter of understanding with nine St. Francis executive officers with whom St. Francis and St. Francis Bank had previously entered into an employment agreement. In general, the letters of understanding provide for the employment of the executive officer by MAF or Mid America Bank for differing periods of time following the effective time of the merger, the payment of severance benefits and other benefits which were otherwise required under the employment agreements and other St. Francis plans upon the termination of employment following the merger (but which do not exceed certain maximum payment amounts calculated in connection with negotiation of the merger agreement and, except for Mr. Perz, which will not result in the payment of any nondeductible "excess parachute payment" under Section 280G of the Code by MAF or St. Francis). As a result, the lump sum severance payments to the eight executive officers (other than Mr. Perz) will not exceed, and could be less than, $305,123, $497,902, $529,778, $418,948, $357,227, $185,376, $623,097,
and $510,656, for Ms. Gauvin and Messrs. Eckel, Hazzard, Hotz, James, Koepp, Smith and Sorenson, respectively, or $3,428,107, in the aggregate. These payments will be made in a lump sum at closing and will be paid regardless of how long the St. Francis executive officer's employment continues with MAF or Mid America Bank. The severance benefits payable to Mr. Perz will constitute an "excess parachute payment." MAF has agreed to reimburse him for any resulting excise tax attributable to his excess parachute payments as well as any excise tax and income tax on the reimbursement payment (the "Gross-up Payment"). MAF and Mr. Perz have agreed that the aggregate amount of his severance payment and Gross-up Payment will not exceed, although it may be less than, $3,656,000 and except for a small lump-sum payment to be made at closing, will be paid in installments over 36 months.


         Employment arrangements with MAF and Mid America Bank. The letters of understanding provide for continued employment of certain St. Francis and St. Francis Bank executive officers with MAF or Mid America Bank following the effective time. MAF and Mid America Bank believe that the continued employment of these individuals is important to a successful integration of St. Francis Bank's operations into Mid America Bank.


         Pursuant to the letters of understanding, Mid America Bank will enter into employment agreements with James Eckel, James Hazzard and Thomas Koepp. The agreements provide for employment by Mid America Bank for three years (one year in the case of Mr. Koepp) following the effective time (after which Messrs. Eckel, Hazzard and Koepp are expected to continue to be employed by Mid America Bank but not be a party to an employment agreement) at an annual base salary equal to the salary they are currently paid by St. Francis. Messrs. Eckel, Hazzard and Koepp will be entitled to participate in Mid America Bank's employee benefit plans generally applicable to Mid America Bank's employees. The agreements provide that in the event Messrs. Eckel, Hazzard or Koepp (1) are terminated other than for cause, death or disability, or (2) resign due to a breach of the agreement by Mid America Bank prior to the expiration of the three-year term (or one-year term in the case of Mr. Koepp), the annual compensation payments and certain medical and dental insurance benefits will be paid for three years following the effective time (or until September 30, 2004 under Mr. Koepp's agreement).

         Pursuant to the letter of understanding with Mr. Perz, MAF and Mid America Bank will enter into two-year employment agreements with Mr. Perz under which he will serve as a managing director of MAF and Mid America Bank. MAF has also agreed to appoint Mr. Perz to the board of directors of MAF and Mid America Bank as soon as practicable after the merger and nominate Mr. Perz at the next annual meeting of the shareholders of each of MAF and Mid America Bank to serve until MAF's 2007 annual shareholders meeting. The employment agreements provide for a total annual base salary of $306,000, or approximately 67% of his current annual base salary. Mr. Perz will not be eligible for any bonus amount, but will be entitled to participate in MAF's and Mid America Bank's employee benefit plans generally applicable to Mid America Bank's employees. Following the end of Mr. Perz's employment, Mr. Perz will remain entitled to certain medical and dental insurance benefits as a director. The agreements provide that in the event Mr. Perz (1) is terminated other than for cause or death, or (2) resigns due to a breach of the agreement by MAF or Mid America Bank, MAF or Mid America Bank will continue to pay Mr. Perz's salary (75% of salary if Mr. Perz's termination is due to disability) for two years following the effective time and certain medical and dental insurance benefits will continue for three years following the effective time. Following his employment by MAF and Mid America Bank, Mr. Perz will be subject to a non-competition agreement that restricts his ability to compete in the market areas served by St. Francis and St. Francis Bank and prohibits him from soliciting customers or employees of MAF, Mid America Bank, St. Francis or St. Francis Bank for a period of two years following termination of his employment agreement. In consideration for entering into the non-competition agreement, Mr. Perz will receive payments totaling $360,000.

         The letters of understanding also provide for six-month employment agreements following the effective time for Judith Gauvin, William Hotz, William James, Bradley Smith and Jon Sorenson in order to assure their availability to assist in the integration of the two companies' operations. Payments to be made under these six-month employment agreements will be equal to 50% of the executive's current base salary and 2002 bonus amount. These individuals also will enter into non-competition agreements with MAF that restrict them for a period of six months following termination of the employment agreements from competing in the market areas served by St. Francis Bank and further prohibit them for a period of 24 months following termination of the employment agreements from soliciting customers or employees of MAF, Mid America Bank, St. Francis or St. Francis Bank. As separate consideration for these restrictions, MAF or Mid America Bank will be obligated to make aggregate payments of $91,344, $108,912, $103,080, $170,880 and $155,784 to Ms. Gauvin and Messrs. Hotz, James,
Smith and Sorenson, respectively, over the two-year period.


         Advisory board. Pursuant to the merger agreement, MAF agreed to form an advisory board of Mid America Bank consisting of all of the current directors of St. Francis and St. Francis Bank (other than Mr. Perz, who is to be appointed to the board of directors of MAF and Mid America Bank following the effective time and Messrs. Drury and Mentzer, who are to be appointed to the Mid America Bank board of directors following the effective time), for the purpose of assisting and advising with respect to (1) the integration of the operations of St. Francis Bank into those of Mid America Bank, and (2) Mid America Bank's entry into and operations in the Milwaukee market. The advisory board function will be reviewed annually. Advisory board members will receive a retainer and meeting fees equal to those currently in effect for St. Francis Bank.

         Continued indemnification and D&O insurance. The merger agreement provides that for a period of six years after the effective time, MAF and Mid America Bank will jointly and severally indemnify and hold harmless the present and former directors, officers, employees or agents of St. Francis or any of its subsidiaries, or trustees (excluding unaffiliated corporate trustees) of any benefit plan of St. Francis or any of its subsidiaries, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving St. Francis and/or any of its subsidiaries existing or occurring at or before the effective time, including in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted or required by law or the applicable company's charter documents and by-laws. Following the sixth anniversary of the effective time, MAF and Mid America Bank agree to provide indemnification for an additional six years, for costs and expenses but not for the amount of any judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, asserted or claimed), provided such indemnification does not exceed $500,000 in the aggregate.

         Subject to certain conditions, MAF has further agreed to maintain in effect St. Francis' and any of its subsidiaries' existing policy of officers' and directors' liability insurance or to provide a substitute policy offering at least the same coverage as the current policy for a period of six years following the effective time.

         Subject to certain limitations and conditions, MAF has also agreed to indemnify Messrs. Perz, Hotz, James and Sorenson for certain excise taxes and income taxes that may be attributable to certain merger-related payments. The indemnification coverage for Mr. Perz relates to payments to be made to him pursuant to his deferred compensation, non-competition and MAF employment agreements. The indemnification coverage for Messrs. Hotz, James and Sorenson relates to payments to be made to them under their non-competition agreements.

         MAF. No director or executive officer of MAF has any personal interest in the merger other than by reason of his or her holdings of MAF common stock, nor do such directors or executive officers own any shares of St. Francis common stock. Except as otherwise described in this document, there are no material relationships among executive officers, directors of St. Francis and persons or entities who beneficially own more than 5% of St. Francis' common stock and the executive officers, directors of MAF and persons or entities who beneficially own more than 5% of MAF's common stock.

AFFILIATE LOCK-UP AGREEMENTS

         In connection with the merger agreement, MAF entered into affiliate letters dated as of May 20, 2003 with all directors and executive officers of St. Francis under which each individual has agreed to vote the St. Francis common stock that the individual is entitled to vote

         o        in favor of approval of the merger agreement,

         o against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of St. Francis under the merger agreement, and

         o against any action or agreement that would impede or interfere with the transactions contemplated by the merger agreement, including, but not limited to

                  - any change in the management or board of directors of St. Francis, except as otherwise agreed to in writing by MAF,

                  - any change in the present capitalization or dividend policy of St. Francis, or

                  - any other material change in St. Francis' corporate structure or business.

         Each individual also has agreed to not sell, assign, transfer or otherwise dispose of any shares of St. Francis common stock owned by the individual prior to the effective time and to use his or her best efforts to cause the merger to be consummated. The form of affiliate letter is an exhibit to the merger agreement and is included in Appendix A to this document.

DIVIDENDS

         Under the merger agreement, unless the parties agree otherwise, St. Francis will not declare dividends other than regular quarterly cash dividends at a rate of $0.20 per share. St. Francis cannot make any changes to its normal practice of establishing dividend record or dividend payment dates, except that St. Francis and MAF have agreed that St. Francis will not declare or pay a dividend during the quarter that the merger is to be consummated if St. Francis' shareholders would also be entitled to receive a dividend as holders of record of MAF's common stock on MAF's dividend record date during the same quarter.

EXPENSES

         All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.


NASDAQ STOCK LISTING

         MAF common stock currently is listed on Nasdaq under the symbol "MAFB." The shares to be issued to the St. Francis shareholders as merger consideration also will be eligible for listing on Nasdaq.

                        COMPARISON OF SHAREHOLDER RIGHTS

         There are differences in the rights St. Francis shareholders have as owners of St. Francis common stock from the rights they will have as owners of MAF common stock following the merger. The rights of St. Francis shareholders are governed by the Wisconsin Business Corporation Law (the "WBCL"), the articles of incorporation of St. Francis and the bylaws of St. Francis. The rights of MAF shareholders are governed by the Delaware General Corporation Law (the "DGCL"), the certificate of incorporation of MAF and the bylaws of MAF. The following summary of certain principal differences between the current rights of St. Francis shareholders and those of MAF shareholders is not intended to be a complete discussion of the differences and similarities in the rights of St. Francis shareholders and MAF shareholders, and is qualified by reference to the WBCL, the DGCL and St. Francis' articles of incorporation and bylaws and MAF's certificate of incorporation and bylaws. See "Available Information" and "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

         The authorized capital stock of MAF consists of five million shares of preferred stock, par value $0.01 per share, and 80 million shares of common stock, par value $0.01 per share. The authorized capital stock of St. Francis consists of six million shares of preferred stock, par value $0.01 per share, and 24 million shares of common stock, par value $0.01 per share. The boards of directors of both MAF and St. Francis have the authority to determine any rights, preferences or limitations of a series of preferred stock, without approval of either MAF's or St. Francis's shareholders. Any preferred stock may have priority over common stock regarding dividends or distributions of assets upon liquidation, dissolution or winding up.

STAGGERED BOARD OF DIRECTORS

         Both MAF and St. Francis have staggered boards divided into three classes, each class consisting of as equal a number of directors as possible. At each annual shareholders meeting, successors to the class of directors whose terms expire at that annual meeting are elected for a three year term. MAF's board currently consists of 13 directors, which may be changed by the board. The St. Francis articles provide for between seven and 25 directors and St. Francis' bylaws currently authorize seven directors.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING; SPECIAL MEETINGS

         MAF's certificate and bylaws prohibit the taking of shareholder action without a meeting. Only MAF's board of directors may call a special meeting of shareholders.

         In accordance with the WBCL, St. Francis shareholders may take action without a meeting by a unanimous written consent of all shareholders entitled to vote. In addition, shareholders with at least 10% of the voting power have the right to demand that a special meeting of St. Francis shareholders be held. Special meetings of shareholders may also be called at any time by a majority of the board.

ADVANCE NOTICE REQUIREMENTS FOR PRESENTATION OF BUSINESS AND NOMINATIONS OF DIRECTORS AT ANNUAL MEETINGS OF SHAREHOLDERS

         Shareholders of both MAF and St. Francis may make proposals for director nominations or other business to be conducted at an annual shareholders' meeting, in each case subject to advance notice requirements.

         MAF's by-laws provide that MAF must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders no later than 60 days before the date of the mailing of the proxy materials. If, however, the date of the meeting has changed more than 30 days from the anniversary date of the prior year annual meeting, the notice must be delivered to MAF no later than 90 days before the meeting.


         Under St. Francis' articles, written notice of shareholder proposals must be given to St. Francis not later than ten days following the date notice of the meeting was mailed to shareholders.


VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         Under the DGCL, holders of a majority of the outstanding shares of MAF entitled to vote are required to approve a merger or consolidation involving MAF, unless the transaction meets certain conditions. MAF shareholders are generally not required to approve such a transaction if MAF is the surviving corporation, unless the number of shares of MAF common stock to be issued pursuant to the transaction exceeds 20% of the shares of MAF's common stock outstanding immediately prior to the effective date of the merger.

         Under the WBCL, St. Francis may sell, lease, exchange or otherwise dispose of substantially all of its property, and may merge or enter into a share exchange with another entity only if the disposition or transaction is approved by a majority of all votes entitled to be cast.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

         Although not identical, the DGCL and the WBCL both contain provisions restricting business combinations with certain interested shareholders, unless certain specified conditions are met.

         MAF is subject to Section 203 of the DGCL, which prohibits it from entering into certain business combination transactions with any interested shareholder for a period of three years from the time such shareholder becomes an interested shareholder unless certain supermajority votes are obtained. Under the DGCL, an "interested shareholder" is a person who beneficially owns, directly or indirectly, 15% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 15% of the voting stock within the last three years. The prohibition will not apply if

         o the board of directors has approved either the proposed business combination or the transaction resulting in interested shareholder status prior to the date that the shareholder became an interested shareholder,

         o upon consummation of the transaction in which the shareholder became an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or

         o after the date that the shareholder became an interested shareholder, the interested shareholder obtains the approval of the board of directors and the approval at an annual


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


                  or special meeting (and not by written consent) of two-thirds of the shares outstanding that are not held by the interested shareholder.

         The WBCL defines a "business combination" as including a merger or a share exchange, sale of assets, issuance of stock or rights to purchase stock and other transactions with interested shareholders. Under the WBCL, an "interested shareholder" is a person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years. During the initial three-year period after a person becomes an interested shareholder in a Wisconsin corporation, with some exceptions, the WBCL prohibits a business combination with the interested shareholder unless the corporation's board of directors approved the business combination or the acquisition of the stock prior to the acquisition date. Following this three-year period, the WBCL also prohibits a business combination with an interested shareholder unless

         o the board of directors approved the business combination or the acquisition of the stock prior to the acquisition date,

         o the business combination is approved by a majority of the outstanding voting shares not owned by the interested shareholder,

         o the consideration to be received by shareholders meets the "fair price" and form requirements of the statute, or

         o the business combination is of a type specifically excluded from the coverage of the statute.

         Sections 180.1130 to 180.1134 of the WBCL govern mergers or share exchanges between public Wisconsin corporations and significant shareholders and sales of all or substantially all of the assets of public Wisconsin corporations to significant shareholders. These transactions must he approved by 80% of all shareholders and two-thirds of shareholders other than the significant shareholder, unless the shareholders receive a statutory fair price. This is intended to insure that shareholders in a second step merger, share exchange or asset sale receive at least what shareholders received in the first step.
Section 180.1130 of the WBCL defines a "significant shareholder" as the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares, or an affiliate of the Wisconsin corporation that beneficially owned 10% or more of the voting power of the then outstanding shares within the last two years. The WBCL specifically provides that a person is not a "beneficial owner" of securities for purposes of Section 180.1130 of the WBCL solely because of the existence of an agreement between the person and a record or beneficial owner of such securities under which the owner agrees to vote the securities in favor of a proposed merger, share exchange or sale, lease, exchange or other disposition of assets.

"GREENMAIL" TRANSACTIONS

         Section 180.1134 of the WBCL requires shareholder approval for some transactions in the context of a tender offer or similar action for more than 5% of any class of a Wisconsin corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value from any person who holds more than 3% of the voting shares and has held the shares for less than two years, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets that amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation has at least three directors who are not officers or employees of the corporation, and a majority of the disinterested directors choose to opt out of this provision.

         The DGCL does not contain comparable provisions.

APPRAISAL RIGHTS

         Generally, because MAF and St. Francis are public companies and their common stock is listed on Nasdaq, shareholders of MAF and St. Francis will not be entitled to appraisal rights for the fair value of their shares if they dissent to a transaction. Under the WBCL, however, St. Francis shareholders may be entitled to appraisal rights in the event St. Francis enters into a business combination described under "--Business combinations with interested shareholders."

ASSESSIBILITY

         Shares of MAF common stock are nonassessable. The DGCL does not impose personal liability on holders of MAF common stock for debts owing to employees or otherwise.

         St. Francis common stock is subject to possible assessment in some circumstances. Section 180.0622(2)(b) of the WBCL provides that shareholders of Wisconsin corporations are personally liable up to an amount equal to the par value of shares owned by them, and up to the consideration for which shares without par value were issued, for debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case. The liability imposed by the predecessor to this statute was interpreted in a trial court decision to extend to the original issue price for shares, rather than the stated par value. Although affirmed by the Wisconsin Supreme Court, the case offers no precedential value due to the fact that the decision was affirmed by an equally divided court. St. Francis common stock is not otherwise subject to call or assessment.

SHAREHOLDER RIGHTS PLAN

         Each share of St. Francis common stock has attached to it a stock purchase right that becomes exercisable subject to the terms set forth in a rights agreement between St. Francis and its rights agent. The St. Francis board adopted the shareholders' rights plan in 1997 to discourage unsolicited or hostile takeover attempts that are not negotiated with its board of directors. The plan is intended to deter such attempts by causing substantial dilution to any person who acquires an amount in excess of 20% of St. Francis' common stock and by making an acquisition of St. Francis, without the consent of its board of directors, prohibitively expensive. The rights also have certain anti-takeover effects and may discourage or make it more difficult for another party to complete a merger or tender offer for St. Francis' shares without negotiating with St. Francis' board of directors or to launch a proxy contest or to acquire control of a larger block of St. Francis' shares. The St. Francis board has agreed to amend the rights plan so that the merger with MAF will not cause the rights under the plan to become exercisable. MAF does not have a rights plan, and, following the merger, shares of MAF common stock held by former St. Francis shareholders will not have associated stock purchase rights.

         Under the St. Francis rights plan, each right, if triggered, would entitle its registered holder to purchase from St. Francis one one-hundredth of a share of Series A Junior Participating Preferred Stock, $0.01 par value per share, at a price of $150.00 per one one-hundredth share, subject to certain adjustments. Generally, the rights become exercisable when any person or group
(i) acquires or proposes to acquire 20% or more of St. Francis' outstanding common stock, or (ii) commences (or announces its intention to commence) a tender or exchange offer to acquire 20% or more of St. Francis' common stock.

         In the event that any person or group becomes the beneficial owner of 20% or more of St. Francis' common stock without board approval, rights owned by that person or group would immediately become null and void. Thereafter, other registered rights holders would have the right to receive, upon exercise at the then current exercise price of the right, St. Francis common stock having a value equal to

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


two times the exercise price of the right. Additionally, if, after any person or group has acquired 20% or more of St. Francis' common stock, St. Francis is acquired in a merger or other business combination or 50% or more of St. Francis' assets or earning power are sold, then each registered right holder will receive the right to purchase, for the exercise price, common stock of the entity which acquires or survives St. Francis having a value equal to twice the exercise price of the right.

         Prior to any person or group acquiring 20% or more of St. Francis' common stock, St. Francis may redeem the rights in whole, but not in part, at a price of $0.01 per right to be paid in cash, shares of St. Francis common stock or other consideration. In addition, at any time after a person or group acquires 20% of St. Francis' common stock, but prior to such person or group acquiring 50% or more of St. Francis' common stock, St. Francis may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right. The rights expire on September 25, 2007 unless exercised, redeemed, exchanged or otherwise cancelled before that date.

         The St. Francis board also has the right to amend the rights plan, subject to the conditions set forth in the rights agreement.

AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

         Under both the DGCL and the WBCL, amendments to certificates/articles of incorporation must be approved by the board of directors and are subject to shareholder approval.

         MAF's certificate generally may be amended subject to approval by the directors and by the affirmative vote of the holders of a majority of shares entitled to vote. Approval by the holders of 80% of MAF's outstanding shares entitled to vote is required to approve amendments to MAF's certificate relating to the following:

         o authority to amend or repeal any provision of MAF's certificate or bylaws;

         o voting restrictions of shareholders who own 10% or more of MAF common stock;

         o        prohibition on shareholders voting by written consent;

         o        calling special meetings of shareholders;

         o        structure and composition of the board of directors;

         o        business combinations; and

         o        indemnification obligations.

         St. Francis' articles require amendments to be approved by at least two-thirds of directors and by holders of a majority of the shares entitled to vote. The vote of the holders of at least 80% of the shares entitled to vote is required to approve amendments to the St. Francis articles relating to the following:

         o        changes in the characteristics of St. Francis' capital stock;

         o changes in St. Francis' rights to repurchase its capital stock;

         o        governance of the internal affairs of St. Francis;

         o procedures for notice, nominations and proposals by shareholders;

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



         o        indemnification obligations;

         o        limitation of liability of directors;

         o        business combinations;

         o        authority to amend St. Francis' bylaws; and

         o procedures for amending St. Francis' articles of incorporation.

         A majority of MAF's and St. Francis' directors may vote to amend their respective bylaws. MAF or St. Francis shareholders may not amend their respective bylaws, unless such amendment is approved by the holders of at least 80% of the outstanding shares of common stock of MAF or St. Francis, as the case may be, entitled to vote.

   PROPOSAL NO. 2 - APPROVAL OF MAF BANCORP, INC. INCENTIVE COMPENSATION PLAN

TO BE VOTED ON BY MAF SHAREHOLDERS AT THE MAF SPECIAL MEETING.

                   DESCRIPTION OF INCENTIVE COMPENSATION PLAN

         On July 22, 2003, subject to shareholder approval, MAF's board of directors approved the MAF Bancorp, Inc. Incentive Compensation Plan, based on recommendation of the plan by its Compensation Committee (the "Committee").

         The following description of the plan sets forth the material and summary terms of the plan. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the plan. Copies of the plan may be requested from MAF as set forth in "Available Information" on the inside front cover of this document and is available on the SEC's website at www.sec.gov.

      APPROVAL OF THE INCENTIVE COMPENSATION PLAN IS NOT A CONDITION TO THE
                                    MERGER.

PURPOSE

         The plan is intended to provide MAF with the ability to provide stock and cash-based incentives and equity interests in MAF to officers, employees and directors of MAF and its subsidiaries (i) to provide such officers, employees and directors a stake in the growth of MAF, (ii) to encourage them to continue in the service of MAF and its subsidiaries, and (iii) to provide motivation for executive officers to enhance earnings and shareholder value by linking a portion of cash compensation to the Company's financial and stock price performances.

PARTICIPANTS

         All current officers, employees and directors of MAF and its subsidiaries will be eligible to participate in the plan, at the discretion of the Committee.

SHARES AVAILABLE FOR ISSUANCE


         The plan provides that the total number of shares of common stock which may be issued pursuant to awards under the plan may not exceed 800,000 shares, plus such number of shares of common stock that have already been authorized and previously approved by MAF's shareholders and are available for issuance under MAF's 2000 Stock Option Plan. As of October 6, 2003, a total of 524,623 options remained available for grant under the 2000 Stock Option Plan. If the plan is approved, a total of 1,324,623 options will be available for grant under the plan, representing approximately 5.20% of MAF's outstanding shares of common stock as of the record date. In addition, a total of 2,711,399 previously-granted options are outstanding and unexercised under all of MAF's stock option plans. If the plan is approved by MAF shareholders, no further grants will be made under the 2000 Stock Option Plan.

         Additionally, under the stock option plans adopted by Fidelity prior to its merger with MAF, there are options to purchase approximately 11,377 shares of MAF common stock as of the record date. These options were converted into options to purchase MAF common stock at the effective time of the merger with Fidelity. If MAF's acquisition of St. Francis is completed, all outstanding and unexercised St. Francis stock options granted pursuant to St. Francis' stock option plans that are not cashed out will be converted into options to purchase MAF common stock, at the effective time of the merger. The number of shares of MAF common stock subject to the converted stock option will equal the number of shares subject to the St. Francis stock option, multiplied by 0.79 and the exercise of the converted stock option will equal the St. Francis stock option's exercise price divided by 0.79.

         The following table sets forth certain information regarding MAF's equity-based compensation plans as of December 31, 2002 and the record date:


                                                                 NUMBER OF
                                 NUMBER OF                       SECURITIES
                                 SECURITIES     WEIGHTED-        REMAINING
                                   TO BE         AVERAGE         AVAILABLE
                                ISSUED UPON      EXERCISE        FOR FUTURE
                                EXERCISE OF      PRICE OF         ISSUANCE
                                OUTSTANDING     OUTSTANDING        UNDER
                                  OPTIONS,       OPTIONS,          EQUITY
                                  WARRANTS       WARRANTS       COMPENSATION
         PLAN CATEGORY           AND RIGHTS     AND RIGHTS         PLANS
------------------------------  -----------     -----------     ------------
As of December 31, 2002:
Equity compensation
   plans approved by
   security holders...........   2,892,035         $25.65          536,357
Equity compensation
   plans not approved
   by security holders........          --             --           22,354(1)
                                 ---------         ------          -------
   Total......................   2,892,035         $25.65          558,711
                                 =========         ======          =======

As of October 6, 2003:
Equity compensation
   plans approved by
   security holders..........    2,722,776         $26.27          524,623
Equity compensation
   plans not approved
   by security holders.......          --             --            20,150(1)
                                 ---------         ------          -------
   Total.....................    2,722,776         $26.27          544,773
                                 =========         ======          =======

------------------
(1) Represents shares reserved for issuance under deferred compensation plans, which shares may be issued to executive officers and directors, if any, electing to defer cash compensation otherwise payable to them. The number of shares allocated to plan participants is determined based on the fair market value of shares at the time of compensation deferral.


         Of the shares authorized for issuance under the plan, up to 25% may be issued with respect to awards of restricted stock and restricted stock units. In addition, as required by Code Section 162(m), the plan includes a limit of 125,000 shares of common stock as the maximum number of shares that may be subject to awards made annually to any one individual.

         The source of shares of common stock issued with respect to awards may be authorized but unissued shares, treasury shares, shares acquired by MAF through open market purchases or otherwise. In the event there is a change in the capital structure of MAF as a result of any stock dividend or split, recapitalization, merger, consolidation or spin-off or other similar corporate change, the number of shares of common stock authorized for issuance, available for issuance or covered by any outstanding award and the price per share of any such award, and the various limitations described above, will be proportionately adjusted.

         To the extent shares of common stock subject to an award under this plan or the 2000 Stock Option Plan are not issued by reason of forfeiture, termination, surrender, cancellation or expiration, delivery of previously acquired shares with respect to the exercise thereof, withholding of shares or delivery of shares in satisfaction of tax obligations or settlement in cash in lieu of shares, then such shares shall become available for issuance under this plan.

ADMINISTRATION

         MAF's board of directors has delegated the administration of the plan to the Committee. The Committee will make determinations with respect to the participation of employees and directors in the plan and, except as otherwise required by law or the plan, the grant terms of awards, including vesting schedules, price, length of relevant performance, performance standards, restriction and option periods, dividend rights, rights to dividend equivalents, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Committee deems appropriate.

         The Committee may designate other persons to (1) designate officers and employees of MAF or any of its subsidiaries to be recipients of an award under the plan, (2) determine the amount, terms, conditions, and form of any such awards and (3) take any other actions which the Committee is authorized to take under the plan, other than its authority with regard to awards granted to employees who are executive officers or directors of MAF. The Committee may not authorize an officer to designate himself or herself as a recipient of any award.

         The disposition of an award in the event of the retirement, disability, death or other termination of a participant's employment shall be determined by the Committee and set forth in the award agreement. In the event there is a change of control (as defined in the plan) of MAF (1) all options and stock appreciation rights ("SARs") outstanding will become immediately exercisable and will remain exercisable for their entire term, (2) all restrictions imposed on restricted shares and restricted units will lapse, and (3) unless otherwise specified in a participant's award agreement, all performance goals applicable to any performance unit, performance share and other incentive awards will be deemed attained at the maximum payment level.

AWARDS

         A participant in the plan is permitted to receive multiple grants of awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award.

         The following types of awards may be granted under the plan:

         Stock options. Stock Options may be granted in the form of incentive stock options that comply with Section 422 of the Internal Revenue Code or nonqualified stock options. The plan permits all of the shares available under the plan to be awarded in the form of stock options, including incentive stock options if the Committee so determines. The exercise period for any stock option will be determined by the Committee at the time of grant. The exercise price per share for all shares of common stock issued pursuant to stock options under the plan may not be less than 100% of the fair market value of a share of common stock on the grant date. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The plan limits the term of any stock option to 10 years and prohibits repricing of options.

         Stock appreciation rights. The Committee may grant SARs independently of any stock option or in tandem with all or any part of a stock option granted under the plan. Upon exercise, an SAR entitles a participant to receive the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR is granted. Upon exercise of an SAR granted in conjunction with a stock option, the option will be surrendered.

         Restricted shares. Restricted shares are shares of common stock that may not be sold or otherwise disposed of during a restricted period determined by the Committee. The Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. To the extent permitted by the Committee, dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership on those shares only if the individual is continuously employed by MAF or a subsidiary during the entire restricted period.

         Performance shares. Performance shares are grants of shares of common stock that are earned by achievement of performance goals established by the Committee. During the applicable performance period for an award, the shares may be voted by the recipient and the recipient may be entitled to receive dividends on those shares, at the discretion of the Committee. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The Committee may provide that a certain percentage (which may be greater than 100%) of the number of shares originally awarded may be earned based upon the attainment of the performance goals.

         Restricted and performance share units. Restricted and performance share units are fixed or variable shares or dollar-denominated units subject to the conditions of vesting, and time of payment, and/or in the case of performance share units, performance standards established by the Committee, which may be valued at the Committee's discretion in whole or in part by reference to the fair market value of, or otherwise based on, MAF's common stock. Share units may be paid in common stock, cash or a combination of both. The Committee, in its discretion, may permit a participant to defer receipt of any such share units beyond the expiration of any applicable restriction or performance period. A participant who receives a stock unit may be given rights to dividend equivalents on those share units, payable in cash, stock, or additional share units, and subject to any other conditions the Committee may impose.

         Awards under deferred compensation or similar plans. Participants may receive the right to receive common stock or a fixed or variable share denominated unit granted under the plan or any deferred compensation or similar plan established from time to time by MAF.

         Cash awards. Participants in the plan may receive an award in cash that may be earned based on achievement of performance criteria determined by the Committee or under MAF's bonus arrangements. As required by Code Section 162(m), the plan includes a limit of $1.5 million as the maximum amount that an individual may earn under the cash award program with respect to any year.

         Other incentive awards. The Committee may grant other types of awards of common stock, cash or awards based in whole or in part by reference to common stock. The Committee will determine the time of granting, the size and all other conditions of other incentive awards, including any restrictions, deferral period or performance requirements. The recipient may have the right to receive currently or on a deferred basis, interest or dividends, or interest or dividend equivalents.

         Except to the extent permitted by specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution, or, in the Committee's discretion.

         Any payments from participants in connection with awards under the plan may be paid (1) in cash, (2) in shares of MAF common stock meeting, in certain cases, minimum holding period requirements, (3) in any combination of cash and shares, or (4) by such other methods as the Committee may deem appropriate.

AMENDMENTS AND TERMINATION

         MAF's board of directors may at any time amend, suspend or terminate the plan, to the extent permitted by law and subject to any shareholder approval requirement imposed by applicable law, rule or regulation. No termination, amendment or modification of the plan will adversely affect in any material way any awards previously granted under the plan without the written consent of any affected participant. There is no set termination date for the plan, although no incentive stock options may be granted more than ten years after the effective date of the plan.


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


FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of certain federal income tax consequences to participants who may receive grants of awards under the plan. This discussion does not purport to be complete, and does not cover, among other things, state and local tax treatment.

         Nonqualified stock options. For federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option. Upon exercise, the participant will realize ordinary income in an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price multiplied by the number of shares received pursuant to the exercise of such options. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant's exercise of the option and (b) the amount realized on such sale or exchange. Any gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

         MAF is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes compensation upon exercise of the option.

         Incentive stock options. No taxable income is realized by the participant upon exercise of an incentive stock option granted under the plan, and if no disposition of those shares is made by such participant within two years after the date of grant or within one year after the transfer of those shares to the participant, then (a) upon the sale of the shares, any amount realized in excess of the exercise price will be taxed as a long-term capital gain and any loss sustained will be taxed as a long-term capital loss, and (b) no deduction will be allowed to MAF for federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

         If the shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-years-from-grant/one-year-from-transfer holding period, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized upon disposition of the shares) over the exercise price, and (b) MAF will be entitled to deduct such amount. Any additional gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and may not be deducted by MAF.

         If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

         Stock appreciation rights. No taxable income is recognized by a participant upon the grant of an SAR under the plan. Upon the exercise of an SAR, however, the participant will realize ordinary income in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of common stock received upon exercise. Shares of common stock received upon the exercise of an SAR will, upon subsequent sale, be eligible for capital gain treatment, with the capital gain holding period commencing on the date of exercise of the SAR.

         MAF is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant realizes compensation upon exercise of the SAR.

         Restricted and performance shares. A recipient of restricted shares or performance shares generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the restricted shares or performance shares are no longer subject to forfeiture or any cash is paid.

However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will have ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares as if the restricted shares were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. MAF is entitled to a deduction for compensation paid to a participant in the amount of ordinary income recognized by the participant.

         Share units. A recipient of share units will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid pursuant to such an award, and MAF will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. The fair market value of any common stock received will generally be included in income (and a corresponding deduction will generally be available to MAF) at the time of receipt. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution.

         Cash awards. A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and MAF will generally be entitled to a deduction equal to the amount of the ordinary income realized by the recipient.

         Other incentive awards. The federal income tax consequences of other incentive awards will depend on how the awards are structured. Generally, MAF will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards. It is anticipated that other incentive awards will usually result in compensation income to the recipient in some amount. However, some forms of other incentive awards may not result in any compensation income to the recipient or any income tax deduction for MAF.

PERFORMANCE GOALS AND MAXIMUM AWARDS

         Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of MAF's CEO and its other four most highly compensated executive officers (collectively, the "Covered Employees"), and MAF deductions referred to above may be limited by Code Section 162(m). Under Section 162(m), compensation that qualifies as "other performance-based compensation" is not subject to the $1,000,000 deduction limit. In addition to the annual limitations on awards described above, another condition necessary to qualify certain incentive awards (other than options, which are treated as "other performance-based compensation") as "other performance-based compensation" is that the material criteria relating to the performance goals under which the award is made must be disclosed to, and approved by, the shareholders of MAF before the incentive compensation is paid.

         For those types of awards under the plan intended to meet the definition of "other performance-based compensation" the Committee will establish performance criteria with respect to an award based upon one or more of the following performance criteria: earnings, earnings per share, revenues, expenses, market share, charge-offs, loan loss reserves, non-performing assets, return on assets, return on equity, assets, deposits, loans, asset quality levels, interest-sensitivity gap levels, value of MAF common stock or assets, investments, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings or achievement of balance sheet or income statement objectives. These performance criteria may be measured for achievement or satisfaction during the period the Committee permits the participant to satisfy or achieve the performance criteria and may be in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Committee for a performance period. Performance criteria may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and impairment of assets, stock offerings, stock repurchases and strategic loan loss provisions. The performance criteria related to an award must be established by the Committee prior to the completion of 25% of the performance period or such earlier date as may be required by Section 162(m) of the Code.

         At the end of each performance period for an award, the Committee will determine the extent to which the performance criteria established for the performance period have been achieved and determine the pay out of the performance award. The Committee may, in its sole discretion, reduce or eliminate the payout of any award to the extent permitted under the plan and applicable law.

         No determination has yet been made as to the amount or terms of any stock-based incentives or any future cash awards under the plan. If the plan had been in effect during 2002, the performance goals for 2002 under the plan would have been the same as those set under MAF's annual incentive plan. Bonus awards in 2002 under that plan were $248,804, $248,804, $139,344, $121,594, $96,154 and
$96,154 for MAF's CEO, President and four other most highly compensated executive officers, respectively.

         For additional information concerning MAF's compensation of its directors and executive officers, please see Appendix D - "Excerpts from MAF Bancorp, Inc.'s Proxy Statement for its 2003 Annual Meeting of Shareholders dated March 24, 2003."

         MAF'S BOARD OF DIRECTORS RECOMMENDS THAT MAF SHAREHOLDERS VOTE "FOR" APPROVAL OF THE INCENTIVE COMPENSATION PLAN.

                                 LEGAL MATTERS

         Vedder, Price, Kaufman & Kammholz, P.C., 222 North LaSalle Street, Chicago, Illinois 60601, will pass upon certain federal income tax consequences of the proposed merger and the validity of the authorization and issuance of the MAF common stock to be issued pursuant to the merger. Certain other legal matters in connection with the merger will be passed upon for St. Francis by Michael Best & Friedrich LLP, 100 East Wisconsin Avenue, Suite 3300, Milwaukee, Wisconsin 53202.

                                    EXPERTS

         The consolidated financial statements of MAF as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, MAF's independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the aforementioned financial statements refers to a change in the method of accounting for goodwill in 2002.

         The consolidated financial statements of St. Francis as of September 30, 2002 and 2001, and for each of the years in the three-year period ended September 30, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, St. Francis' independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of

KPMG LLP covering the aforementioned financial statements refers to a change in the method of accounting for goodwill in fiscal 2002.

                             SHAREHOLDER PROPOSALS

         After the merger is completed, the next annual meeting of MAF's shareholders will be held in 2004. To be eligible for inclusion in MAF's proxy materials for that annual meeting, any shareholder proposal must be received at MAF's principal office at 55th Street & Holmes Avenue, Clarendon Hills, Illinois 60514, no later than November 26, 2003.

         All shareholder proposals submitted for inclusion in MAF's proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and, as with any shareholder proposal, MAF's certificate of incorporation and by-laws and Delaware law.

         If the merger occurs as contemplated, St. Francis will not have another annual meeting of shareholders. If the merger does not occur, St. Francis' next meeting of shareholders will be held in 2004. To be eligible for inclusion in St. Francis' proxy materials for that annual meeting, any shareholder proposal must have been received at St. Francis' principal offices at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005, no later than August 22, 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

         MAF and St. Francis are each subject to the informational reporting requirements of the Securities Exchange Act of 1934 and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; The Woolworth Building, 233 Broadway, New York, New York 10279; or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for additional information about the public reference rooms. You may also obtain these reports, proxy and information statements and other information filed electronically from:

         o        the SEC's website at http://www.sec.gov; or

         o        MAF's website at www.mafbancorp.com.

         This document is a part of a registration statement filed by MAF with the SEC on Form S-4 to register the shares of MAF common stock to be issued to St. Francis shareholders in the merger and omits certain information, exhibits and undertakings contained in the registration statement, as permitted by SEC rules. This additional information may be inspected and copied as set forth above. This document is a prospectus of MAF in addition to being a proxy statement of MAF and St. Francis for their special meetings.

         The SEC allows MAF and St. Francis to incorporate by reference information into this document. This means that MAF and St. Francis can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information in this document.

         The following documents, which have previously been filed by MAF (File No. 0-18121) with the SEC, are incorporated by reference in this document:

         (1) MAF's Annual Report on Form 10-K for the year ended December 31, 2002;

         (2) Proxy Statement in connection with MAF's 2003 Annual Meeting of Shareholders, filed on March 24, 2003;

         (3) MAF's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

         (4) MAF's Current Reports on Form 8-K dated January 28, 2003, April 22, 2003, May 21, 2003, July 22, 2003, July 23, 2003 and
                  September 2, 2003; and

         (5) the description of MAF's common stock contained in MAF's Registration Statement on Form 8-A dated November 14, 1989.

         The following documents, which have previously been filed by St. Francis (File No. 1-13423) with the SEC, are incorporated by reference in this document:

         (1) St. Francis' Annual Report on Form 10-K for the year ended September 30, 2002;

         (2) Proxy Statement in connection with St. Francis' 2003 Annual Meeting of Shareholders, filed on December 19, 2003;

         (3) St. Francis' Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003;

         (4) St. Francis' Current Reports on Form 8-K dated April 25, 2003, May 21, 2003, July 25, 2003 and August 19, 2003; and

         (5) the description of St. Francis' Common Stock contained in St. Francis' Registration Statement on Form 8-A filed with the SEC on September 29, 1997.

         All documents filed by MAF and St. Francis with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the special meeting will be deemed incorporated by reference into this document and to be a part of this document. Statements contained in an incorporated document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document (or in any other subsequently filed document also incorporated by reference in this document) modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to constitute a part of this document, except as so modified or superseded. The information relating to MAF and St. Francis contained in this document should be read together with their respective documents that are incorporated in this document by reference.

         You should rely only on the information contained or incorporated by reference in this document. MAF and St. Francis have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date as of which such information is provided, and neither the mailing of this document to shareholders nor the issuance of MAF common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                               MAF BANCORP, INC.,
                             a Delaware corporation

                                       and

                        ST. FRANCIS CAPITAL CORPORATION,
                             a Wisconsin corporation



                                  May 20, 2003

                                TABLE OF CONTENTS
                                                                                                               PAGE
I.       THE MERGER............................................................................................A-1

         1.1      Effects of the Merger........................................................................A-1
         1.2      Conversion of Securities.....................................................................A-2
         1.3      Stock Options................................................................................A-2
         1.4      Consummation of the Merger; Effective Time...................................................A-4
         1.5      Exchange of Certificates.....................................................................A-4

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................A-6

         2.1      Organization.................................................................................A-6
         2.2      Authorization................................................................................A-7
         2.3      No Conflicts; Required Filings and Consents..................................................A-7
         2.4      Capitalization...............................................................................A-7
         2.5      Purchaser Financial Statements; Material Changes.............................................A-8
         2.6      Purchaser SEC Filings........................................................................A-9
         2.7      Purchaser Reports............................................................................A-9
         2.8      Compliance With Laws.........................................................................A-9
         2.9      Litigation..................................................................................A-10
         2.10     Defaults....................................................................................A-10
         2.11     Absence of Certain Changes or Events........................................................A-10
         2.12     Undisclosed Liabilities.....................................................................A-10
         2.13     Licenses....................................................................................A-11
         2.14     Government Approvals........................................................................A-11
         2.15     Fairness Opinion............................................................................A-11
         2.16     Fees........................................................................................A-11
         2.17     Tax Matters.................................................................................A-11
         2.18     Registration Statement; Proxy Statement/Prospectus..........................................A-11
         2.19     Disclosure Schedules; Materiality...........................................................A-11
         2.20     Purchaser Benefit Plans.....................................................................A-11
         2.21     Environmental Matters.......................................................................A-12
         2.22     Advice of Changes...........................................................................A-13

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................A-13

         3.1      Organization................................................................................A-13
         3.2      Authorization...............................................................................A-14
         3.3      No Conflicts; Required Filings and Consents.................................................A-14
         3.4      Capitalization and Shareholders.............................................................A-14
         3.5      Company Financial Statements; Material Changes..............................................A-15
         3.6      Company SEC Filings.........................................................................A-16
         3.7      Company Reports.............................................................................A-16
         3.8      Compliance With Laws........................................................................A-16
         3.9      Litigation..................................................................................A-17
         3.10     Defaults....................................................................................A-17
         3.11     Absence of Certain Changes or Events........................................................A-17



                                TABLE OF CONTENTS
                                  (continued)
                                                                                                               PAGE
         3.12     Undisclosed Liabilities.....................................................................A-18
         3.13     Licenses....................................................................................A-18
         3.14     Governmental and Shareholder Approvals......................................................A-18
         3.15     Antitakeover Provisions Inapplicable........................................................A-18
         3.16     Proxy Statement/Registration Statement Disclosure...........................................A-18
         3.17     Taxes.......................................................................................A-19
         3.18     Insurance...................................................................................A-19
         3.19     Loans; Investments..........................................................................A-20
         3.20     Interest Rate Risk Management Arrangements..................................................A-21
         3.21     Allowance for Loan Losses...................................................................A-21
         3.22     Company Benefit Plans.......................................................................A-21
         3.23     Environmental Matters.......................................................................A-24
         3.24     Material Contracts..........................................................................A-24
         3.25     Real Property...............................................................................A-25
         3.26     Indemnification.............................................................................A-25
         3.27     Insider Interests...........................................................................A-26
         3.28     Rights Agreement............................................................................A-26
         3.29     Advice of Changes...........................................................................A-26
         3.30     Fairness Opinion............................................................................A-26
         3.31     Fees........................................................................................A-26
         3.32     Disclosure Schedules; Materiality...........................................................A-26

IV.      COVENANTS............................................................................................A-26

         4.1      Conduct of Business by the Company Until the Effective Time.................................A-26
         4.2      Conduct of Business by Purchaser Until the Effective Time...................................A-31
         4.3      Certain Actions.............................................................................A-33

V.       ADDITIONAL AGREEMENTS................................................................................A-33

         5.1      Inspection of Records; Confidentiality......................................................A-33
         5.2      Meetings of the Company.....................................................................A-34
         5.3      Bank Merger.................................................................................A-34
         5.4      D&O Indemnification.........................................................................A-34
         5.5      Affiliate Letters...........................................................................A-35
         5.6      Regulatory Applications.....................................................................A-36
         5.7      Financial Statements and Reports............................................................A-36
         5.8      Registration Statement; Shareholder Approval................................................A-36
         5.9      Notice......................................................................................A-37
         5.10     Press Releases..............................................................................A-37
         5.11     Delivery of Supplements to Disclosure Schedules.............................................A-37
         5.12     Tax Opinion.................................................................................A-38
         5.13     Tax Treatment...............................................................................A-38
         5.14     Resolution of Company Benefit Plans.........................................................A-38
         5.15     Appointment to Purchaser Board of Directors.................................................A-40



                                TABLE OF CONTENTS
                                  (continued)
                                                                                                               PAGE
         5.16     Advisory Board..............................................................................A-40
         5.17     Rights Agreement............................................................................A-40
         5.18     Environmental Investigation.................................................................A-40
         5.19     Title to Real Estate........................................................................A-41
         5.20     Conforming Entries..........................................................................A-41

VI.      CONDITIONS...........................................................................................A-42

         6.1      Conditions to the Obligations of the Parties................................................A-42
         6.2      Conditions to the Obligations of Purchaser..................................................A-42
         6.3      Conditions to the Obligations of the Company................................................A-44

VII.     TERMINATION; AMENDMENT; WAIVER.......................................................................A-45

         7.1      Termination.................................................................................A-45
         7.2      Effect of Termination.......................................................................A-47
         7.3      Expenses....................................................................................A-48
         7.4      Survival of Agreements......................................................................A-48
         7.5      Amendment...................................................................................A-48
         7.6      Waiver......................................................................................A-49

VIII.    GENERAL PROVISIONS...................................................................................A-49

         8.1      Survival....................................................................................A-49
         8.2      Notice......................................................................................A-49
         8.3      Applicable Law..............................................................................A-50
         8.4      Material Adverse Effect.....................................................................A-50
         8.5      Headings, Etc...............................................................................A-50
         8.6      Severability................................................................................A-50
         8.7      Entire Agreement; Binding Effect; Nonassignment; Counterparts...............................A-50


                                    EXHIBITS


         Exhibit A-1    Form of Conversion Agreement*
         Exhibit A-2    Form of Cancellation Agreement*
         Exhibit B      Form of Certificate of Merger*
         Exhibit C      Bank Merger Agreement (Page AC-1)
         Exhibit D      Form of Affiliate Letter (Page AD-1)
         Exhibit E      Forms of Letter of Understanding*
         Exhibit F      Form of Legal Opinion (Company)*
         Exhibit G      Form of Legal Opinion (Purchaser)*
         Exhibit H      Index*


         * Intentionally omitted

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 20th day of May, 2003, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and St. Francis Capital Corporation, a Wisconsin corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective shareholders that the Company be merged with and into Purchaser (the "Merger") in accordance with the Delaware General Corporation Law ("DGCL"), the Wisconsin Business Corporation Law ("WBCL") and this Agreement;

         WHEREAS, the respective Boards of Directors of Purchaser and the Company have each approved the Merger upon the terms and conditions set forth herein;

         WHEREAS, immediately following the Merger, Purchaser and the Company intend that St. Francis Bank, F.S.B., a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a wholly-owned subsidiary of Purchaser ("Mid America"); and

         WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

         1.1      Effects of the Merger.

                  (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the Company shall be merged with and into Purchaser at the Effective Time (as defined in Section 1.4 below) in accordance with the DGCL and the WBCL. As a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation (the "Surviving Corporation").

                  At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

                  (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

                  (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

                  (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time; provided, however, that certain members of the Company's Board of Directors shall be appointed to the Board of Directors of each of the Surviving Corporation and Mid America pursuant to Section 5.15. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time.

         1.2 Conversion of Securities. Subject to Section 1.5(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

                  (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged following the Merger.

                  (b) Company Common Stock. Subject to Section 1.2(c) below, each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive 0.79 (the "Exchange Ratio") fully paid and nonassessable shares of Purchaser Common Stock (the value of which is referred to herein as the "Merger Consideration").

                  (c) Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and shall constitute authorized but unissued Company Common Stock and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

                  (d) Adjustments for Dilution and Other Matters. If subsequent to the date of this Agreement but prior to the Effective Time, (a) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock, or declare a dividend or make a distribution of Company Common Stock or any security convertible into Company Common Stock, or (b) Purchaser shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Purchaser Common Stock or declare a dividend or make a distribution of Purchaser Common Stock or any security convertible into Purchaser Common Stock, an appropriate adjustment or adjustments shall be made to the Exchange Ratio.

         1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall, at the option of the holder of such Option, be converted pursuant to either Section 1.3(a)(i) or (ii) below:

                           (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers an agreement in the form of Exhibit A-1 attached ("Conversion Agreement"), shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby or to the extent of any limited rights granted with respect thereto, which limited rights shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

                           (ii) each Option not converted pursuant to Section 1.3(a)(i) above, shall be, immediately prior to the Effective Time, subject to the consent of Purchaser (in its sole discretion), converted to the right to receive cash; provided, prior to the Effective Time, the Company delivered to Purchaser a cancellation agreement, substantially in the form of Exhibit A-2 hereto ("Cancellation Agreement"), executed by the holder of such Option. All Options converted pursuant to this Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of Company Common Stock shares covered by such Option multiplied by the amount which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the Option held by such holder. A holder of an Option who has delivered a Cancellation Agreement (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within three (3) business days following the Effective Time, and (y) after the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

                  (b) The Company shall amend each Company Stock Option Plan (as defined herein) to provide for the conversion or cancellation of Options in accordance with this Section 1.3. The Company shall also provide to Purchaser the conversion option selected, pursuant to this Section 1.3, by holders of the Options not less than five (5) business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) the method of conversion selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be converted pursuant to Section 1.3(a)(ii).

                  (c) Purchaser shall file, simultaneous with the Registration Statement (as defined herein), with the Securities and Exchange Commission ("SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Purchaser Common Stock subject to options to acquire Purchaser Common Stock issued pursuant to

Section 1.3(a)(i) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

         1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable but not later than ten (10) business days (unless otherwise agreed to by the parties, such agreement not to be unreasonably withheld) after all of the conditions set forth in Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived; provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger and an articles of merger substantially in the forms set forth in Exhibit B (collectively, the "Certificate of Merger") to be executed in accordance with the DGCL and WBCL and to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Wisconsin. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

         1.5      Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with Computershare Investor Services LLP (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article I, certificates representing the shares of Purchaser Common Stock and cash in lieu of fractional shares.

                  (b) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, the Exchange Agent shall deliver to each holder of record of a certificate or certificates which, as of the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The foregoing letter of transmittal and instructions shall be subject to prior approval of the Company. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate evidencing the number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2 (and, where applicable, cash in lieu of fractional shares, also pursuant to the provisions of Section 1.2) and the Certificate so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within three (3) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange

Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.2 above.

                  (c) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.5(c) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.5(c) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

                  (d) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share, Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the closing price of Purchaser Common Stock on The Nasdaq Stock Market ("Nasdaq") on the Closing Date.

                  (e) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

                  (f) Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this

Agreement as having been paid to the former holder of the shares in respect of which such deduction and withholding were made by Purchaser.

                  (g) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

                                       II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Except as set forth in the Disclosure Schedule delivered by Purchaser to the Company prior to execution of this Agreement ("Purchaser Disclosure Schedule"), Purchaser represents and warrants to the Company that:

         2.1      Organization.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its businesses substantially as they have been and are now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as defined in Section 8.4) on the business of Purchaser and its subsidiaries, taken as a whole. Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined herein) and the stockholders of Purchaser, to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

                  (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

                  (c) Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule, Purchaser has no direct or indirect subsidiaries other than MAF Developments, Inc., N.W. Financial Corporation, Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Ambria Development Corporation, Randall Road Development Corporation, Reigate Woods Development Corporation, Mid America Re, Inc., Mid Town Development Corporation and Equitable Finance Corporation (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on
Schedule 2.1(c) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois, Delaware or Vermont, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Purchaser Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its respective businesses, except where the failure to so hold would not have a Material Adverse Effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.2 Authorization. The execution, delivery and performance of this Agreement, the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action (except for the requisite stockholder approval) on the part of Purchaser has been taken. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by Purchaser and, subject to the approval of all requisite state and federal regulatory agencies and the stockholders of Purchaser, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

         2.3      No Conflicts; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary; (ii) conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties; or
(iii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, regulation or order (collectively "Laws") applicable to the Purchaser or Purchaser Subsidiaries, other than any such conflicts, violations or defaults which (A) individually or in the aggregate do not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, or (B) will be cured or waived prior to the Effective Time.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the Certificate of Merger or the consummation by Purchaser of the transactions contemplated hereby or thereby, the absence of which would have a Material Adverse Effect upon Purchaser, except for those relating to: (i) any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); (ii) the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the SEC and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meetings of the stockholders of Purchaser and the Company (the "Proxy Statement") to be called pursuant to
Section 5.8 hereof; (iii) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Wisconsin Department of Financial Institutions; (iv) any filings, approvals or no-action letters with or from state securities authorities; and (v) any antitrust filings, consents, waivers or approvals.

         2.4      Capitalization.

                  (a) As of May 1, 2003, the capital stock of Purchaser consists of the following:

   CLASS OF STOCK         PAR VALUE           AUTHORIZED           ISSUED          OUTSTANDING          TREASURY
   --------------         ---------           ----------           ------          -----------          --------
       Common               $ .01             80,000,000         25,420,650         23,316,374          2,104,276
     Preferred              $ .01             5,000,000               0                 0                   0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock have been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the Merger Consideration in accordance with Section 1.2 hereof. There are no obligations, contingent or otherwise, of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, except for investments in Purchaser Subsidiaries, loan commitments and other funding obligations entered into in the ordinary course of business.

                  (b) As of May 1, 2003, Purchaser had reserved 3,394,776 shares of Purchaser Common Stock for issuance under stock option plans (the "Purchaser Stock Options Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 2,850,653 shares of Purchaser Common Stock were outstanding as of May 1, 2003. Except as set forth on Schedule 2.4(b) to the Purchaser Disclosure Schedule, and except for the Purchaser Stock Option Plans, and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined in Section 2.7), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered to the Company its audited consolidated financial statements for the years ended December 31, 2002, 2001 and 2000, and the unaudited consolidated financial statements for the three months ended March 31, 2003 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of Purchaser as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Except for events and developments referred to herein (including the Purchaser Disclosure Schedule) or Purchaser Reports, since December 31, 2002 to the date hereof, Purchaser and the Purchaser Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Purchaser on a consolidated basis.

         2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements on Schedule 14A of the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003, and (b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), by Purchaser with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act. Purchaser has taken, or will take, any and all actions as necessary to comply with the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

         2.7 Purchaser Reports. (a) Since January 1, 2000, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except as disclosed in Purchaser Reports or set forth in
Schedule 2.7(b) to the Purchaser Disclosure Schedule, and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.8 Compliance With Laws. (a) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule and except for any conflicts, defaults or violations which would not insofar as can reasonably be foreseen in the future, individually or in the aggregate, have a Material Adverse Effect on Purchaser or the Purchaser Subsidiaries, taken as a whole, neither Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation of, (i) any law applicable to Purchaser or any Purchaser Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any Purchaser Subsidiary is a party or by which Purchaser or any Purchaser Subsidiary or any of its or any of their respective properties is bound or affected.

                  (b) The policies, programs, and practices of Purchaser and each Purchaser Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. Except as disclosed on
Schedule 2.8(b) to the Purchaser Disclosure Schedule, there are no disputes, claims, or charges pending or, to Purchaser's best knowledge, threatened in writing against Purchaser or any Purchaser Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of Purchaser, there is no basis for any valid claim or charge with regard to such matters.

         2.9 Litigation. (a) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby.

                  (b) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no injunction, order, judgment, or decree, judicial or regulatory, imposed on Purchaser or any of the Purchaser Subsidiaries or the assets of Purchaser or any of the Purchaser Subsidiaries which has had a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole. To the best knowledge of Purchaser, except as disclosed in Purchaser Reports, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         2.11 Absence of Certain Changes or Events. Except as disclosed in the Purchaser Reports filed with the SEC prior to the date of this Agreement and except for transactions contemplated by this Agreement, since December 31, 2002, Purchaser and the Purchaser Subsidiaries have conducted their respective businesses only in the ordinary course of business and in a manner consistent with past practice and, since December 31, 2002, there has not been (a) any change in the financial condition, results of operations or business of Purchaser and any of the Purchaser Subsidiaries having a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of Purchaser or any of the Purchaser Subsidiaries having a Material Adverse Effect on Purchaser or the Purchaser Subsidiaries taken as a whole, (c) any change by Purchaser in its accounting methods, principles or practices, except as required by the applicable regulatory or governmental agency, or (d) except for regular quarterly cash dividends on Purchaser Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Purchaser Common Stock or any redemption, purchase or other acquisition of the securities of any Purchaser Subsidiary.

         2.12 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2002 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2002, in the ordinary course of business or disclosed on
Schedule 2.7(b) to the Purchaser Disclosure Schedule.

         2.13 Licenses. To Purchaser's best knowledge, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which, the failure to hold, would not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.14 Government Approvals. To Purchaser's best knowledge, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

         2.15 Fairness Opinion. Purchaser has received an opinion, dated the date of this Agreement, from Sandler O'Neill & Partners, L.P. that, subject to the terms, conditions and qualifications set forth therein, the Exchange Ratio is fair to Purchaser's stockholders from a financial point of view.

         2.16 Fees. Other than the financial advisory services performed for Purchaser by Sandler O'Neill & Partners, L.P. neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         2.17 Tax Matters. Neither Purchaser nor any of its affiliates has, through the date of this Agreement taken or agreed to take or omit to take any action that would prevent the Merger from qualifying as a reorganization under
Section 368 of the Code.

         2.18 Registration Statement; Proxy Statement/Prospectus. The information supplied by Purchaser for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Purchaser or any of its affiliates, officers or directors should be discovered by Purchaser which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Purchaser shall promptly inform the Company.

         2.19 Disclosure Schedules; Materiality. The inclusion of any matters or items on the Purchaser Disclosure Schedule shall not constitute an acknowledgement by Purchaser (or evidence) as to the materiality or Material Adverse Effect of any matter or item so disclosed.

         2.20 Purchaser Benefit Plans. (a) Set forth on Schedule 2.20 to the Purchaser Disclosure Schedule are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Purchaser or any Purchaser Subsidiary has in effect as of the date hereof (the Purchaser Benefit Plans), and true and correct copies (or detailed summaries) of each such plan are attached to and made a part of Schedule 2.20 to the Purchaser Disclosure Schedule (except for such employee benefit plans identified on Schedule 2.20 to the Purchaser Disclosure Schedule, true and correct copies of which are filed as exhibits to a filing made by Purchaser with the SEC).

                  (b) Each of the Purchaser Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Purchaser Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and to the best knowledge of the Purchaser, there exist no circumstances likely to materially adverse affect the qualified status of any such Purchaser Qualified Plan.

                  (c) Except as set forth on Schedule 2.20(c) to the Purchaser Disclosure Schedule, no Purchaser Qualified Plan is a defined benefit pension plan.

                  (d) Each Purchaser Benefit Plan is, and has been since the inception of such Purchaser Benefit Plan, in substantial compliance with, and each such Purchaser Benefit Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable material laws, rules and regulations governing such Purchaser Qualified Plan.

         2.21 Environmental Matters. (a) For purposes of this Section 2.21, "Purchaser Properties" means (i) real estate owned or leased by Purchaser and the Purchaser Subsidiaries and used as a banking related facility, (ii) other real estate owned by Purchaser or the Purchaser Subsidiaries as defined by any federal or state financial institution regulatory agency with regulatory authority for Purchaser and the Purchaser Subsidiaries, and (iii) real estate owned or leased by a partnership or joint venture in which Purchaser or a Purchaser Subsidiary has an ownership interest:

                  (b) Except as set forth on Schedule 2.21 to the Purchaser Disclosure Schedule, to the best knowledge of Purchaser after such inquiry and investigation as Purchaser deems appropriate, there are no present or past conditions on the Purchaser Properties, other than past conditions which have been remediated, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other law, regulation, rule, ordinance or similar requirement that governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state, and amendments thereto and regulations promulgated thereunder (collectively, "Environmental Laws");
(ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder;
(iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse effect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

                  (c) Purchaser and each Purchaser Subsidiary are in compliance in all material respects with all Environmental Laws. Neither Purchaser nor any Purchaser Subsidiary has received notice of, or to the best knowledge of Purchaser, are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Purchaser Properties which have or may reasonably be expected to result in a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

         2.22 Advice of Changes. Between the date hereof and the Effective Time, Purchaser shall promptly advise the Company in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Purchaser that:

         3.1 Organization. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company is current in all of its filings necessary to maintain its corporate existence under Wisconsin law. The Company has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the shareholders of the Company, to consummate the transactions contemplated hereby and thereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

                  (b) The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws.

                  (c) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the Company has no direct or indirect subsidiaries other than St. Francis Equity Properties, Inc., SF Insurance Services, SF Investment Corporation and St. Francis Mortgage Corporation (inclusive of the entities set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of the State of Wisconsin or the State of Nevada, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company and the Company, taken as a whole. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Material Adverse Effect on the business of the Company and the Company Subsidiaries, taken as a whole.

         3.2 Authorization. The execution, delivery and performance of this Agreement, the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite shareholder approval) has been taken. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by the Company and, subject to the approval of the shareholders of the Company, and all requisite, state and federal regulatory agencies, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Articles of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

         3.3 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of the Articles of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary;
(ii) conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties; or (iii) conflict with or violate any Laws applicable to the Company or the Company Subsidiaries other than any such conflicts, violations or defaults which (A) individually or in the aggregate do not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or
(B) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time.

                  (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Certificate of Merger or the consummation by the Company of the transactions contemplated hereby or thereby, the absence of which would have a Material Adverse Effect upon the Company, except for those relating to: (i) any application or notice with the Governmental Authorities; (ii) the Registration Statement and Proxy Statement with the SEC; (iii) the Certificate of Merger with the Secretary of State of the State of Delaware and the Wisconsin Department of Financial Institutions; (iv) any filings, approvals or no-action letters with or from state securities authorities; and (v) any antitrust filings, consents, waivers or approvals.

         3.4 Capitalization and Shareholders. (a) As of the date hereof, the capital stock of the Company consists of the following:

      Class of               Par
       Stock                Value           Authorized           Issued           Outstanding         Treasury
       -----                -----           ----------           ------           -----------         --------
     Common                 $0.01            24,000,000         14,579,240          9,398,531          5,180,709
     Preferred              $0.01             6,000,000                  0                  0                  0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and

Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past shareholders of the Company, and, to the best knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock will be entitled to vote to approve the Agreement. Except for the transactions contemplated herein and as provided for under the Company Stock Option Plans (as defined herein), and the Rights Agreement, dated September 25, 1997, by and between the Company and U.S. Bancorp (f/k/a Firstar Trust Company, N.A.) (the "Rights Agreement"), there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the issuance or sale of Company Common Stock or any other equity securities of the Company.

                  (b) As of the date hereof, the Company has 1,441,500 shares of Company Common Stock available for issuance out of treasury shares pursuant to stock option plans for the benefit of employees and directors of the Company or the Company Subsidiaries ("Company Stock Option Plans"). Pursuant to such plans, options covering an aggregate of 1,380,850 shares of Company Common Stock are outstanding as of the date hereof. No limited rights have been granted under the Company Stock Option Plans. As of the date hereof, all of the shares of Company Common Stock authorized to be issued under the Company's Recognition and Retention Plan ("RRP Plan") have been awarded, vested and distributed. Except as set forth in this Section 3.4(b) and except for the transactions contemplated herein, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth in Schedule 3.4(b) to the Company Disclosure Schedule and has an exercise price in the amount set forth in
Schedule 3.4(b) to the Company Disclosure Schedule.

                  (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the shareholders who, to the Company's best knowledge, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of common stock of the Company held by each such shareholder and by each director and senior officer of the Company. From the date hereof until the Effective Time, the Company shall, upon request, provide Purchaser with (i) a complete list of all of its shareholders of record and non-objecting shareholders, including the names, addresses and number of shares of Company Common Stock held by each shareholder, and (ii) any correspondence between the Company and any shareholder of the Company.

                  (d) Except as set forth on Schedule 3.4(d) to the Company Disclosure Schedule, no capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, script, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of the capital stock of each Company Subsidiary held by the Company are fully paid and non-assessable and, except as set forth on Schedule 3.4(d) to the Company Disclosure Schedule, are owned by the Company free and clear of any claim, lien or encumbrance.

         3.5 Company Financial Statements; Material Changes. The Company has previously delivered to Purchaser its audited consolidated financial statements for the years ended September 30, 2002, 2001 and 2000, and the unaudited consolidated financial statements for the six months ended March 31, 2003 (collectively, the "Company Financial Statements"). The Company Financial Statements

(x) are true and correct in all material respects; (y) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of the Company as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since September 30, 2002 to the date hereof, the Company and the Company Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to the Company on a consolidated basis.

         3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A of the Exchange Act relating to all meetings of shareholders (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003, (b) all other reports or filings, as amended, filed under the Exchange Act by the Company with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2000. The Company has taken, or will take, any and all actions necessary to comply with the provisions of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to Closing and are required to be complied with prior to Closing.

         3.7 Company Reports. (a) Since January 1, 2000, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Company Reports"). The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (b) Except as set forth on Schedule 3.7(b) to the Company Disclosure Schedule and except for examinations or reviews conducted by the OTS or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

         3.8 Compliance With Laws. (a) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not, have a Material Adverse Effect on the Company or any Company Subsidiary, taken as a whole.

                  (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Company's best knowledge, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

         3.9 Litigation. (a) Except as set forth on Schedule 3.9(a) to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $100,000, or which would materially affect the ability of the Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, having, or which could reasonably be foreseen to have in the future, any such effect.

                  (b) There is no injunction, order, decree or regulatory restriction imposed on the Company or any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

         3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. To the best knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

         3.11 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC filed prior to the date of this Agreement or set forth on Schedule 3.11 to the Company Disclosure Schedule and except for transactions contemplated by this Agreement, since September 30, 2002 the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business and in a manner consistent with past practice and, since September 30, 2002, there has not been (a) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company or the Company Subsidiaries taken as a whole, (c) any change by the Company in its accounting methods, principles or practices, except as required by the applicable regulatory or government agency, (d) any revaluation by the Company of any of its assets in any material respect, (e) to the date of this Agreement, any entry by the Company or any Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole, except in connection with the Merger, or (f) except for regular quarterly cash dividends on Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions with respect to shares of Company Common Stock or any redemption, purchase or other acquisition of any of the securities of any Company Subsidiary.

         3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of September 30, 2002 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except Liabilities incurred since September 30, 2002, in the ordinary course of business.

         3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all material governmental registrations, licenses, permits or franchises required to be held by it and which are material with respect to the operation of their respective businesses.

         3.14 Governmental and Shareholder Approvals. To the Company's best knowledge, no fact or condition exists which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the shareholders of the Company.

         3.15 Antitakeover Provisions Inapplicable. The Company has, or will have prior to the Effective Time, taken all necessary action so that no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Articles of Incorporation, By-laws or Rights Agreement, would (i) prohibit or restrict the Company's ability to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or
(iii) subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

         3.16 Proxy Statement/Registration Statement Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement/Registration Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meetings of Purchaser's and the Company's shareholders to be held for purposes of approving the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to the Company which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Company under the Exchange Act comply, and will comply, as to form in all material respects with the provisions of the Exchange Act.

         3.17 Taxes. (a) The Company and each Company Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as described in Schedule 3.17 to the Company Disclosure Schedule, the income tax returns of the Company and each Company Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years. Neither the Company nor any Company Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. The Company and each Company Subsidiary have delivered to Purchaser correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since September 30, 1996. Neither the Company nor any Company Subsidiary has been involved in, or a party to, any transaction described in IRS Notice 2001-51. To the best of the Company's knowledge, no event has occurred that could give rise to a denial or recapture of any low income housing tax credits which are, or were: (i) previously claimed by the Company or a Company Subsidiary; (ii) projected to be claimed in future years by the Company or a Company Subsidiary; or (iii) which are attributable to low income housing projects upon which the Company or a Company Subsidiary has provided financing (excepting only the loss of tax credit with respect to a single unit located in the Thompson Meadows LLC tax credit project).

                  (b) The Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company or any Company Subsidiary.

                  (c) The Company and each Company Subsidiary have each withheld amounts from its employees, shareholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, has notified all employees, shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, shareholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

         3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the best judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion.

Except as disclosed on Schedule 3.18 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

         3.19 Loans; Investments. (a) Each loan reflected as an asset on the Company Financial Statements is evidenced by appropriate and sufficient documentation in all material respects in accordance with customary lending standards and constitutes, to the best knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. Except as disclosed on Schedule 3.19 to the Company Disclosure Schedule, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined herein) as of April 30, 2003.

                  (b) All guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

                  (c) In originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

                  (d) Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, none of the investments reflected in the Company Financial Statements and none of the investments made by the Company since September 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on Schedule 3.19(d) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of March 31, 2003, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

                  (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with S.F.A.S. 115 and the intentions of management.

         3.20 Interest Rate Risk Management Arrangements. Except as set forth on
Schedule 3.20 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

         3.21 Allowance for Loan Losses. Except as set forth on Schedule 3.21 to the Company Disclosure Schedule, the allowance for loan losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the Company, adequate in all material respects, based on past loss experience and reasonably expected potential losses, to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions.

         3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.22(a)(ii) of the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of
Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and to the best knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

                  (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and, except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of the most recent determination letter for each such Company Qualified Plan and each pending application is included in Schedule 3.22(b) of the Company Disclosure Schedule), and, to the best knowledge of the Company, there exists no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. Any Company Qualified Plan that is intended to be a standardized or nonstandardized prototype has not been amended by the Company or any Company Subsidiary in any manner that may jeopardize its status as a standardized or nonstandardized prototype. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective
Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. No Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

                  (c) There is no pending or, to the best knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of the Company or any Company Subsidiary or any such Plan.

                  (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

                  (e) Neither the Company nor any Company Subsidiary has incurred, nor to the best knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

                  (f) Except as set forth on Schedule 3.22(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, the Bank, or any successor of either of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

                  (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

                  (h) Schedule 3.22(h) to the Company Disclosure Schedule lists:
(i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1998 through 2002 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099; (ii) each other employee of the Company or any Company Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her salary for 2002; (iii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Company Common Stock held by such trusts; and (v) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained and showing the amounts accrued in the Company Financial Statements with respect thereto.

                  (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

                  (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of the Company's knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

         3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and used as a banking related facility; (ii) other real estate owned, if any, by the Company or any Company Subsidiary, as defined by any federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary ("Company REO"); (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest.

                  (b) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

                  (c) Except as set forth on Schedule 3.23(c) to the Company Disclosure Schedule, the Company and each Company Subsidiary are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder). Neither the Company nor any Company Subsidiary have received notice of, nor to the best knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

                  (d) Except as set forth on Schedule 3.23(d) to the Company Disclosure Schedule, to the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

                  (e) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, the Company and each Company Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

         3.24 Material Contracts. Schedule 3.24 to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $100,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $50,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on
Schedule 3.24 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or the Company Subsidiaries (as applicable) and, to the Company's best knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, any other party thereto, has occurred which has had or which would be reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts.

         3.25 Real Property. (a) The Company and each Company Subsidiary and Tax Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company, any Company Subsidiary or any Tax Subsidiary in the Company Financial Statements dated as of September 30, 2002 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) such liens as set forth in Schedule 3.25(a)(ii) to the Company Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary or Tax Subsidiary (whether owned or leased by the Company or any Company Subsidiary or Tax Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary or Tax Subsidiary on the Company Disclosure Schedule is held in fee simple. The Company and each Company Subsidiary or Tax Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities. Set forth in Schedule 3.25(a)(ii) to the Company Disclosure Schedule is a listing of all real property owned by the Company or any Company Subsidiary and used for banking operations or which relate to low-income or senior housing real estate investments. The Company's title to such properties are not subject to any material exceptions or impairment and evidence of title will be provided by the Company to Purchaser prior to the Effective Time.

                  (b) All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the best knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the best knowledge of the Company, the other party. None of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude Purchaser or any Purchaser Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

         3.26 Indemnification. To the best knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

         3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into, and there are no violations of law or applicable regulation relating to such loans or other contractual arrangements. No officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

         3.28 Rights Agreement. The Company and its Board of Directors have or will have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to any aspect of the Merger or the transactions contemplated herein, and (ii) ensure that neither Purchaser nor any of its affiliates will be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement) and no "Distribution Date" or "Share Acquisition Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of any document relating to the Merger or the consummation of any action contemplated herein.

         3.29 Advice of Changes. Between the date hereof and the Effective Time, the Company shall promptly advise Purchaser in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

         3.30 Fairness Opinion. The Company has received an opinion, dated the date of this Agreement, from Keefe, Bruyette & Woods, Inc., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

         3.31 Fees. Other than the financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

         3.32 Disclosure Schedules; Materiality. The inclusion of any matters or items on the Company Disclosure Schedule shall not constitute an acknowledgement by the Company (or evidence) as to the materiality or Material Adverse Effect of any matter or item so disclosed.

                                       IV.

                                    COVENANTS

         4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

                  (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time;

                  (b) The Company will, and will cause each Company Subsidiary to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger;

                  (c) The Company will, and will cause each Company Subsidiary to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement;

                  (d) The Company (i) will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that the Company will be permitted to declare and pay a regular quarterly cash dividend per share not exceeding $0.20, and (ii) except as provided below, will not declare or pay any cash dividends or make any distributions on Company Common Stock in the calendar quarter in which the Effective Time shall occur prior to Purchaser's dividend record date entitling the holders of Company Common Stock to receive regular quarterly cash dividends on the shares of Purchaser Common Stock into which the shares of Company Common Stock have been converted. It is the intent of clause (ii) of this Subsection to provide that the holders of Company Common Stock will receive either payment of cash dividends on their shares of Company Common Stock as permitted under (i) of this Subsection or the payment of cash dividends as the holders of shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as shareholders of the Company and the payment of a cash dividend as the holders of the shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock, including, for purposes of this limitation, cash dividends paid by Purchaser within seven (7) days following the end of such calendar quarter. In the event that the Company does not declare and pay permitted dividends on Company Common Stock in a particular calendar quarter because of the Company's expectation that the Effective Time would occur in said calendar quarter wherein the holders of Company Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Purchaser Common Stock to have been exchanged for the shares of Company Common Stock, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, the Company shall be entitled to declare and pay a permitted dividend (within the limitations of this Section 4.1(d)) on said shares of Company Common Stock for said calendar quarter as soon as reasonably practicable. The Company shall not make any changes in its normal practice of establishing dividend record or dividend payment dates;

                  (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis;

                  (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

                  (g) Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights or similar stock-based employee compensation rights, including, but not limited to, grants under the RRP Plan;

                  (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or series of related transactions, in excess of $100,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance;

                  (i) The Company will not, and will not permit any Company Subsidiary to, grant to any director, officer or employee any increase in compensation (except as provided in this Agreement or in accordance with past practices for those employees who are not executive or senior management), make contributions to any Company Benefit Plan (except in accordance with the provisions of the letter agreement referenced in Section 5.14(g)) or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management or, with respect to executive or senior management employees in accordance with past practices or plans and agreements (calculated without reference to conforming entries under Section 5.20 and similar merger related charges) and provided that the total of such amounts shall not (i) in the aggregate exceed the lesser of the aggregate amount (A) accrued by the Company and/or the Bank for such bonuses, or (B) of such bonuses as paid for the fiscal year ended September 30, 2002, or (ii) exceed on an individual basis any bonus amount (or prorated amount for a partial fiscal year) received by such individual for the fiscal year ended September 30,
2002), or (iii) increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement;

                  (j) Except as set forth on Schedule 4.1(j) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal;

                  (k) Neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $100,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

                  (l) The Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein;

                  (m) The Company will, and will cause each Company Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by the Company which could reasonably give rise to a claim prior to the Effective Time;

                  (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Articles of Incorporation, Charters, or by-laws, except as contemplated by this Agreement;

                  (o) Except with approval by the Senior Vice President-Business Banking of Purchaser upon his review of materials prepared for the Bank's weekly loan committee meeting, the Company will not, and will not permit any Company Subsidiary to, enter into, increase or materially modify any (i) loan secured by lease receivables, (ii) loan secured by commercial real estate in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower, would be in excess of $1,000,000 (and only in the event such loan has an existing debt service coverage ratio of not less than 1.20), (iii) business loan in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower, would be in excess of $1,000,000 (and only in the event such loan has an existing debt service coverage ratio of not less than 1.20), (iv) loan or credit commitment to (including letters of credit and including investments in, or agreements to invest in) any person or entity who is listed as a borrower on a "watch list" or similar internal report of the Company or the Bank, (v) syndicated loan, shared national credit or other loan participation, (vi) loan or credit commitment secured by low-income or senior-housing properties, (vii) other loan or credit commitment which is secured by property located outside of the Milwaukee MSA (except for single family mortgage loans), (viii) speculative construction loan or credit commitment or (ix) loan or credit commitment in an amount in excess of $1,000,000, or in any amount which, when aggregated with any and all loans to the same borrower would be in excess of $2,000,000. Notwithstanding the foregoing, the Company agrees that for any commercial real estate or business loan subject to (ii) or (iii) above in excess of $500,000 (or which would if aggregated with other loans to the same borrower result in loans to that borrower in excess of $1,000,000), and with respect to any other loan subject to
(ix) above in excess of $1,000,000 (or which if aggregated with other loans to the same borrower would result in loans to that borrower in excess of $2,000,000) it will consult with Purchaser regarding the evaluation of such credit prior to making or renewing the loan. The Company further agrees to consult with Purchaser prior to renewing or extending the maturity date on any loan or other extension of credit (including letters of credit and including investments in, or agreements to invest in) to any person or entity which is on a "watch list" or similar internal report of the Company or Bank where the amount of such credit is in excess of $500,000 and not to grant such renewal or extension without Purchaser's consent where the amount involved exceeds $1,000,000 unless the Company believes that a failure to renew or extend may expose it to legal liability. Notwithstanding the foregoing, in no event may the Company or a Company Subsidiary enter into, renew, increase or materially modify any loan or credit commitment except in accordance with its lending policies as in effect on the date hereof, provided, however, that nothing in this subsection shall prohibit the Company or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

                  (p) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code;

                  (q) The Company will not, and will not permit any Company Subsidiary to: (i) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, as defined by the Company's investment policy, except that individual investment and mortgage-backed securities purchases will be limited to $10 million per issue, and will only be of the two highest investment grade categories, and no fixed-rate security should have an average life of greater than four (4) years. Activity outside of these limits is permissible only after approval by the Chief Financial Officer of Purchaser; (ii) have outstanding at any one time more than $150 million of brokered certificates of deposit, consistent with current policies; and (iii) incur any indebtedness for borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of four (4) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank. Activity outside of these limits is permissible only after approval by the Chief Financial Officer of Purchaser;

                  (r) Except as required by applicable law or regulation, the Company will not, and will not permit any Company Subsidiary to: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

                  (s) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent shareholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1 or by applicable regulation. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c;

                  (t) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has resulted in a Material Adverse Effect or which may have a Material Adverse Effect on the Company or any Company Subsidiary or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of the Company to perform its obligations under this Agreement;

                  (u) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser, to the extent that such actions can be taken, when considering the immediacy of the Merger, without violating any regulatory requirement or restriction applicable to either the Bank or the Company;

                  (v) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $100,000 in aggregate value;

                  (w) Neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $100,000; provided, further, any computer or network equipment acquired by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser;

                  (x) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations;

                  (y) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $100,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice;

                  (z) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $100,000, unless such discharge or satisfaction is covered by general or specific reserves;

                  (aa) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $100,000;

                  (bb) Neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or the Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law;

                  (cc) Neither the Company, nor any Company Subsidiary, will knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party;

                  (dd) The Company will not take any action that is intended or may reasonably be expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; and

                  (ee) The Company will not agree in writing or otherwise to do any of the foregoing.

         4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

                  (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time;

                  (b) Purchaser will, and will cause the Purchaser Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon any of them in connection with the Merger;

                  (c) Purchaser will, and will cause the Purchaser Subsidiaries to, use their reasonable best efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement;

                  (d) Purchaser shall cooperate with Company to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof;

                  (e) Purchaser will not declare or pay any extraordinary or special dividends or special distributions with respect to its capital stock unless an appropriate adjustment or adjustments are made to the Exchange Ratio;

                  (f) Purchaser will not take any action that is intended or may reasonably be expected to result in any of its representations or warranties being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (g) Purchaser will not take or cause to be taken any action or omit to take any action which action or omission would disqualify the Merger as a tax-free reorganization under Section 368 of the Code;

                  (h) Purchaser will not amend its Certificate of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any respect the terms of the Purchaser Common Stock or the ability of the Purchaser to consummate the transactions contemplated hereby;

                  (i) Purchaser will not enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Purchaser or the Surviving Corporation would be required to not consummate the Merger or Bank Merger or any of the other transactions or agreements contemplated hereby in accordance with this Agreement; and

                  (j) Purchaser will not agree in writing or otherwise to do any of the foregoing.

         4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that is not legally obligated to be disclosed or furnished) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

                  (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to shareholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company;
(vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

                                       V.

                              ADDITIONAL AGREEMENTS

         5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives full access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants.

                  (b) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents (and any copies made of such documents) furnished to it hereunder, shall destroy all documents or portions thereof that contain nonpublic information (and any copies made of such documents) furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

         5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting, and (except as provided below) allow a member of Purchaser's Board of Directors to attend such meeting. The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. Notwithstanding the foregoing, the Company shall not be required to permit Purchaser to attend any portion of a meeting or to provide Purchaser with any materials that would be in violation of applicable law or that relates to an Acquisition Transaction (except for information to be provided as required by Section 4.3 hereof) or which pertain to the evaluation of the Merger. All information provided to Purchaser pursuant to this Section 5.2 shall be treated in confidence as provided in Section 5.1(b) hereof.

         5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

         5.4      D&O Indemnification.

                  (a) Purchaser hereby agrees that for six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company and/or the Company Subsidiaries prior to the date hereof (which premium is disclosed in Schedule 5.4 to the Company Disclosure Schedule) and if Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

                  (b) From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the

Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Articles of Incorporation (or other chartering document) and Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Articles of Incorporation (or other chartering document) and Bylaws of such entity, in each case as in effect on the date hereof, or under applicable law. All rights to indemnification in respect of or related to any cause or matter subject to indemnification asserted or claimed within such period shall continue until final disposition of such cause or matter.

                  (c) Following the sixth anniversary of the Effective Time, the Indemnifying Parties jointly and severally agree that they shall, for an additional six (6) years, indemnify and hold harmless each of the Indemnified Parties against any costs or expenses, including reasonable attorneys fees, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, asserted or claimed after the sixth anniversary of the Effective Time and at or prior to the twelfth anniversary thereof; provided, however; such indemnification described in this Section 5.4(c) shall not exceed $500,000 in the aggregate (and the Indemnifying Parties shall not be responsible for any costs or expenses in excess of such amount) provided, further, that the Indemnifying Parties shall not be responsible to indemnify for the amount of any judgments, fines, losses, claims, damages or liabilities for which an Indemnified Party is held liable as a result of a claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, asserted or claimed subsequent to the sixth anniversary of the Effective Time. All rights to indemnification in respect of or related to any cause or matter subject to indemnification asserted or claimed within such period shall continue until final disposition of such cause or matter.

                  (d) Any Indemnified Party wishing to claim indemnification under Section 5.4(b) or (c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Party may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of an Indemnified Party.

         5.5 Affiliate Letters. The Company shall obtain and deliver to Purchaser on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of the Company and each shareholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of the Company or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this Section 5.5 shall include certain provisions pursuant to which such individuals will agree to vote in favor of the Merger.

         5.6 Regulatory Applications. Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on Purchaser. In the event of an adverse or unfavorable determination by any Governmental Authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser after consultation with the Company. Except for confidential portions reflecting pro forma financial information prepared by Purchaser, Purchaser shall deliver a draft of regulatory applications relating to the Merger or this Agreement to the Company prior to filing them, and copies of responses from or written communications from regulatory authorities relating thereto, and Purchaser shall deliver a final copy of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

         5.7 Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser not later than thirty days after the end of any fiscal quarter, the quarterly reports filed with the OTS by the Company or the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) the Company will deliver to Purchaser any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

         5.8 Registration Statement; Shareholder Approval. As soon as practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the special meetings of shareholders (the "Shareholders' Meeting") to be held by each of Purchaser and the Company for purposes of considering the Merger, and Purchaser and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. Purchaser and the Company shall each call a meeting of shareholders as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger. In connection with the Shareholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and Purchaser and the Company shall mail the Proxy Statement to their respective shareholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (b) the Boards of Directors of Purchaser and the Company shall unanimously recommend to their respective shareholders the approval of this Agreement and the Merger (subject to the receipt of a fairness opinion from their respective investment bankers dated as of the mailing date of the Proxy Statement), and (c) the Boards of Directors of Purchaser and the Company shall otherwise use their best efforts, to the extent consistent with the fiduciary duty of each, to obtain such shareholder approval.

         5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on it. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.9 toward the occurrence of a material breach by the disclosing party.

         5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. The Company shall obtain the prior consent of Purchaser with respect to the content of any communication to its shareholders.

         5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company and Purchaser will supplement or amend the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively, with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule and Purchaser Disclosure Schedule in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Purchaser and the Company contained in Article II and Article III hereof, respectively, and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company Disclosure Schedule and Purchaser Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company and Purchaser, respectively, pursuant to Section 5.9 as to which Purchaser or the Company is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of the Company or Purchaser to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

         5.12 Tax Opinion. Purchaser and the Company shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to Purchaser and the Company, dated the Closing Date, subject to customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the shareholders of the Company with respect to such exchange except, with respect to the shareholders of the Company, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company shareholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

         5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser to take any steps which will increase the Merger Consideration provided for in Section 1.2.

         5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

                  (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. The Company, the Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

                  (b) Except as contemplated in any Letter of Understanding or the letter agreement referred to in Section 5.14(g) below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage; provided, further that Company Employees shall receive a contribution to the ESOP and in the Savings and Retirement Plan (collectively, the "Qualified Retirement Plans") for the portion of the plan years during which such Qualified Retirement Plans are maintained by the Company or Purchaser (whether or not such employees satisfy any service or employment requirements of the Qualified Retirement Plan after the Effective Time); and the participants shall be fully vested in such Qualified Retirement Plans as of the Effective Time for such portion of the plan year. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the Company ESOP or Savings and Retirement Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

                  (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its best efforts to obtain from each officer of the Company who is a party to an employment agreement or special termination agreement with the Company or the Bank a statement of benefits with Purchaser and the Company substantially in the form of Exhibit E attached hereto (each such statement of benefits referred to herein, as a "Letter of Understanding"), addressing certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder, and where applicable, such executive's employment after the Effective Date.

                  (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

                  (e) At the Effective Time, the ESOP shall be amended to provide that all accounts thereunder shall be fully vested and nonforfeitable and that the Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP.

                  (f) For a period of at least one year after the Effective Time, the Company Employees shall be eligible for severance benefits in accordance with the severance benefits program to be established by Mid America effective as of the Effective Time.

                  (g) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans and this Section 5.14 as set forth in the letter agreement of even date herewith between Purchaser and the Company.

         5.15 Appointment to Purchaser Board of Directors. Purchaser shall, as soon as practicable after the Merger, cause one member of the Company's Board of Directors to be appointed a director of Purchaser and Mid America until the next annual meeting of stockholders of Purchaser and Mid America, and at such annual meetings of stockholders, shall nominate such individual to the Board of Directors of Purchaser and Mid America to serve for a three (3) year term. In addition, two (2) individuals shall be appointed as directors of Mid America immediately following the consummation of the Bank Merger to serve until the next election of Mid America directors, at which time they shall be elected to an additional term on the Board of Directors of Mid America. Subject to the limitations set forth on Schedule 5.15 to the Purchaser Disclosure Schedule, the individuals identified on Schedule 5.15 shall be appointed, as designated, to the respective Boards of Purchaser and Mid America.

         5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. Other than the individuals appointed pursuant to Section 5.15 above, the Advisory Board shall consist of all current members of the Boards of Directors of the Company and Bank who are members of such Boards of Directors as of the Effective Time, each of whom shall be entitled to receive a retainer and per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at the Company and whose period for post-termination exercise of stock options shall not commence until completion of Advisory Board service. The Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

         5.17 Rights Agreement. The Company shall take all necessary steps to terminate the Rights Agreement at no cost to the Company or Purchaser effective upon the Effective Time.

         5.18     Environmental Investigation.

                  (a) Purchaser may elect to engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company or the Company Subsidiaries and any other real estate owned by the Company or the Company Subsidiaries. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the

Company set forth herein, without regard to any knowledge qualifiers, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

                  (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected found to exist by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and the Company. If the work plans or removal or remediation actions are estimated to cost more than $2,250,000 (individually or in the aggregate) but net of reimbursable expenses or contractual obligations of others to remediate costs and exclusive of anticipated or potential costs related to the matters disclosed on Schedule 5.18 to the Company Disclosure Schedule, Purchaser may abandon this Agreement as soon as possible but in no event more than 180 days after the date of this Agreement. Purchaser and the Company shall cooperate in the review, approval and implementation of all work plans.

         5.19 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by the Company, or any Company Subsidiary, either (i) an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company accepted by Purchaser (such acceptance not to be unreasonably withheld), showing fee simple title in the Company or such Company Subsidiary in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary subject only to (A) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (B) liens of current state and local property taxes which are not delinquent or subject to penalty; and (C) liens and encumbrances as disclosed on Schedule 3.25(a)(ii), and restrictions and conditions of record that do not materially adversely affect the value or use of such real estate, or
(ii) a commitment by the title insurance company currently insuring Company or Company Subsidiary's title to the real estate owned or held pursuant to a ground lease to provide an endorsement to the current title policies changing the name of the insured to Purchaser at Closing; provided, however, (a) such commitments and title policies are subject only to the matters set forth in this Section 5.19; and (b) the effective date of such endorsement shall be subsequent to or contemporaneous with the Effective Time.

         5.20 Conforming Entries. Subject to applicable law, the Company and the Company Subsidiaries shall (i) consult and cooperate with Purchaser with respect to conforming the loan, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, (ii) establish and take such reserves and accruals to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and (iii) establish and take such accruals, reserves and charges in order to implement such policies in each case at such times as are reasonably requested by Purchaser, provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not permitted under GAAP.

                                       VI.

                                   CONDITIONS

         6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

                  (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

                  (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of Purchaser and the Company at duly called meetings.

                  (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

                  (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

                  (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.12 above).

                  (f) The shares of Purchaser Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

         6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

                  (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

                  (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given.

                  (e) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of the Company (or with respect to any Company Subsidiary or Subsidiaries which taken in the aggregate would constitute a material adverse change) from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such material adverse change in the Company, except in accordance with Section 5.9.

                  (f) Purchaser shall have received a certificate signed by the President and Chief Executive Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

                  (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of Purchaser, have or are likely to have a Material Adverse Effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of the Company or the assets, properties, business, operations or condition, financial or otherwise, of any Company Subsidiary, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Material Adverse Effect on the Company or any Company Subsidiary. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of Purchaser.

                  (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

                  (i) If requested by Purchaser, the Company shall have caused to be delivered to Purchaser letters from Company's independent public accountants, KPMG LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Purchaser and the Company, with respect to the Company's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

                  (j) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the shareholders of the Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

                  (k) The Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

                  (l) Purchaser shall have received an opinion of Michael, Best & Friedrich LLP, counsel for the Company, substantially in the form of Exhibit F hereto.

                  (m) The Company shall have delivered to Purchaser applicable titles with respect to any and all real property owned by the Company or the Company Subsidiaries, pursuant to Section 5.19.

                  (n) Except as detailed on Schedule 6.2(n) to the Company Disclosure Schedule, the Company shall have taken all necessary actions to repay the debt maintained by the Company.

                  (o) Purchaser shall have received a certificate signed by the President and Chief Executive Officer, and Chief Financial Officer of the Company, dated as of the Effective Time, certifying that: (i) based on their most recent evaluation, such officers concluded that the Company's disclosure controls and procedures are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to such executives; (ii) such officers have disclosed to the Company's auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iii) corrective actions have been taken to address any such significant deficiencies or material weaknesses identified in the internal controls.

         6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of the Company to consummate the Merger are subject to the following conditions precedent:

                  (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

                  (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

                  (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render the Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

                  (d) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of Purchaser from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Purchaser Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to
Section 5.11 hereof do not constitute a waiver or other consent to any such material adverse change in Purchaser, except in accordance with Section 5.9.

                  (e) The Company shall have received a certificate signed by the Chairman and Chief Executive Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a), (b) and (d) have been satisfied.

                  (f) Neither Purchaser nor any Purchaser Subsidiary shall be made a party to, or to the knowledge of Purchaser, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of the Company, have or are likely to have a Material Adverse Effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Purchaser.

                  (g) All action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of Purchaser, and the Company shall have received certified copies of the resolutions evidencing such authorization.

                  (h) The Company shall have received an opinion of Vedder, Price, Kaufman & Kammholz, counsel for Purchaser, substantially in the form of Exhibit G hereto.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company;

                  (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder;

                  (c) By either party at any time after the shareholders of Purchaser or the Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; provided, however, (A) the Company shall have no right to terminate pursuant to this Section 7.1(c) if the Company has taken any action, or failed to take any action, as applicable, as prescribed by Section 7.2(a)(ii), and (B) Purchaser shall have no right to terminate pursuant to this Section 7.1(c) if the Board of Directors of Purchaser
(i) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (ii) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, (iii) shall not have included such recommendation in the Proxy Statement, or (iv) the Board of Directors of Purchaser shall have resolved to do any of the foregoing;

                  (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in Section 6.2 hereof, in the case of Purchaser, or Section 6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9;

                  (e) By either party on or after March 1, 2004, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

                  (f) By Purchaser pursuant to the provision of Section 5.18 hereof relating to certain environmental matters;

                  (g) By the Company, by delivery of notice to Purchaser at any time during the three business-day period commencing on the Determination Date, if both of the conditions in (i) and (ii) are satisfied:

                           (i) the average of the daily closing price of a share of Purchaser Common Stock as reported on Nasdaq for twenty (20) consecutive trading days ending at the Determination Date (the "Purchaser Average Price") is less than 82.5% of the closing price of Purchaser Common Stock ending on the Starting Date (as defined below).

                           (ii) the number obtained by dividing the Purchaser Average Price by the closing price of Purchaser Common Stock as reported on Nasdaq for the trading day immediately following the date of public announcement of this Agreement is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.175 from such quotient.

                           (iii) For purposes of this Section 7.1(g):

                                    (A) The "Index Group" shall mean all of
                  those companies (and the appropriate index weighting of such entities) as set forth on Exhibit H;

                                    (B) The "Initial Index Price" shall mean the
                  value of the Index Group, determined in accordance with Exhibit H, for the Starting Date;

                                    (C) The "Final Index Price" shall mean the
                  average of the value of the Index Group, determined in accordance with Exhibit H, for the twenty (20) consecutive trading days ending on the Determination Date;

                                    (D) "Determination Date" shall mean the date
                  seven (7) business days prior to the Closing Date;

                                    (E) "Starting Date" shall mean the trading
                  day immediately following the date of public announcement of this Agreement.

                  (h) By the Company upon ten days' prior written notice to Purchaser if, as a result of an unsolicited Takeover Proposal (as defined herein) by a party other than Purchaser or its affiliates, the Board of Directors of the Company determines in good faith (A) after consultation with an outside financial advisor, that such Takeover Proposal (if consummated in accordance with its terms) would be more favorable to the Company's shareholders than the Merger (a "Superior Proposal"), and (B) after consultation with and receipt of advice from outside counsel, that its failure to accept such Superior Proposal could reasonably be deemed to constitute a breach of its fiduciary obligations under applicable Law. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner substantially all of the stock or the assets of the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Agreement;

                  (i) By Purchaser in the event (1) the Board of Directors of the Company (A) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (C) shall not have included such recommendation in the Proxy Statement, or (2) the Board of Directors of the Company shall have resolved to do any of the foregoing.

         7.2 Effect of Termination. (a) In consideration of the expenses and forgone opportunities of Purchaser, and as a condition and inducement to Purchaser to enter into and perform this Agreement, the Company shall pay immediately to Purchaser upon demand a fee of $13,300,000 of the aggregate Merger Consideration if:

                           (i) in the event of a termination by the Company pursuant to Section 7.1(c) or (h), or by Purchaser pursuant to Section 7.1(c) or (i), at any time within eighteen (18) months after such termination a Third Party Acquisition Event (as defined below) occurs or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Third Party Acquisition Event. As used in this Agreement, a "Third Party Acquisition Event" involving the Company means (A) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Acquiror or any affiliate thereof ("Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than twenty percent (20%) of the equity securities or voting power of the Company or any Company Subsidiary, pursuant to a tender offer or exchange offer or otherwise, (B) a merger, consolidation, share exchange or other business combination involving the Company or any Company Subsidiary pursuant to which any person other than Purchaser acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than twenty percent (20%) of the outstanding equity securities or voting power of the Company or any Company Subsidiary or of the entity surviving such merger or business combination or resulting from such consolidation, (C) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any Company Subsidiary (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (D) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company; or

                           (ii) the Purchaser shall have terminated this Agreement pursuant to Section 7.1(c) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn or changed in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing in clause
         (A).

                  (b) In consideration of the expenses and foregone opportunities of Purchaser, and as a condition and inducement to Purchaser to enter into and perform this Agreement, the Company shall pay immediately to Purchaser, upon demand, a fee of Six Million Dollars ($6,000,000) if Purchaser has terminated this Agreement under Section 7.1(i) because any of the events described in Section 7.1(i) have occurred after the Company sought and failed to obtain a bring-down fairness opinion; provided, however, that if any Third Party Acquisition Event described in Section 7.2(a) occurs within eighteen (18) months after such termination, Purchaser shall be entitled to the additional amounts payable under such provisions.

                  (c) If Purchaser terminates this Agreement otherwise than in accordance with its rights to do so pursuant to Sections 7.1(a), (b), (c), (d),
(e), (f) or (i), or if the Company terminates this Agreement pursuant to Section 7.1(d), Purchaser shall pay to the Company upon demand a termination payment in the amount of Five Million Dollars ($5,000,000). Any sum payable by Purchaser to the Company pursuant to the terms of this Section 7.2(c) shall constitute liquidated damages under this Agreement and the receipt thereof shall be the Company's sole and exclusive remedy.

         7.3 Expenses. Except as provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

         7.4 Survival of Agreements. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1(b), 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination (except as otherwise provided herein).

         7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Purchaser or the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the shareholders of the Company without the further approval of such shareholders or which in any other way adversely affects the rights of the stockholders of either the Company or Purchaser without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

         7.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except as provided in Section 5.9. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                      VIII.

                               GENERAL PROVISIONS

         8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time except as provided for in Section
7.4.

         8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

       (a)      if to Purchaser:   MAF Bancorp, Inc.
                                   55th & Holmes Avenue
                                   Clarendon Hills, Illinois  60514
                                   Attention:    Allen H. Koranda
                                                 Chairman and Chief Executive
                                                 Officer
                                   Telephone Number: (630) 887-5800
                                   Facsimile Number: (630) 325-0407

       copy to:                    Vedder, Price, Kaufman & Kammholz
                                   222 North LaSalle Street, Suite 2600
                                   Chicago, Illinois  60601
                                   Attention:    Jennifer R. Evans, Esq.
                                   Telephone Number: (312) 609-7500
                                   Facsimile Number: (312) 609-5005

       (b)      if to the Company: St. Francis Capital Corporation
                                   13400 Bishops Lane, Suite 350
                                   Brookfield, Wisconsin  53005-6203
                                   Attention:    Thomas R. Perz
                                                 President and Chief Executive
                                                 Officer
                                   Telephone Number: (262) 787-8786
                                   Facsimile Number: (262) 787-8923

       copy to:                    Michael, Best & Friedrich LLP
                                   100 East Wisconsin Avenue
                                   Milwaukee, Wisconsin  53202
                                   Attention:    W. Charles Jackson, Esq.
                                   Telephone Number: (414) 271-6560
                                   Facsimile Number: (414) 277-0656

         8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

         8.4 Material Adverse Effect. "Material Adverse Effect" means, with respect to Purchaser or the Company, as the case may be, any effect that (a) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Purchaser and the Purchaser Subsidiaries taken as a whole, or the Company and the Company Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of Purchaser or the Company to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) actions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to banking or savings institutions, (iii) changes in GAAP that are generally applicable to banking or savings institutions, (iv) expenses incurred in connection with the transactions contemplated hereby, and (v) changes attributable to or resulting from changes in general economic conditions affecting similarly situated banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

         8.5 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.6 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

         8.7 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

                         [***SIGNATURE PAGE FOLLOWS***]

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


                                   MAF BANCORP, INC.


                                   /s/ Allen H. Koranda
                                   ---------------------------------------------
                                   By:  Allen H. Koranda
                                   Its: Chairman and Chief Executive Officer




                                   ST. FRANCIS CAPITAL CORPORATION


                                   /s/ Thomas R. Perz
                                   ---------------------------------------------
                                   By:  Thomas R. Perz
                                   Its: President and Chief Executive Officer

                               AGREEMENT OF MERGER

                                 BY AND BETWEEN

                            ST. FRANCIS BANK, F.S.B.

                                       AND

                              MID AMERICA BANK, FSB

                              UNDER THE CHARTER OF

                              MID AMERICA BANK, FSB

                               UNDER THE TITLE OF

                              MID AMERICA BANK, FSB

         THIS AGREEMENT OF MERGER ("Agreement") dated as of May 22, 2003 is by and between ST. FRANCIS BANK, F.S.B, a federally chartered savings bank ("ST. FRANCIS"), and MID AMERICA BANK, FSB, a federally chartered savings bank ("MID AMERICA"). ST. FRANCIS and MID AMERICA are hereinafter collectively referred to as the "Banks."

                              W I T N E S S E T H:

         WHEREAS, ST. FRANCIS is a federally chartered bank having its main banking premises located at 3545 South Kinnickinnic, Milwaukee, Wisconsin, with capital of $1,000 divided into 1,000 shares of common stock, $1.00 par value per share; surplus of $116,420,166; undivided profits of $75,738,613 and unrealized gains or losses for securities available for sale of $291,170, all as of March 31, 2003;

         WHEREAS, MID AMERICA is a federally chartered savings bank having its main banking premises located at 55th & Holmes Avenue, Clarendon Hills, Illinois, with capital of $2,000 divided into 2,000 shares of common stock, $1.00 par value per share, surplus of $206,918,000 and undivided profits of $298,285,000 and unrealized gains or losses for securities available for sale of $3,576,000, all as of March 31, 2003;

         WHEREAS, ST. FRANCIS is a direct, wholly-owned subsidiary of St. Francis Capital Corporation ("Company"), a Wisconsin corporation registered with the Office of Thrift Supervision ("OTS") as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA");

         WHEREAS, MID AMERICA is a direct, wholly-owned subsidiary of MAF Bancorp, Inc. ("Purchaser"), a Delaware corporation registered with the OTS as a savings and loan holding company under HOLA;

         WHEREAS, the Company and Purchaser have entered into an Agreement and Plan of Reorganization dated May 20, 2003, pursuant to which the Company shall merge with and into

Purchaser (the "Merger Agreement"). Immediately after consummation of the merger of the Company with and into Purchaser, Purchaser intends to merge ST. FRANCIS with and into MID AMERICA;

         WHEREAS, each of the Banks, acting pursuant to resolutions of their respective boards of directors duly adopted by the vote of a majority of their respective directors, all pursuant to authority arising under and in accordance with the provisions of HOLA, have authorized, approved and agreed upon this Agreement and all of the transactions contemplated hereby in writing, including without limitation the merger of ST. FRANCIS with and into MID AMERICA (the "Bank Merger") whereby MID AMERICA shall be the resulting institution (the "Resulting Institution");

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Bank Merger, the mode of effectuating the same, the manner of converting or exchanging the shares of the Banks issued and outstanding immediately prior to the consummation of the Bank Merger into shares of the Resulting Institution pursuant to this Agreement, and such other details and provisions as are deemed desirable, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth and in accordance with the provisions of HOLA, as follows:

                                    ARTICLE I

         1.0 The Bank Merger. At the Effective Time (as hereinafter defined), the Banks shall become a single federally chartered savings bank by the merger of ST. FRANCIS with and into MID AMERICA. Upon the consummation of the Bank Merger, the separate corporate existence of ST. FRANCIS shall cease as a consequence of being merged into and continued in MID AMERICA as the Resulting Institution, which shall be deemed to be the same business and corporate entity as the Banks. On and after the Effective Time, the Resulting Institution, operating under the Charter of MID AMERICA, and the By-laws of MID AMERICA, shall have, without transfer, all the property (whether real, personal or mixed), rights, powers and other assets (whether tangible or intangible) of the Banks, and shall be subject to and liable for all debts, liabilities, duties and other obligations of the Banks in the same manner as if the Resulting Institution had itself incurred them. All the rights, franchises and interests of the Banks in and to every species of property (real, personal and mixed) and chooses in action thereunto belonging shall be deemed to be transferred to and vested in the Resulting Institution without any deed or other transfer, and the Resulting Institution, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stock and bonds, guardian, conservator, assignee and receiver and in every other fiduciary capacity, in the same manner and to the same extent as were held and enjoyed by the Banks immediately prior to the Bank Merger. As a result of the Bank Merger, the Resulting Institution shall assume and succeed, in accordance with 12 C.F.R. Section 563b.475(b), to all of the rights and obligations of ST. FRANCIS relating to its liquidation account, which liquidation account was established in connection with the conversion of ST. FRANCIS from the mutual to stock form of organization. Any reference to the Banks in any writing, whether executed or taking effect before or after the Bank Merger, shall be deemed a reference to the Resulting Institution if not inconsistent with the other provisions of such writing.

                  1.1 Effective Time. The Bank Merger shall become effective immediately following satisfaction of all requirements of law and other conditions specified in this Agreement or on such other date and time as may be agreed upon by the parties hereto and consented to by the Federal Deposit Insurance Corporation ("FDIC") and the OTS (the "Effective Time"); provided, however, that the OTS and the FDIC shall have approved the Bank Merger and the Agreement and shall have issued an approval letter to the Resulting Institution.

                                   ARTICLE II

         2.0 Form of Transactions. The parties hereto may, upon written agreement, restructure the transactions described herein in any format sufficient to achieve the needs of each party and its respective stockholder.

                                   ARTICLE III

         3.0 Charter and By-laws. The Charter of MID AMERICA, in effect immediately prior to the Effective Time, shall be the Charter of the Resulting Institution, a copy of which Charter is attached hereto as Exhibit A. The By-laws of MID AMERICA, in effect immediately prior to the Effective Time, shall be the By-laws of the Resulting Institution, a copy of which By-laws is attached hereto as Exhibit B.

                                   ARTICLE IV

         4.0 Name and Place of Business. The business of the Resulting Institution shall be that of a federally chartered savings bank. The Resulting Institution shall conduct this business under the name of "Mid America Bank, fsb" at its main banking premises which shall be located at 55th & Holmes Avenue, Clarendon Hills, Illinois and at its legally established branches.

                                    ARTICLE V

         5.0 Capital Structure. Upon completion of the Bank Merger, the Resulting Institution shall have 2,000,000 authorized shares of capital stock of which 1,000,000 shall be common stock, par value $1.00 per share, and of which 1,000,000 shall be preferred stock, par value $1.00 per share. The amount of capital stock of the Resulting Institution shall be $2,000, divided into 2,000 shares of outstanding common stock, $1.00 par value per share. Based upon the financial statements of the Banks as of March 31, 2003, upon completion of the Bank Merger, the Resulting Institution shall have a surplus of $323,339,166, undivided profits of $374,023,613 and unrealized gains or losses for securities available for sale of $3,867,170 which when combined with the capital and surplus will be equal to the combined capital structures of the Banks as stated in the preamble of this Agreement, as adjusted for normal earnings and expenses between March 31, 2003 and the Effective Time and such other accounting adjustments as may be recommended by the accountants of the Banks and Purchaser.

                                   ARTICLE VI

         6.0      Capital Stock and Stockholders.

                  6.1      Conversion of Stock of the Banks.

                  (a) On and as of the Effective Time, each issued and outstanding share of common stock of ST. FRANCIS, $1.00 par value per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger, be canceled and no consideration shall be paid.

                  (b) On and as of the Effective Time, each issued and outstanding share of common stock of MID AMERICA, $1.00 par value per share, outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, $1.00 par value per share, of the Resulting Institution solely by virtue of the Bank Merger.

                  6.2 Exchange of the Banks' Certificates. Outstanding certificates representing shares of common stock of MID AMERICA shall be deemed to represent an identical number of shares of common stock of the Resulting Institution, without any action on the part of the stockholder of MID AMERICA.

                                   ARTICLE VII

         7.0 Stockholder Approval. This Agreement will be submitted to the sole stockholder of each of MID AMERICA and ST. FRANCIS for approval in the manner provided by the applicable provisions of HOLA.

                                  ARTICLE VIII

         8.0      Officers and Directors.

                  8.1 Board of Directors. As of the Effective Time, the Board of Directors of MID AMERICA shall constitute the Board of Directors of the Resulting Institution; provided, however, the three (3) individuals set forth on Exhibit C are to be appointed as additional directors of the Resulting Institution as soon as practicable after the Effective Time.

                  8.2 Officers. As of the Effective Time, the officers of MID AMERICA shall constitute the officers of the Resulting Institution.

                                   ARTICLE IX

         9.0      Conditions to Consummation.

                  9.1 Consummation. Consummation of the Bank Merger is subject to the satisfaction of the following conditions:

                  (a) The consummation of the merger of the Company with and into Purchaser in accordance with the terms and conditions of the Merger Agreement;

                  (b) The approval of the Bank Merger and this Agreement, by the OTS and the FDIC; and

                  (c) The receipt of all other necessary corporate (including, but not limited to, stockholder) and regulatory approvals.

                                    ARTICLE X

         10.0 Termination. This Agreement shall be terminated (i) immediately in the event the Merger Agreement is terminated, or (ii) by written agreement of the parties.

                                   ARTICLE XI

         11.0     Miscellaneous.

                  11.1 Expenses. Whether the Bank Merger is approved or disapproved by the OTS and the FDIC, MID AMERICA shall pay any examination fees and filing fees of the OTS and the FDIC incurred in connection with the Bank Merger.

                  11.2 Counterparts and Captions. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. The captions of the Sections hereof are for descriptive purposes only, and they are not intended to limit or otherwise affect the content nor are they a part of this Agreement.

                  11.3 Law Governing. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

                  11.4 Amendment and Waiver. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the stockholder of each of the parties hereto, to the extent authorized by applicable law, by a writing signed by all of the parties hereto.

                  11.5 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (a) when delivered, if delivered in person or by facsimile transmission, or (b) on the following business day, if sent by overnight courier, as follows (or to such other addresses as shall be specified by like notice):

                            If to ST. FRANCIS, addressed to:

                                    St. Francis Capital Corporation
                                    13400 Bishops Lane, Suite 350
                                    Brookfield, Wisconsin 53005-6203
                                    Attention: Thomas R. Perz
                                               President and Chief Executive
                                               Officer
                                    Telephone Number:(262) 787-8786
                                    Facsimile Number:(262) 787-8923

                           with a copy to:

                                    Michael, Best & Friedrich LLP
                                    100 East Wisconsin Avenue
                                    Milwaukee, Wisconsin  53202
                                    Attention:  W. Charles Jackson, Esq.
                                    Telephone Number:(414) 271-6560
                                    Facsimile Number:(414) 277-0656

                           If to MID AMERICA, addressed to:

                                    MAF Bancorp, Inc.
                                    55th & Holmes Avenue
                                    Clarendon Hills, Illinois 60514
                                    Facsimile Number:  (630) 325-0407
                                    Attn:  Allen H. Koranda, Chairman and
                                             Chief Executive Officer

                           with a copy to:

                                    Vedder, Price, Kaufman & Kammholz
                                    222 North LaSalle Street, Suite 2600
                                    Chicago, Illinois  60601
                                    Attn:   Jennifer R. Evans, Esq.
                                    Telephone Number:(312) 609-7500
                                    Facsimile Number:(312) 609-5005

                  11.6 Remedies. Subject to the terms hereof, in the event of any breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity, including, but not limited to, attorneys' fees and the right to specific performance.

         IN WITNESS WHEREOF, the parties hereto, pursuant to resolutions duly adopted by their respective Boards of Directors, have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                     MID AMERICA BANK, FSB

                                     /s/  Allen H. Koranda
                                     ------------------------------------------
                                     By: Allen H. Koranda
                                     Its:  Chairman and Chief Executive Officer



                                     ST. FRANCIS BANK, F.S.B.

                                     /s/ Thomas R. Perz
                                     ------------------------------------------
                                     By: Thomas R. Perz
                                     Its:  President and Chief Executive Officer

                                     Form of
                                AFFILIATE LETTER
                                ----------------

                                                                   May 20, 2003

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of St. Francis Capital Corporation, a Wisconsin corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 20, 2003 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

         As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger) (collectively, the "Purchaser Securities").

         I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

                  A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

                  C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the

MAF Bancorp, Inc.
May 20, 2003
Page 2

Commission under the Act ("Rule 145(d)"), (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                  D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                  E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MAY 20, 2003 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

                  F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                  G. I hereby agree that at any meeting of the shareholders of the Company however called, and in any action by written consent to the shareholders of the Company, I (solely in my capacity as a shareholder) shall vote the Company Common Stock which I am entitled to vote (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant,

MAF Bancorp, Inc.
May 20, 2003
Page 3

representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Purchaser;
(ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

                  H. I agree (solely in my capacity as a shareholder) not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

                  I. I agree (solely in my capacity as a shareholder) to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

                  J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below) that would cause the total number of shares of Company Common Stock subject to the Liens to exceed the number of shares in Section K below), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser; or (iii) as Purchaser may otherwise agree in writing.

                  K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and (iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below as of the date hereof, and have sole and unrestricted voting power with respect in such shares of Company Common
Stock:

                                    __________________________

                                    __________________________

                                    __________________________

MAF Bancorp, Inc.
May 20, 2003
Page 4

                  Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                        Very truly yours,


                                        ----------------------------------------
                                        Name:
Accepted and Agreed to
this 20th day of                        Number of Shares of
May, 2003, by                           Company Common Stock _______________

MAF Bancorp, Inc.

By:______________________________
   Name:
   Title:

                                                                      APPENDIX B



                       [SANDLER O'NEILL & PARTNERS, L.P. LOGO]





                                                             October 14, 2003



Board of Directors
MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

         MAF Bancorp, Inc. ("MAF") and St. Francis Capital Corporation ("St. Francis") have entered into an Agreement and Plan of Reorganization, dated as of May 20, 2003 (the "Agreement"), pursuant to which St. Francis will merge with and into MAF (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of St. Francis's common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive 0.79 shares of MAF common stock, par value $.01 per share (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to MAF.


         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits and schedules thereto;
(ii) certain publicly available financial statements and other historical financial information of MAF that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of St. Francis that we deemed relevant; (iv) internal financial projections for MAF for the years ending December 31, 2003 and 2004 and consensus earnings per share estimates for MAF for the years ending December 31, 2003 and 2004 published by I/B/E/S; (v) internal financial projections for St. Francis for the fiscal years ending September 30, 2003 and 2004 furnished by management of St. Francis and reviewed with management of MAF; (vi) the pro forma financial impact of the Merger on MAF, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior management of MAF;
(vii) the relative contributions of assets, liabilities, equity and earnings of MAF and St. Francis to the resulting institution; (viii) the publicly reported historical price and trading activity for MAF's and St. Francis's common stock, including a comparison of certain financial and stock market information for MAF and St. Francis with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other

Board of Directors
MAF Bancorp, Inc.
October 14, 2003
Page 2


information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of MAF the business, financial condition, results of operations and prospects of MAF and held similar discussions with certain members of senior management of St. Francis regarding the business, financial condition, results of operations and prospects of St. Francis.


         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by MAF or St. Francis or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of MAF and St. Francis that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MAF or St. Francis, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of MAF or St. Francis nor have we reviewed any individual credit files relating to MAF or St. Francis. We have assumed, with your consent, that the respective allowances for loan losses for both MAF and St. Francis are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. At your direction, the financial projections for MAF used by Sandler O'Neill in its analyses were based on internal financial projections furnished by management of MAF and the financial projections for St. Francis were based upon internal financial projections furnished by management of St. Francis and reviewed with MAF's management. With respect to such projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with MAF's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of MAF's management of the respective future financial performances of MAF and St. Francis and that such performances will be achieved. We express no opinion as to such estimates or projections or the assumptions on which they are based. We have also assumed that there has been no material change in MAF's or St. Francis's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that MAF and St. Francis will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

Board of Directors
MAF Bancorp, Inc.
October 14, 2003
Page 3


         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of MAF's common stock will be when issued to St. Francis's shareholders pursuant to the Agreement or the prices at which MAF's or St. Francis's common stock may trade at any time.

         We have acted as MAF's financial advisor in connection with the Merger and will receive a fee for our services, which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services to MAF. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MAF and St. Francis or their affiliates. We may also actively trade the debt and/or equity securities of MAF and St. Francis or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of MAF in connection with its consideration of the Merger. Our opinion is directed only to the fairness of the Exchange Ratio to MAF from a financial point of view and does not address the underlying business decision of MAF to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for MAF or the effect of any other transaction in which MAF might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of MAF and St. Francis relating to the Merger and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to MAF from a financial point of view.

                                            Very truly yours,




                                            /s/ Sandler O'Neill & Partners, L.P.

                                                                      APPENDIX C


                      [KEEFE, BRUYETTE & WOODS, INC. LOGO]

                                                                October 14, 2003


The Board of Directors
St. Francis Capital Corporation
13400 Bishops Lane
Brookfield, WI 53005

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of St. Francis Capital Corporation ("St. Francis") of the exchange ratio in the proposed merger (the "Merger") of St. Francis merging into MAF Bancorp, Inc. ("MAF"), pursuant to the Agreement and Plan of Reorganization, dated as of May 20, 2003, between St. Francis and MAF (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of St. Francis (the "Common Shares") will be converted into the right to receive 0.79 shares of common stock, par value $0.01 per share, of MAF (the "Exchange Ratio"). It is intended that the Merger qualify as a tax-free reorganization under the Internal Revenue Code.

         Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, St. Francis and MAF, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of St. Francis and MAF for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to St. Francis. We have acted exclusively for the Board of Directors of St. Francis in rendering this fairness opinion and will receive a fee from St. Francis for our services.

St. Francis Capital Corporation
October 14, 2003
Page 2 of 3



         In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of St. Francis and MAF and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended September 30, 2002 of St. Francis and the three years ended December 31, 2002 of MAF; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of St. Francis and MAF and certain other communications from St. Francis and MAF to their respective stockholders; and (iv) other financial information concerning the businesses and operations of St. Francis and MAF furnished to us by St. Francis and MAF for purposes of our analysis. We have also held discussions with senior management of St. Francis and MAF regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for St. Francis and MAF with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of St. Francis and MAF as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for St. Francis and MAF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of St. Francis or MAF, nor have we examined any individual credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of St. Francis and MAF; (ii) the assets and liabilities of St. Francis and MAF; and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based

St. Francis Capital Corporation
October 14, 2003
Page 3 of 3



upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to holders of the Common Stock.

                                               Very truly yours,




                                               Keefe, Bruyette & Woods, Inc.

                                                                      APPENDIX D


                EXCERPTS FROM MAF BANCORP, INC.'S PROXY STATEMENT
                           FOR ITS 2003 ANNUAL MEETING
                                 OF SHAREHOLDERS
                              DATED MARCH 24, 2003

         The following information has been excerpted from MAF's proxy statement for its 2003 Annual Meeting of Shareholders dated March 24, 2003. The entire proxy statement is on file with the SEC and is available from MAF's website at www.mafbancorp.com.

DIRECTORS' COMPENSATION

         Directors' Fees. All directors receive annual directors fees of $21,000 ($23,000 beginning in January 2003), and directors who are not also officers receive an additional fee of $450 ($500 beginning in January 2003) for each Board meeting and annual meeting attended. These fees are for service on the board of directors of the Company and the Bank.

         Option Plans. During 2002, each non-employee director of the Company received a grant of 2,250 options under the MAF Bancorp, Inc. 2000 Stock Option Plan, at an exercise price of $39.00 per share, which was equal to 100% of the fair market value of the Common Stock on the date of grant.

         Directors' Deferred Compensation Plan. The Bank maintains the Mid America Bank, fsb Directors' Deferred Compensation Plan. Under the plan, directors may annually elect to defer up to 100% of their annual directors' fees. Directors may choose whether to have their deferred amounts earn interest at 130% of the Moody's Corporate Bond Rate, or be invested in the Common Stock of MAF Bancorp. Generally, upon attaining the age of 65 (or, pursuant to an election made by a director, at the later of termination of service or attaining the age of 65), directors are entitled to receive the deferred fees plus accrued interest, or in the case of amounts invested in Common Stock, the associated number of MAF Bancorp shares plus accrued dividends. Such amounts are payable in a lump sum or in installments over a period of time not to exceed fifteen years. Death benefits are provided to the beneficiaries of the plan participants. The amount of deferred directors' fees in 2002 is included in "Executive Compensation-Summary Compensation Table" for the individuals named therein. The shares purchased on behalf of directors through the plan and allocated to directors' accounts are included in beneficial ownership shown in "Information with respect to Nominees, Continuing Directors and Others," for each director and for all directors and executive officers as a group.

         Health Insurance Plan. The Bank maintains a health insurance plan for its non-employee directors and director emeriti, under which individuals electing to be covered under the plan must contribute certain amounts to receive coverage under the plan.

         Director Emeriti. Effective in 2003, Hugo Koranda, former Chairman of the Board of Directors of the Bank, receives an annual retainer of $23,000 for his service as Chairman Emeritus. For 2002, he was paid fees totaling $25,950, including $450 for each Board meeting and annual meeting attended prior to September 2002. Hugo Koranda is the father of Allen Koranda and Kenneth Koranda. Certain former directors of the Company who also continue to be available to provide advisory or other services to the Company serve as director emeriti. Richard Kallal, Jerry Krudl and Nicholas DiLorenzo, former directors who continue to serve as director emeriti, were paid annual fees of $10,200, $10,200 and $10,000, respectively, for 2002, including $100 for each Board meeting and annual meeting attended prior to September 2002. Henry Smogolski, who began serving as a director emeriti following his retirement as a director in May 2002, and continues to serve in this capacity, received director emeritus fees for 2002 totaling $6,800 but no longer receives any fees. Director emeriti no longer attend regular Board meetings.

EXECUTIVE COMPENSATION

         The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         COMPENSATION COMMITTEE REPORT. Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Company's Administrative/Compensation Committee (the "Compensation Committee") has prepared the following report for inclusion in this proxy statement.

         The Compensation Committee is composed solely of non-employee directors. The entire Board has delegated to the committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Company, and the requirements of appropriate regulatory agencies. Directors who do not sit on the Compensation Committee also participate in executive compensation matters through the review, discussion and ratification of Compensation Committee actions.

         Executive Compensation Philosophy. The Compensation Committee has the following goals for the compensation programs relating to the executives of the Company and the Bank:

         o to provide motivation for the executives to enhance earnings per share results by linking a portion of their compensation to the Company's financial performance;

         o to provide motivation for the executives to enhance shareholder value by linking a portion of their compensation to the future appreciation in the value of the Company's Common Stock;

         o to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executives in the future by providing total compensation opportunities which are consistent with practices in the industry and reflect the Company's level of performance; and

         o to maintain reasonable "fixed" compensation costs by targeting base salaries at average to moderately above average competitive levels.

         For purposes of determining the competitive compensation market for the Company's executives, the Compensation Committee has reviewed the compensation paid to top executives of thrifts with total assets and performance results (return on equity) comparable to those of the Company. This information was generally derived from peer group data taken from the SNL Securities Executive Compensation Review, which covers publicly-held thrifts (the "SNL Public Thrift Survey"). In reviewing peer group data, the Compensation Committee chose to use information contained in the SNL Public Thrift Survey because these institutions, similar to the Company, are all publicly-held thrifts or thrift holding companies and many, although not all, of these institutions are included in the peer group index used in the stock performance graph. In addition, the Compensation Committee has reviewed the compensation paid to top executives of certain Illinois banks of comparable asset size and reviewed the salary history and performance levels of each of the executive officers in determining appropriate compensation levels.

         In the fourth quarter of 2002, Aon Consulting was retained to conduct a review of the Company's executive compensation practices. Among other things, Aon reviewed historical compensation information for executive officers as well as the terms of various incentive compensation plans of the Company. With respect to the five officers disclosed in the Summary Compensation Table for the 2002 proxy statement, Aon compared salary and incentive compensation amounts to similar officers disclosed in proxy statements of a selected peer group of companies.

         In addition, Aon used data derived from various compensation surveys to compare compensation amounts for MAF Bancorp executives to compensation levels for positions with similar titles and/or responsibilities. Further analysis was performed on the Chief Executive Officer's compensation, comparing it to selected peer group compensation and incorporating financial performance for these companies as well as for MAF Bancorp. With respect to the Chief Executive Officer, Aon found that:

         o Relative to compensation for chief executive officers of a selected peer group of companies, as well as in comparison to published survey compensation data for organizations in a similar industry and of a similar size, all of Mr. Koranda's compensation elements are consistently below market median.

         With respect to the Company's executive officer group as a whole, Aon's findings were summarized as follows:

         o Base salaries compared to the market median as well as to predicted results (peer group statistical analysis) are in the fully competitive range (90%-110% of the market median);

         o Total cash compensation is in the competitive range (110%-125% of the market median) compared to the market median and in the fully competitive range compared to the predicted results.

         o Bonus, long-term incentives and total direct compensation are above competitive levels for market median as well as for predicted results.

         Aon's findings were reviewed with the Compensation Committee in December 2002. The Committee felt the findings were not inconsistent with its goals of establishing reasonable fixed compensation levels and rewarding executives with attractive incentive compensation opportunities for achieving strong earnings or stock price performance. While this review did not impact 2002 compensation because of the timing of the Aon study occurring late in the year, it will be considered by the Compensation Committee in establishing future years' compensation amounts and programs.

         In addition to the information cited above, the Compensation Committee, in making compensation decisions for 2002, considered the earnings results and return on average equity performance over the past few years, which the Committee considered to be excellent. The positive trend continued during 2002 as diluted earnings per share increased to $3.11 per share in 2002 compared to $2.56 per share for 2001 and $2.40 per share for 2000. The Company reported a return on average equity of 15.8%, 14.8% and 15.6% for 2002, 2001 and 2000, respectively. The 2002 return on average equity performance was the highest since 1993.

         During 2002, executive officers' compensation consisted principally of salary, annual incentive bonuses, long-term performance awards and stock option grants. The Committee believes the salaries are generally in the average range compared to other thrift institutions of comparable asset size. The

Committee pursues the goal of linking executive compensation to the Company's financial performance through awards under the Company's annual incentive plan, and linking executive compensation to the Company's stock price performance through awards under the long-term incentive plan and stock option plans. All awards under these plans are intended to motivate executives to take actions that will favorably impact the Company's long-term, as well as annual, profitability.

         Under the MAF Bancorp Executive Annual Incentive Plan (the "Annual Incentive Plan"), executives are classified into three groups, based on their relative position within the Company, with target annual bonuses (as a percentage of base salary) equal to 60%, 50% and 45%, respectively. Target bonuses are paid if targeted company net income or diluted earnings per share goals established at the beginning of each fiscal year are met and if certain safety and soundness standards are maintained. Annual bonus awards range from 0% to 150% of the target awards depending on how actual net income or diluted earnings per share ("EPS") compares to the targeted company goal. Awards will be
(1) 50% of the targeted awards if net income/EPS is less than the targeted goals but equals a threshold performance level (90% of targeted net income/EPS), (2) 150% of the targeted awards if net income/EPS exceeds the targeted goals and equals a superior performance level (110% of targeted net income/EPS) or (3) 0% of the targeted awards if net income/EPS is below the threshold performance level or if certain safety and soundness standards are not maintained. A subjective analysis of an executive's individual performance can also increase or decrease his award opportunity, although for 2002, this was not used as a criteria in determining annual bonuses.

         In 2002, EPS equaled approximately 104% of the targeted goal. As a result of this performance, and having met the safety and soundness standards, annual bonuses equal to 71.0% of base salaries were paid to Messrs. A. Koranda and K. Koranda, annual bonuses equal to 59.2% of base salaries were paid to Messrs. Weberling and Rusdal, and annual bonuses equal to 53.3% were paid to Mr. Haider and Ms. Wheeler.

         The MAF Bancorp Shareholder Value Long-Term Incentive Plan (the "Long-Term Incentive Plan") grants performance units annually to executives in target amounts equal to 30%, 25% and 22.5% of their base salaries, based on executives' respective classification in one of three groups. The value of performance units is determined at the end of a three-year period based on the stock price performance of MAF Bancorp versus the S&P 500 Index. In order for the performance units to be worth their targeted value, the stock price performance of MAF Bancorp (including reinvested dividends) must be in the 60th percentile of the S&P 500 Index (target performance) at the end of the three-year measurement period. If the stock price performance ranks in the 50th percentile of the S&P 500 Index, the performance units will be worth 50% of their targeted value, while performance in the 90th percentile of the S&P 500 Index will result in the performance units being worth 200% of their targeted value. If the Company's stock price performance does not rank at least in the 50th percentile of the S&P 500 Index for the three-year measurement period, the performance units will have no value. Further, the plan will not be activated and the performance units will have no value (regardless of stock price performance relative to the S&P 500 Index) if MAF Bancorp's stock price appreciation, including reinvested dividends, does not exceed a certain minimum total return threshold for the three-year period. The value of long-term performance units granted to executives on January 1, 2002 will be determined at the end of the three-year performance period ending on December 31, 2004, and cash payments equal to the value of the units will be made at that time.

         Long-term performance units granted on January 1, 2000 were valued at the end of their three-year performance period on December 31, 2002. The total return on MAF Bancorp Common Stock (including reinvested dividends) was 71.2% during this performance period and ranked in the 90th percentile when compared to the S&P 500 Index. As a result, for the performance period ended on December 31, 2002, executives participating in the plan received a payout for the long-term incentive plan units awarded in 2000, as reflected in the summary compensation table below.

         The MAF Bancorp, Inc. 1990 Incentive Stock Option Plan, as amended (the "1990 Plan"), and the MAF Bancorp, Inc. 2000 Stock Option Plan (the "2000 Plan"), provide the Compensation Committee with the authority to grant discretionary option awards to executives, directors and employees at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Discretionary awards of options to executive officers, including the Chief Executive Officer, for 2002 were based on a number of factors, including the Company's continued strong financial performance as described above and each executive officer's individual performance, level of responsibility and position within the Company.

         Chief Executive Officer. The Chief Executive Officer's compensation for 2002 consisted principally of the following components:

         o   Salary
         o   Incentive Bonus
         o   Long-Term Performance Units
         o   Stock Option Grants

         The Chief Executive Officer's total base compensation consists of a base salary and an annual retainer as a director of the Company and the Bank. His annual base salary for 2002 was $350,000 and the annual director retainer was $21,000. The Committee believes the Chief Executive Officer's base salary is comparatively lower than average in his peer group. The base salary increased 5.7% over the prior year and the annual director retainer increased $1,000. The annual incentive bonus for 2002 was based on the Annual Incentive Plan described above. The Chief Executive Officer's base salary was increased to $368,000 for 2003.

         At the beginning of 2002, the Chief Executive Officer was granted an amount of long-term performance units that would have payouts equal to 30% of his prior year base salary, assuming stock performance targets are met. As discussed above, the value of these long-term performance units will be determined at the end of the three-year performance period ending on December 31, 2004. Cash payments under the Long-Term Incentive Plan were made to the Chief Executive Officer for 2002 based on performance units granted on January 1, 2000.

         Based on action taken by the Compensation Committee in December 2002, the Chief Executive Officer was awarded a discretionary stock option grant covering 45,000 shares for 2002, on the basis of the factors described above.

         Section 162(m). The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the deductibility of compensation paid to the Named Executive Officers, will limit the deductibility of the executive compensation currently expected to be paid by the Company. The Compensation Committee will continue to evaluate the impact, if any, of such provisions and take such actions as it deems appropriate.

         Submitted by the Administrative/Compensation Committee of the Company's Board of Directors

                   Robert Bowles, MD (Chairman)
                   Terry Ekl
                   F. William Trescott
                   Andrew J. Zych

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Terry Ekl, a director of the Company who served on the Compensation Committee during 2002, is a partner in the law firm of Connolly, Ekl & Williams, P.C. During 2002, the Bank paid that firm $272,312 for legal services rendered. The same law firm leases office space in the Bank's main office building and paid rents to the Bank in the amount of $115,992 during 2002. Effective January 2003, Harris Fawell replaced Mr. Ekl as a member of the Compensation Committee.

         Four individuals, Messrs. A. Koranda, K. Koranda, D. Burba and J. Weberling, who are executive officers of the Company serve on the board of directors of the Bank. These same individuals are also executive officers of the Bank and serve as directors of the Company. None of them serves as a member of the Compensation Committee of the Company.

         STOCK PERFORMANCE GRAPH. The following graph shows a comparison of cumulative total shareholder return (including reinvested dividends) on the Company's Common Stock, with the cumulative total returns of both a broad-market index and a peer group index for the period December 31, 1997 through December 31, 2002. The broad-market index chosen was the Nasdaq Market Index and the peer group index chosen was the Media General Industry Group, which is comprised of savings and loan securities. The data was provided by Media General Financial Services. The shareholder returns are measured based on an assumed investment of $100 on December 31, 1997.


            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG MAF BANCORP,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


                       12/31/97    12/31/98    12/31/99     12/29/00    12/31/01    12/31/02
                       --------    --------    --------     --------    --------    --------
MAF Bancorp             100.00      113.52       91.07       126.10      132.99      155.94
Peer Group Index        100.00       87.66       70.47       114.24      121.44      143.12
Nasdaq Market Index     100.00      141.04      248.76       156.35      124.64       86.94

A. The lines represent yearly index levels derived from compounded returns that include all dividends.
B.  If the fiscal year end is not a trading day, the preceding day is used.
C.  The Index level for all series was set to $100.00 on 12/31/97.

         SUMMARY COMPENSATION TABLE. The following table shows, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid, as well as certain other compensation paid or accrued for those periods, to the Chief Executive Officer and the other five highest paid executive officers ("Named Executive Officers") of the Company.

                                              ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                         ----------------------------  ---------------------------------
                                                                               AWARDS            PAYOUTS
                                                                       ------------------------  -------
                                                               OTHER                 SECURITIES
                                                               ANNUAL   RESTRICTED   UNDERLYING   LTIP     ALL OTHER
 NAME AND PRINCIPAL                        SALARY     BONUS   COMPEN-      STOCK      OPTIONS/   PAYOUTS COMPENSATION
      POSITION                    YEAR     ($)(1)    ($)(2)  SATION($)(3)AWARDS($)    SARS#(4)      ($)     ($)(5)
----------------------            ----   --------   -------  --------- -----------   --------    -------  -----------

Allen H. Koranda;                 2002   $368,881  $248,804       -         -         45,000   $179,100   $63,104
Chairman of the Board             2001    350,391   222,734       -         -         50,000     50,750    53,654
& Chief Executive Officer         2000    333,840   222,114       -         -         50,000     39,648    51,747

Kenneth Koranda;                  2002    368,881   248,804       -         -         45,000    179,100    93,866
President and Vice Chairman       2001    350,391   222,734       -         -         50,000     50,750    76,782
                                  2000    333,840   222,114       -         -         50,000     39,200    69,874

Jerry A. Weberling;               2002    254,100   139,344       -         -         30,000     99,500    23,513
Executive Vice President and      2001    241,539   124,624       -         -         30,000     24,850    22,650
Chief Financial Officer           2000    229,016   123,534       -         -         25,000     18,984    26,984

Kenneth B. Rusdal;                2002    204,501   121,594       -         -         25,000     84,575    23,479
Senior Vice President -           2001    191,539   107,824       -         -         25,000     20,160    21,726
Operations and Information        2000    179,616   105,934       -         -         20,000     15,400    24,465
Systems

William Haider;                   2002    179,500    96,154       -         -         20,000     64,874    18,809
President - MAF Developments      2001    166,539    84,474       -         -         20,000     15,050    18,059
                                  2000    154,616    82,164       -         -         15,000     11,480    21,683

Sharon Wheeler;                   2002    179,500    96,154       -         -         20,000     64,874    29,927
Senior Vice President -           2001    166,539    84,474    $693         -         20,000     15,050    26,670
Residential Lending               2000    154,616    82,164       -         -         15,000     11,480    28,568

_______________________
(1) Includes amounts deferred under the Bank's deferred compensation plans and profit sharing/401(k) plan and includes directors' fees earned by Messrs.
     A. Koranda, K. Koranda and Weberling.
(2) Includes bonuses earned pursuant to the Bank's annual incentive plan, which bases bonuses upon percentages of officers' salaries if the Bank meets certain financial performance goals.
(3) Except as otherwise noted in the table, for 2002, 2001, and 2000, there were no (a) perquisites in excess of the lesser of $50,000, or 10% of the individual's total salary and bonus for the years; (b) payments of above-market preferential earnings on deferred compensation, except as disclosed in footnote (5); (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.
(4) Option grants listed in the table were made pursuant to the 1990 Plan and 2000 Plan. Option grants shown for 2000 were made in January 2001 but relate to 2000 service. Options granted to the Named Executive Officers under these plans become exercisable at various dates as determined at the time of grant by the Administrative/Compensation Committee of the Board of Directors. Options awarded under the 1990 Plan and 2000 Plan are granted at an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to Named Executive Officers for 2002 have exercise prices of $34.11 per share. Options granted to Named Executive Officers for 2001 have exercise prices of $28.16 per share. Options granted to Named Executive Officers for 2000 have exercise prices of $25.94 per share. Options granted include limited rights, which are exercisable upon a change in control. Options granted for 2001 and 2000 include a feature that provides for an automatic additional grant of options in instances in which shares are surrendered for the payment of exercise price amounts and/or withheld for the payment of taxes.
     (footnotes continued on next page)


                                      D-7


(5) Includes for 2002: (1) estimated contributions to the Company's Employee Stock Ownership Plan of 96 shares each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler valued at the year-end stock price of $34.00 per share; (2) estimated contributions to the Bank's profit sharing plan, representing discretionary employer contributions, 401(k) employer-matching contributions and forfeiture allocations, of $8,770 each for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler; and (3) amounts accrued in the deferred compensation plan, relating to the excess of the plan's interest rates over 120% of the applicable federal long-term interest rates, of $51,070, $81,832, $11,479, $11,445, $6,775 and $17,893 for Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler, respectively.


EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS

         The Company and the Bank have entered into employment agreements with Allen Koranda, Kenneth Koranda and Jerry Weberling. The Company and the Bank have also entered into special termination agreements with certain executive officers of the Company and the Bank, including Kenneth Rusdal, William Haider and Sharon Wheeler. Such employment and special termination agreements are designed to ensure that the Company and the Bank will be able to maintain a stable and experienced management base.

         EMPLOYMENT AGREEMENTS. The employment agreements with Messrs. A. Koranda, K. Koranda and Weberling provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements for an additional year so that the remaining terms shall be approximately three years. The agreements provide for an annual base salary, which is reviewed annually, to be paid by the Bank, or the Company in lieu of the Bank, in an amount that is not less than that which was paid to each executive in 1990. In addition to base salary, each agreement provides, among other things, for participation in benefit plans and other fringe benefits applicable to executive officers.

         The agreements with Messrs. A. Koranda, K. Koranda and Weberling permit termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate an executive's employment for reasons other than as a result of a change in control (as defined in the agreements) and other than for cause, or in the event of an executive's resignation from the Company or the Bank upon (i) failure to re-elect executive to the executive's current offices and, in the case of Messrs. A. Koranda or K. Koranda, to re-nominate him as a director of the Company and the Bank; (ii) a material lessening of the executive's functions, duties or responsibilities; (iii) a liquidation, dissolution, consolidation or merger in which the Company or the Bank is not the resulting entity; or (iv) a breach of the agreement by the Company or the Bank, the executive or, in the event of death, the executive's beneficiary, as the case may be, would be entitled to a payment equal to the greater of the amount payable to the executive for the remaining term of the agreement or three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years. The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the change in control. If termination results from a change in control of the Company or the Bank, as defined in the agreements, followed by the executive's subsequent termination of employment, the executive would be entitled to a termination payment equal to three times the executive's average annual salary and Annual Incentive Plan bonus paid over the prior three years (which, if payable currently, would result in payments of approximately $1,698,000, $1,698,000 and $1,060,000 for Messrs. A. Koranda, K.
Koranda and Weberling, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below) and continued benefits as described above and certain benefits provided under the Bank's benefit plans.

         SPECIAL TERMINATION AGREEMENTS. Special termination agreements among the Company, the Bank and certain executive officers, including Kenneth Rusdal, William Haider and Sharon Wheeler, provide for three-year terms. Prior to each anniversary date, the Board of Directors of the Company or the Bank may extend the agreements so that the remaining term shall be approximately three years. Each agreement provides that at any time following a change in control of the Company or the Bank, as defined in the agreements, if the Company or the Bank were to terminate the executive's employment for any reason other than "cause," as defined in the agreements, or if the executive were to elect to terminate his or her own employment following his or her demotion, loss of title, office or significant authority, a reduction in his or her compensation, or relocation of his or her principal place of employment, the executive would be entitled to receive a termination payment in an amount equal to three times his or her average annual salary and Annual Incentive Plan bonus paid over the three previous years of his or her employment (which, if payable currently, would result in payments of approximately $917,000, $770,000 and $770,000 for Messrs. Rusdal, Haider and Ms. Wheeler, respectively, exclusive of any additional payment which may be due to each individual relating to the reimbursement of excise taxes, as discussed below). The Company and the Bank would also continue the executive's life, health and disability coverage for thirty-six months or, if earlier, until the executive is employed by another employer. The continued life, health and disability benefits provided under the agreements would apply to the executive and to any other dependents covered under the Bank's life, health and disability plans prior to the change in control.

         Payments upon a change in control under the employment agreements and special termination agreements could constitute excess parachute payments under
Section 280G of the Internal Revenue Code (the "Code"), which may result in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. The agreements provide that benefits payable following a change in control will, in most cases, be increased by the amount necessary to reimburse the executive officer for the amount of the excise tax and any related tax due on such reimbursement payment.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Bank has a supplemental executive retirement plan ("SERP") for the purpose of providing certain retirement benefits to executive officers and other corporate officers approved by the Board of Directors. The annual retirement plan benefit under the SERP is calculated equal to 2% of final average salary times the years of service after 1994, or such later date that a participant enters the plan ("Years of Service"). In most cases, ten additional Years of Service will be credited to participants in the event of a change in control transaction, although in no event may total Years of Service exceed the lesser of 20 years or the Years of Service at age 68. The maximum annual retirement benefit is equal to 40% of final average salary. Benefits are payable in various forms in the event of retirement, death, disability and separation from service, subject to certain conditions defined in the plan. The SERP also provides for certain death benefits to the extent such amounts exceed a participant's accrued benefit under the SERP at the time of death.

         The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final average salary amounts and service periods.

                            YEARS OF CREDITED SERVICE (1)(2)
    FINAL AVERAGE -------------------------------------------------------
       SALARY          5            10               15              20
    -------------  --------     ---------        ---------       --------
     $  80,000     $ 8,000      $ 16,000         $ 24,000        $ 32,000
       120,000      12,000        24,000           36,000          48,000
       160,000      16,000        32,000           48,000          64,000
       200,000      20,000        40,000           60,000          80,000
       240,000      24,000        48,000           72,000          96,000
       280,000      28,000        56,000           84,000         112,000
       320,000      32,000        64,000           96,000         128,000
       360,000      36,000        72,000          108,000         144,000
       400,000      40,000        80,000          120,000         160,000
       440,000      44,000        88,000          132,000         176,000

_______________________
(1) Benefits shown are computed on the basis of a single life annuity. Other forms of benefit payments are available under the SERP and would be determined based on the actuarial equivalent amount of the single life annuity payment.
(2) Messrs. A. Koranda, K. Koranda, Weberling, Rusdal, Haider and Ms. Wheeler have eight credited years of service as of December 31, 2002.

OPTION PLANS

         The table below lists all grants of options (and limited rights) under the 1990 Plan and 2000 Plan to the Named Executive Officers for the year ended December 31, 2002, and contains certain information about grant-date valuation of the options.

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (1)
                   -----------------------------------------

                                INDIVIDUAL GRANTS
                                -----------------

                        NUMBER OF
                       SECURITIES      PERCENT OF TOTAL
                       UNDERLYING        OPTIONS/SARS
                      OPTIONS/SARS        GRANTED TO      EXERCISE OR BASE                        GRANT DATE
                         GRANTED         EMPLOYEES IN           PRICE          EXPIRATION           PRESENT
NAME                     (#)(2)           FISCAL YEAR      ($/SHARE)(3)(4)       DATE (5)        VALUE($)(6)
----                     ------           -----------      ---------------       --------        -----------
Allen H. Koranda        45,000                8.7%          $   34.11           12/18/12           $441,900

Kenneth Koranda         45,000                8.7               34.11           12/18/12            441,900

Jerry A. Weberling      30,000                5.8               34.11           12/18/12            294,600

Kenneth B. Rusdal       25,000                4.9               34.11           12/18/12            245,500

William Haider          20,000                3.9               34.11           12/18/12            196,400

Sharon Wheeler          20,000                3.9               34.11           12/18/12            196,400

_______________________
(1) The options shown in this table were granted on December 18, 2002 under the 1990 Plan and 2000 Plan and relate to service performed in 2002.
(2) Options granted for 2002 service become exercisable in three equal installments on December 31, 2003, 2004 and 2005. To the extent not already exercisable, the options become exercisable upon a change in control, as defined in the plan. In addition, vesting of options may be accelerated by the Compensation Committee.
(3) Payment of the purchase price may be made in cash or in whole or in part through the surrender of previously-held shares of Common Stock at the fair market value of such shares on the date of exercise. The exercise price of stock options granted to the Named Executive Officers was equal to 100% of the fair market value of the Common Stock on the date the options were granted.
(4) Options are subject to limited rights (SARs) which may be exercised in the event of a change in control of the Company. Upon the exercise of a limited right, the optionee would receive a cash payment (or at the discretion of the Compensation Committee, a like payment of shares of Common Stock) equal to the difference between the exercise price of the related option and the fair market value of the underlying shares of Common Stock on the date the limited right is exercised, multiplied by the number of shares to which such limited rights are exercised.
(5)   The option term is ten years.
(6) The method used is a variation of the Black-Scholes option pricing model and reflects the following assumptions as of the December 18, 2002 grant date for the options shown in the table: (a) fair market value of the Common Stock on the date of grant equal to $34.11 per share; (b) expected dividend yield on the Common Stock of 1.75%; (c) calculated volatility of the price of the Common Stock equal to 26.56%, determined based on the closing end-of-week stock prices for the most recent 390 weeks ending prior to the date of grant; and (d) a risk-free interest rate equal to 3.44%. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes valuation model.

        The following table shows options exercised by the Named Executive Officers during 2002, including the aggregate value of such options realized on the date of exercise. In addition, the table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers as of December 31, 2002. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES
                        ---------------------------------

                                                               NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                                              UNDERLYING UNEXERCISED          MONEY OPTIONS/SARS AT
                                                              OPTIONS/SARS AT FISCAL             FISCAL YEAR-END
                                                                   YEAR-END(#)                     ($)(1)
                        SHARES ACQUIRED                     -------------------------       -------------------------
                              ON             VALUE
NAME                      EXERCISE(#)      REALIZED($)      EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                      -----------      -----------      -------------------------       -------------------------
Allen H. Koranda             44,550       $1,586,156            300,468/ 105,472               $3,922,376/ $439,378
Kenneth Koranda              44,550        1,558,981            298,047/ 105,472                3,873,232/  439,378
Jerry Weberling              21,550          590,629            119,101/  62,911                1,278,853/  239,632
Kenneth Rusdal                9,281          317,141            102,557/  52,910                1,195,636/  206,726
William Haider                7,425          218,956             79,047/  42,911                  953,954/  173,833
Sharon Wheeler                    -                -             78,304/  42,911                  933,846/  173,833

___________________________________
(1) Market value of underlying securities at December 31, 2002 ($34.00 per share), minus the exercise or base price per share.

LONG-TERM INCENTIVE PLAN

         The table below provides certain information relating to performance units granted to the Named Executive Officers under the MAF Bancorp Shareholder Value Long-Term Incentive Plan during the year ended December 31, 2002. The value of the performance units, if any, is to be paid in cash to the recipient at the end of a three-year performance period. The value of the units is to be determined based on the three-year stock price performance (including reinvested dividends) of MAF Bancorp Common Stock relative to the S&P 500 Index.

              LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR
              -----------------------------------------------------


                                       PERFORMANCE                ESTIMATED FUTURE PAYOUTS
                       NUMBER OF        OR OTHER            UNDER NON-STOCK PRICE BASED PLANS (1)
                        SHARES,       PERIOD UNTIL        -----------------------------------------
                    UNITS OR OTHER     MATURATION         THRESHOLD        TARGET          MAXIMUM
NAME                  RIGHTS (#)        OR PAYOUT         ($ OR #)        ($ OR #)        ($ OR #)
----                  ----------        ---------         --------        --------        --------
Allen H. Koranda          993            3 years            $49,650        $99,300         $198,600
Kenneth Koranda           993            3 years             49,650         99,300          198,600
Jerry A. Weberling        555            3 years             27,750         55,500          111,000
Kenneth B. Rusdal         480            3 years             24,000         48,000           96,000
William Haider            376            3 years             18,800         37,600           75,200
Sharon Wheeler            376            3 years             18,800         37,600           75,200


(1) The threshold, target and maximum payments are based on MAF Bancorp stock price appreciation (including reinvested dividends) ranking in the 50th, 60th and 90th percentile of the S&P 500 Index at the end of the three-year performance period. No payout is to be made if MAF Bancorp's stock price performance ranks below the 50th percentile at the end of the performance period or if MAF Bancorp's stock price performance for the three-year period is below a minimum total return threshold, regardless of stock price performance relative to the S&P 500 Index.


                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:
(a) that the individual's conduct was in the corporation's best interests; (b) that the individual's conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual's conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

         In accordance with the DGCL, Articles Tenth and Eleventh of the Registrant's Restated Certificate of Incorporation provide as follows:

         TENTH:

a. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

b. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so


                                   Part II - 1
         advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

c. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
         (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article, or otherwise shall be on the Corporation.

d. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

e. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

f. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.


                                   Part II - 2

         ELEVENTH:

         A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         The Registrant has purchased $40 million of insurance policies that insure the Registrant's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Registrant maintains fiduciary liability coverage up to a limit of $5 million and bankers' professional liability up to a limit of $10 million.

ITEM 21. EXHIBITS


2 Agreement and Plan of Reorganization dated as of May 20, 2003, by and between MAF Bancorp, Inc. and St. Francis Capital Corporation (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc., as amended (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K dated December 19, 2000, File No. 0-18121).

3.2      Amended and Restated By-Laws of MAF Bancorp, Inc., as amended.*

5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding legality of the securities being registered.*

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.**

10.1     MAF Bancorp, Inc. Incentive Compensation Plan.*

21.1     Subsidiaries of the Registrant.*

23.1     Consent of KPMG LLP.*

23.2     Consent of KPMG LLP.*

23.3     Consent of Sandler O'Neill & Partners, L.P.*

23.4     Consent of Keefe, Bruyette & Woods, Inc.*

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in their opinions filed as


                                   Part II - 3

         Exhibits 5.1 and 8.1).

24       Power of Attorney.**

99.1     Form of Proxy for MAF Bancorp, Inc.**

99.2     Form of Proxy for St. Francis Capital Corporation.**

------------------
*       Filed herewith.
**      Previously filed.


ITEM 22. UNDERTAKINGS

         (a)      Pursuant to Item 512 of Regulation S-K:

                  (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 13(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3) (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   Part II - 4

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Clarendon Hills, State of Illinois, on this 14th day of October, 2003.

                                            MAF BANCORP, INC.


                                            By:/s/ Allen H. Koranda
                                               ---------------------------------
                                               Allen H. Koranda
                                               Chairman of the Board and Chief
                                               Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                 NAME                                        TITLE                                DATE
----------------------------------------  ---------------------------------------------  -----------------------

       /s/ Allen H. Koranda                        Chairman of the Board and               October 14, 2003
---------------------------------------             Chief Executive Officer
           Allen H. Koranda                      (principal executive officer)

        /s/ Kenneth Koranda
---------------------------------------     President and Vice Chairman of the Board       October 14, 2003
            Kenneth Koranda

      /s/ Jerry A. Weberling
---------------------------------------           Executive Vice President,                October 14, 2003
          Jerry A. Weberling                 Chief Financial Officer and Director
                                                 (principal financial officer)

       /s/ Christine Roberg
---------------------------------------       First Vice President and Controller          October 14, 2003
           Christine Roberg                       (principal accounting officer)

                  *
---------------------------------------                     Director
          Robert Bowles, M.D.

                   *
---------------------------------------                     Director
            David C. Burba

                   *
---------------------------------------                     Director
               Terry Ekl

                   *
---------------------------------------                     Director
           Harris W. Fawell


                                      S-1


                 NAME                                        TITLE                                DATE
----------------------------------------  ---------------------------------------------  -----------------------

                   *
---------------------------------------                     Director
            Joe F. Hanauer

                   *
---------------------------------------                     Director
            Barbara L. Lamb

                   *
---------------------------------------                     Director
          Raymond Stolarczyk

                   *
---------------------------------------                     Director
          F. William Trescott

                   *
---------------------------------------                     Director
             Lois B. Vasto

                   *
---------------------------------------                     Director
            Andrew J. Zych


------------------
*    Signed pursuant to Power of Attorney
     By:  /s/ Allen H. Koranda
          --------------------
     Date:  October 14, 2003


                                  EXHIBIT INDEX

EXHIBITS

2 Agreement and Plan of Reorganization dated as of May 20, 2003, by and between MAF Bancorp, Inc. and St. Francis Capital Corporation (included as Appendix A to the Proxy Statement/Prospectus).

3.1 Restated Certificate of Incorporation of MAF Bancorp, Inc., as amended (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-K dated December 19, 2000, File No. 0-18121).


3.2      Amended and Restated By-Laws of MAF Bancorp, Inc., as amended.*

5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding legality of the securities being registered.*

8.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C., regarding certain federal income tax matters.**

10.1     MAF Bancorp, Inc. Incentive Compensation Plan.*

21.1     Subsidiaries of the Registrant.*

23.1     Consent of KPMG LLP.*

23.2     Consent of KPMG LLP.*

23.3     Consent of Sandler O'Neill & Partners, L.P.*

23.4     Consent of Keefe, Bruyette & Woods, Inc.*

23.5 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in their opinions filed as Exhibits 5.1 and 8.1).

24       Power of Attorney.**

99.1     Form of Proxy for MAF Bancorp, Inc.**

99.2     Form of Proxy for St. Francis Capital Corporation.**

------------------
*       Filed herewith
**      Previously filed.